Exhibit 99.12

2017
BRITISH COLUMBIA
FINANCIAL AND ECONOMIC REVIEW

77TH EDITION

APRIL 2016 – MARCH 2017

BRITISH COLUMBIA | Ministry of Finance

BRITISH COLUMBIA | Ministry of Finance

BRITISH COLUMBIA

2017

British Columbia

Financial and Economic

Review

77th Edition

(August 2017)

Table of Contents

2017 Financial and Economic Review — August 2017

Table of Content

Part 1 — Economic Review		1
2016 Overview		3
British Columbia Economy		3
External Trade and Commodity Prices		5
Population		7
Labour Developments		7
Inflation		8
Consumer Expenditure and Housing		8
Tourism		9
External Environment		10
United States		10
Canada		10
International Economy		11
Financial Markets		12
Conclusion		13

Charts
1.1	Provincial economic growth	3
1.2	Composition of British Columbia real GDP by industry	4
1.3	British Columbia real GDP growth by industry	4
1.4	Export shares by market	5
1.5	Lumber and natural gas prices	6
1.6	Retail sales	9
1.7	Visitor entries to British Columbia	9
1.8	External economic growth	11
1.9	Canadian dollar	12

Map
1.1	Net interprovincial and international migration in BC, 2016	7

Tables

1.1	British Columbia Population and Labour Market Statistics	7
1.2	British Columbia Price and Earnings Indices	8

Topic Box
Historical Data Volatility		14

Part 2 — Financial Review		19
2016/17 Overview		19
Revenue		20
Expense		28
Provincial Capital Spending		30
Provincial Debt		38
Pension Plans		42
Contractual Obligations		43
2016/17 Public Accounts Audit Qualification		45

Charts
2.1	2016/17 surplus — major changes from Budget 2016	20
2.2	Revenue changes from Budget 2016	21

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Table of Contents

2.3	Expense changes from Budget 2016	28
2.4	Capital spending, 2016/17	31
2.5	Capital spending changes from Budget 2016	32
2.6	Financing taxpayer-supported capital spending	37
2.7	Provincial debt components	38
2.8	Debt changes from updated Budget 2016	39
2.9	Reconciliation of surplus to change in debt	40

Tables
2.1	Operating Statement	19
2.2	Corporate Income Tax Revenue Changes from Budget 2016	21
2.3	Consumption and Other Tax Revenue Changes from Budget 2016	22
2.4	Energy and Mineral Revenue Changes from Budget 2016	22
2.5	Forest Revenue Changes from Budget 2016	23
2.6	Other Revenue Changes from Budget 2016	23
2.7	Revenue by Source	26
2.8	Expense by Ministry, Program and Agency	27
2.9	Capital Spending	31
2.10	Capital Expenditure Projects Greater Than $50 Million	34
2.11	Provincial Debt Summary	39
2.12	Key Debt Indicators	41
2.13	Interprovincial Comparison of Credit Ratings, June 2017	42
2.14	Pension Plan Balances	43
2.15	Taxpayer-supported Contractual Obligations	44

Part 3 — Supplementary Information		49
General Description of the Province		49
Constitutional Framework		50
Provincial Government		51
Annual Financial Cycle		52
Government’s Financial Statements		54

Charts
3.1	Financial Planning and Reporting Cycle Overview	53

Tables
3.1	Provincial Taxes (as of July 2017)	56
3.2	Interprovincial Comparisons of Tax Rates — 2017	61

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Table of Content

Appendix 1 — Economic Review Supplementary Tables		63

Tables
A1.1A	Aggregate and Labour Market Indicators	64
A1.1B	Prices, Earnings and Financial Indicators	65
A1.1C	Other Indicators	66
A1.1D	Commodity Production Indicators	67
A1.2	British Columbia Real GDP at Market Prices, Expenditure Based	68
A1.3	British Columbia GDP at Basic Prices, by Industry	69
A1.4	British Columbia GDP, Income Based	70
A1.5	Employment by Industry in British Columbia	71
A1.6	Capital Investment by Industry	72
A1.7	British Columbia International Goods Exports by Major Market and Selected Commodities, 2016	73
A1.8	British Columbia International Goods Exports by Market Area	74
A1.9	Historical Commodity Prices (in US Dollars)	75
A1.10	British Columbia Forest Sector Economic Activity Indicators	76
A1.11	Historical Value of Mineral, Petroleum and Natural Gas Shipments	77
A1.12	Petroleum and Natural Gas Activity Indicators	77
A1.13	Supply and Consumption of Electrical Energy in British Columbia	78
A1.14	Components of British Columbia Population Change	79

Appendix 2 — Financial Review Supplementary Tables		81

Tables
A2.1	2016/17 Operating Results by Quarter	82
A2.2	Operating Statement — 2005/06 to 2016/17	83
A2.3	Statement of Financial Position — 2005/06 to 2016/17	84
A2.4	Changes in Financial Position — 2005/06 to 2016/17	85
A2.5	Revenue by Source — 2005/06 to 2016/17	86
A2.6	Revenue by Source Supplementary Information — 2005/06 to 2016/17	87
A2.7	Expense by Function — 2005/06 to 2016/17	88
A2.8	Expense by Function Supplementary Information — 2005/06 to 2016/17	89
A2.9	Full-Time Equivalents (FTEs) — 2005/06 to 2016/17	90
A2.10	Capital Spending — 2005/06 to 2016/17	91
A2.11	Provincial Debt — 2005/06 to 2016/17	92
A2.12	Provincial Debt Supplementary Information — 2005/06 to 2016/17	93
A2.13	Key Provincial Debt Indicators — 2005/06 to 2016/17	94
A2.14	Historical Operating Statement Surplus (Deficit)	95
A2.15	Historical Provincial Debt Summary	96

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Part 1

Economic Review [1]

1 Reflects information available as of June 23, 2017

2017 Financial and Economic Review — August 2017

Part 1 — Economic Review

2016 Overview

British Columbia’s economy experienced strong growth in 2016, with its annual performance outpacing the Canadian average.

Similar to previous years, Statistics Canada published only real dollar industry-side GDP data in the preliminary release of its Provincial Economic Accounts in May 2017. As a result, the following analysis refers to real GDP figures at basic prices, as opposed to the commonly reported market price figures.

In 2016, BC’s real GDP growth ranked first among provinces at 3.7 per cent following growth of 3.1 per cent in 2015, outpacing all other provinces for the second consecutive year.

Chart 1.1 Provincial economic growth2

Sources: Statistics Canada (CANSIM tables 379-0030 and 379-0031, May 2017 Preliminary Industry Accounts)

Domestic economic activity in BC accelerated in 2016. Last year, employment in BC grew at its fastest pace since 1994, increasing by 3.2 per cent compared to 2015 and the unemployment rate declined 0.2 percentage points to average 6.0 per cent in 2016. Meanwhile, BC’s housing starts increased 33.1 per cent in 2016 to reach 41,843 units, the most starts since 1993. Momentum in retail sales continued for a third consecutive year in 2016, advancing 7.4 per cent on the year, while consumer prices rose 1.8 per cent compared to 2015.

Following mostly flat annual growth in 2015, external trade expanded in 2016, with BC’s international merchandise exports increasing by 8.6 per cent compared to 2015, while shipments of manufactured goods rose 4.2 per cent on the year.

British Columbia Economy

In 2016, service-producing industries represented about 75 per cent of BC’s real GDP and goods-producing industries accounted for around 25 per cent. Last year, the real estate and rental and leasing sector formed the largest share of the provincial economy (18.3 per cent). At the same time, construction made up the largest share of the goods-producing sector and accounted for 8.6 per cent of BC’s real GDP in 2016.

2   Provincial and National real GDP estimates are based on Statistics Canada’s preliminary industry accounts, released in May 2017. Further information on British Columbia’s economic performance will be available in November 2017, when Statistics Canada releases revised GDP data for 2016 and previous years for the full income and expenditure accounts, including nominal data.

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Part 1 — Economic Review

Chart 1.2 Composition of British Columbia real GDP by industry

Source: Statistics Canada (CANSIM table 379-0030 - May 2017 Preliminary Industry Accounts)

(numbers may not add to 100 per cent due to rounding)

Overall, BC’s real GDP increased 3.7 per cent in 2016 after growing by 3.1 per cent in 2015. Growth in BC’s goods-producing industries accelerated in 2016 compared to 2015, while growth slowed slightly in BC’s service-producing industries.

Output for BC’s goods-producing industries increased 4.6 per cent in 2016, following a nearly flat 0.1 per cent gain in 2015. Output gains in goods-producing industries were broad-based. Growth was concentrated in the construction (+5.1 per cent) and manufacturing (+5.8 per cent) sectors.

Chart 1.3 British Columbia real GDP growth by industry

Source: Statistics Canada (CANSIM table 379-0030 — May 2017 Preliminary Industry Accounts)

Note:                  Other includes industries such as transportation and warehousing, educational services, and professional, scientific and technical services

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Part 1 — Economic Review

Meanwhile, output in service-producing sectors of BC’s economy advanced 3.5 per cent in 2016, slightly slower than the 4.0 per cent gain observed in 2015. Notable growth was recorded in the real estate and rental and leasing sector (+3.9 per cent), wholesale and retail trade (+5.1 per cent), as well as in the finance and insurance sector (+4.7 per cent).

External Trade and Commodity Prices

Exports by destination:

The value of BC’s international merchandise exports grew 8.6 per cent in 2016, after increasing by just 0.2 per cent in 2015. The improvement in export activity reflected expanded trade with the US as well as higher prices for commodities such as coal and lumber.

The value of BC’s goods exports to the US increased 12.5 per cent in 2016, following annual growth of 4.2 per cent in 2015. Last year’s gain in US bound exports was led by a 37.5 per cent increase in softwood lumber exports and a 38.9 per cent rise in natural gas exports.

Meanwhile, the value of BC’s merchandise exports to China fell for a third straight year, down 0.6 per cent compared to 2015. The annual decline in 2016 reflects reduced exports of pulp (-13.3 per cent), vegetable oils (-99.3 per cent) and softwood lumber (-8.7 per cent), while increases in exports of motor vehicles and parts (140.5 per cent) and coal (28.2 per cent) provided some offset. Appendix Tables A1.7 and A1.8 provide further detail on exports by major market and commodity groups.

With the US economy expanding moderately, the share of the province’s exports to the US continued to increase, accounting for 54.3 per cent of BC’s total merchandise exports in 2016. Meanwhile, exports to Pacific Rim destinations accounted for 35.4 per cent of BC’s total merchandise exports in 2016.

Chart 1.4 Export shares by market

Source: BC – accessed June 2017

Note: Other Asia includes Hong Kong, Taiwan, South Korea and India

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Commodity exports and prices:

In 2016, significant gains were observed in exports of energy products (+28.2 per cent) and wood products (+19.2 per cent). Last year’s strong growth in energy products was driven by increased exports of both coal (+33.2 per cent) and natural gas (+38.9 per cent). At the same time, exports of pulp and paper products (-9.9 per cent) declined compared to 2015.

Following two years of declines, natural gas prices reached historic lows around the second quarter of 2016. Prices rebounded in the second half of the year but the Plant Inlet price of natural gas ended up averaging just $1.00 C/GJ for 2016 - down from the average of $1.37 C/GJ recorded the previous year.

Oil prices fell to a 13-year low in February 2016 before generally increasing through the end of the year. The daily West Texas Intermediate (WTI) crude oil price averaged $43.29 US/barrel in 2016, a modest decline from the $48.66 US/barrel observed in 2015. The WTI oil price ended the year at $53.75 US/barrel on December 30, 2016.

The price of lumber improved in 2016, alongside increased demand from the strengthening US housing market. However, the price of pulp declined for the second consecutive year.

•          the price of lumber averaged $308 US/000 board feet in 2016, up from $282 US/000 board feet in 2015;

•          the price of pulp averaged $804 US per tonne in 2016, down from $849 US per tonne in 2015; and

•          the price of newsprint averaged $540 US per tonne in 2016, up from $517 US per tonne in 2015.

Manufacturing shipments:

Shipments of BC’s manufactured goods grew 4.2 per cent in 2016 following an annual gain of 2.7 per cent in 2015. Notable increases occurred in shipments of wood products (+10.5 per cent), primary metal products (+32.6 per cent) and food products (+5.3 per cent), while declines were concentrated in shipments of paper products (-11.9 per cent).

Chart 1.5 Lumber and natural gas prices

Sources: Ministry of Forests, Lands and Natural Resource Operations and Ministry of Natural Gas Development

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Part 1 — Economic Review

Population

BC’s population on July 1, 2016 was 4.752 million people — an increase of 1.2 per cent from the same date in 2015. In 2016, BC welcomed 32,912 persons through net international migration. Meanwhile, interprovincial migration in 2016 brought a net total of 20,026 persons from other provinces. A natural increase of 8,660 persons also added to the province’s growing population in 2016.

Map 1.1 Net interprovincial and international migration in BC, 2016

Source: BC Stats

Labour Developments

In 2016, employment in the province grew at its fastest pace since 1994. Following a 1.2 per cent gain 2015, BC’s economy created 73,300 jobs in 2016 (an annual increase of 3.2 per cent). The employment gain consisted of about 38,500 full-time jobs and approximately 34,800 part-time jobs. BC’s labour force increased 3.0 per cent in 2016, its fastest annual rate of growth since 1994. Strong growth in the labour force blunted the impact of the employment gain on BC’s unemployment rate, which averaged 6.0 per cent in 2016, down 0.2 percentage points from 2015.

Table 1.1 British Columbia Population and Labour Market Statistics

	Units	2012	2013	2014	2015	2016
Population (as of July 1)	(thousands)	4,546	4,589	4,645	4,693	4,752
	(% change)	1.0	0.9	1.2	1.0	1.2
Net Migration
International	(persons)	34,551	34,771	31,042	12,148	32,912
Interprovincial	(persons)	(4,332)	2,514	15,859	21,471	20,026
Labour Force	(thousands)	2,429	2,425	2,425	2,458	2,532
	(% change)	0.8	(0.1)	0.0	1.3	3.0
Employment	(thousands)	2,263	2,266	2,278	2,306	2,380
	(% change)	1.6	0.1	0.6	1.2	3.2
Unemployment Rate	(%)	6.8	6.6	6.1	6.2	6.0

Sources: BC Stats, Statistics Canada (CANSIM Tables 051-0001, 051-0037, 282-0002 — accessed June 2017)

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Part 1 — Economic Review

BC’s service industries saw significant employment growth in 2016, adding 62,200 jobs (or 3.4 per cent) compared to 2015. Service sector employment gains were broad-based with eight of eleven categories seeing increases. Notable employment gains were observed in sectors such as wholesale and retail trade (+17,000 jobs), information, culture and recreation (+12,100 jobs), and business, building and other support services (+11,200 jobs).

Employment in BC’s goods-producing sectors also expanded in 2016, increasing by 11,000 jobs (or 2.4 per cent) compared to 2015, led by gains in construction (+9,800 jobs), which helped to offset weaker employment in the manufacturing (-2,400 jobs) and utilities (-1,000 jobs) sectors — see Appendix Table A1.5 for more details.

Inflation

Following an increase of 1.1 per cent in 2015, consumer prices in BC rose 1.8 per cent in 2016, the fastest pace of inflation in five years. Price gains were observed for all types of goods (durable, semi-durable and non-durable) and services. Durable goods prices saw the strongest growth, with prices rising for automobiles and furniture. Higher prices at restaurants contributed to the price increase for services, while higher prices for clothing and footwear provided upward inflationary pressure for semi-durable goods. The aggregate price for non-durables also increased in 2016, as rising prices for items such as food and electricity more than offset falling gasoline and natural gas prices.

Table 1.2 British Columbia Price and Earnings Indices

	Units	2012	2013	2014	2015	2016
Consumer Price Index	(2002=100)	117.8	117.7	118.9	120.2	122.4
	(% change)	1.1	(0.1)	1.0	1.1	1.8

Average Weekly Wage Rate	($)	853.5	879.8	882.2	914.0	920.9
	(% change)	1.8	3.1	0.3	3.6	0.8

Compensation of Employees [1]	($ millions)	110,128	114,300	118,489	123,130	n/a
	(% change)	3.1	3.8	3.7	3.9	n/a

Primary Household Income [1]	($ millions)	156,215	164,186	170,791	179,737	n/a
	(% change)	3.9	5.1	4.0	5.2	n/a

Net Operating Surplus (Corporations) [1]	($ millions)	23,422	23,263	26,356	26,222	n/a
	(% change)	(8.0)	(0.7)	13.3	(0.5)	n/a

1 As of November 2016 Provincial Economic Accounts

Source: Statistics Canada (CANSIM Tables 326-0021, 282-0072, 384-0040, 384-0037 - accessed June 2017)

Consumer Expenditure and Housing

BC retail sales posted the third consecutive year of above 6.0 per cent growth as sales advanced 7.4 per cent in 2016. Growth was recorded in all eleven retail segments, led by gains in sales at motor vehicle and parts dealers (+7.6 per cent) and health and personal care stores (+16.3 per cent).

BC housing starts increased 33.1 per cent in 2016 to reach 41,843 units, the highest level since 1993. However, activity was strongest in the first half of the year and softened somewhat in the latter half. Annual growth was observed in both multiple-unit starts (such as condominiums) and construction of single-detached homes compared to 2015. Meanwhile, residential building permits (a leading indicator of potential new housing activity) rose 4.4 per cent in 2016, following a gain of 28.5 per cent in 2015.

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Chart 1.6    Retail sales

Source: Statistics Canada (CANSIM table 080-0020 — accessed June 2017)

Home sales in BC saw record highs in 2016 but, as with housing starts, that activity softened as the year progressed. Sales advanced 9.5 per cent in 2016 compared to the previous year, following a 22.0 per cent increase in 2015. At the same time, the average home price in BC rose 8.6 per cent compared to the previous year to reach $691,111 in 2016.

Tourism

The number of international non-resident travellers to BC increased 10.8 per cent in 2016, compared to the previous year, following 8.3 per cent growth in 2015. The number of non-US travellers to BC advanced for a fifth straight year in 2016 and rose 14.6 per cent over the previous year. Meanwhile the number of US visitors increased for the fourth consecutive year, rising 9.5 per cent over 2015.

Chart 1.7    Visitor entries to British Columbia

Source: Statistics Canada (CANSIM table 427-0005 — accessed June 2017)

2017 Financial and Economic Review — August 2017

Part 1 — Economic Review

External Environment

Overall, world economic growth slowed in 2016, expanding by 3.1 per cent in 2016, following growth of 3.4 per cent in 2015. This moderation included many of BC’s major trading partners. The US economy advanced 1.6 per cent in 2016, down from 2.6 per cent in 2015. Meanwhile, China’s economy slowed for a sixth straight year, growing by 6.7 per cent in 2016, down from 6.9 per cent in 2015. Japan’s economy expanded by 1.0 per cent in 2016 following 1.2 per cent growth in 2015, and real GDP in the euro area grew 1.7 per cent in 2016, down slightly from 2.0 per cent growth in 2015. By contrast, Canadian economic output rose 1.5 per cent in 2016, an improvement on the 0.9 per cent increase observed in 2015.

United States

US economic growth fluctuated in 2016, starting slowly in the first quarter followed by a significant expansion in the third quarter. Overall, US real GDP expanded by 1.6 per cent in 2016, slower than the 2.6 per cent growth observed in 2015. Investment, which had contributed to growth in 2015, declined in 2016, as investment in non-residential structures and equipment was lower than in the previous year. Personal consumption and residential investment both contributed to US real GDP growth but to a lesser degree than in 2015. Export growth in 2016 saw improvement relative to the near-flat performance in the prior year.

The US labour market improved in 2016, but at a slower pace than in 2015. The economy added approximately 187,000 jobs each month on average (down from approximately 226,000 in 2015), resulting in a 1.8 per cent increase in annual employment in 2016. The unemployment rate dropped to average 4.9 per cent in 2016 from 5.3 per cent in 2015. Following seven consecutive years of declines, the labour force participation rate increased slightly in 2016, with 62.8 per cent of Americans eligible to work participating in the labour market, up from 62.7 per cent in the previous year.

The American housing market continued its long slow recovery for the seventh year since the great recession. In 2016, housing starts advanced 5.6 per cent over 2015 to reach 1.17 million units, still low relative to historical housing starts levels. Sales of new homes in the US increased 12.0 per cent in 2016 compared to the previous year. Meanwhile, existing home sales rose 3.8 per cent compared to 2015, while existing home prices rose 3.6 per cent.

The US current account deficit (the combined balances of trade in goods and services income, and net unilateral current transfers) increased from $434.6 US billion in 2015 to reach $451.7 US billion in 2016.

Canada

On an expenditure basis, the Canadian economy grew by 1.5 per cent in 2016 following a 0.9 per cent increase in 2015. Growth among the country’s services-producing industries advanced 2.2 per cent in 2016, following 2.1 per cent growth observed in the previous year. However, output from Canada’s goods-producing industries declined 0.8 per cent in 2016, following a 1.9 per cent loss in 2015.

2017 Financial and Economic Review — August 2017

Part 1 — Economic Review

Canada’s current account deficit narrowed to $67.0 billion in 2016 from $67.6 billion the previous year. The value of Canadian merchandise exports fell for a second consecutive year, down 2.6 per cent compared to 2015. Also for the second consecutive year, the decline was concentrated in exports of energy products (-17.2 per cent), while notable gains occurred in exports of motor vehicles and parts (+8.4 per cent). Meanwhile, national manufacturing shipments rose 1.0 per cent in 2016 following a 1.7 per cent decline in 2015.

Canada’s employment growth slowed slightly in 2016, increasing by 133,300 jobs (or 0.7 per cent), after adding 144,400 jobs (or 0.8 per cent) in 2015. Meanwhile, the national unemployment rate averaged 7.0 per cent in 2016, up from 6.9 per cent in 2015.

The number of Canadian housing starts rose 1.2 per cent in 2016 to about 198,000 units, following an increase of 3.3 per cent in 2015. Further, residential building permits advanced 3.4 per cent on the year, following an increase of 4.6 per cent in 2015. Canadian home sales advanced 6.4 per cent in 2016 compared to 2015, while the average home price rose 10.8 per cent to reach $489,841 in 2016.

Canadian retail sales increased 5.1 per cent in 2016, improving on the 2.6 per cent growth observed in 2015. Nationally, consumer prices rose by 1.4 per cent over the previous year, following an annual increase of just 1.1 per cent in 2015.

International Economy

The euro area’s real GDP expanded by 1.7 per cent in 2016 following 2.0 per cent growth in 2015. Annual gains were broad-based across member states’ economies, led by Germany (+1.9 per cent) and Spain (+3.2 per cent). Economic growth in the UK economy has been resilient so far following the referendum on leaving the European Union. Real GDP in the UK grew 1.8 per cent in 2016, with most of that growth coming in the latter half of the year, following the vote on June 23, 2016.

Chart 1.8    External economic growth

Source: International Monetary Fund, April 2017

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Japanese real GDP increased 1.0 per cent in 2016 following 1.2 per cent growth in 2015. In 2016, growth was supported by a large increase in residential investment alongside gains in non-residential investment, government spending and net trade.

China’s annual rate of economic growth slowed to 6.7 per cent in 2016, following 6.9 per cent growth in 2015. China’s economy has been transitioning toward service-based industries and consumption. The expansion in 2016 reflected that transition with increasing retail sales and investment, and declining exports.

Overall, the International Monetary Fund estimates that global real GDP expanded by 3.1 per cent in 2016, slower than the 3.4 per cent growth observed in 2015.

Financial Markets

The Bank of Canada held the target for the overnight rate at 0.50 per cent throughout 2016, where it has remained since July 2015. As reasons for holding the rate at 0.50 per cent, the Bank noted on several occasions that core inflation remained slightly below expectations and that economic slack in the Canadian economy persisted in 2016.

In contrast to the Bank of Canada, the US Federal Reserve (Fed) increased its intended federal funds rate from the 0.25 to 0.50 per cent range to the 0.50 to 0.75 per cent range in December 2016 — this increase followed the 0.25 percentage point increase announced in December 2015. The Fed noted further improvement in the labour market and an increase in inflation (although below the Fed’s target rate) as reasons for increasing the benchmark interest rate last year.

Continuing a declining trend underway since late 2012, the Canadian dollar weakened to a 12-year low of 68.5 US cents in mid-January 2016 before rebounding in the second quarter and ending the year at 74.5 US cents on December 31, 2016. The value of the Canadian dollar averaged 75.4 US cents in 2016 as a whole, a decline from the 78.2 US cents average in 2015.

Chart 1.9    Canadian dollar

Source: Bank of Canada — accessed June 2017

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Part 1 — Economic Review

Conclusion

BC’s diverse economy continued to expand in 2016 as BC’s real GDP increased 3.7 per cent compared to the previous year, after growing by 3.1 per cent in 2015. BC’s economic growth in 2016 ranked first among Canadian provinces for the second consecutive year and outperformed the national average.

Domestically, employment in BC rose 3.2 per cent in 2016, or by 73,300 jobs. The healthy annual gain reflected an increase of around 38,500 full-time positions, alongside approximately 34,800 part-time jobs in 2016 compared to 2015. BC’s annual unemployment rate fell 0.2 percentage points to average 6.0 per cent for the year, lower than the national average of 7.0 per cent. Meanwhile, BC’s labour force increased 3.0 per cent in 2016. At the same time, BC housing starts surged 33.1 per cent in 2016 to reach 41,843 units and BC retail sales experienced a strong gain of 7.4 per cent on the year.

Despite moderating economic growth among BC’s trading partners, the value of BC’s international merchandise exports increased 8.6 per cent in 2016, due in part to stronger prices of key exports such as lumber and coal. Shipments of manufactured goods also improved in 2016, growing by 4.2 per cent on the year, after a 2.7 per cent gain in 2015.

2017 Financial and Economic Review — August 2017

Part 1 - Economic Review

Historical Data Volatility

Individual economic variables have unique characteristics. An important characteristic from a budgeting and planning perspective is the historical data volatility of a variable. Typically, variables that are more volatile over history are more difficult to forecast than variables that are more stable.

One of the most common measurements of data volatility is the standard deviation, which is frequently reported by agencies such as Statistics Canada and the Bank of Canada. Roughly speaking, the standard deviation of a variable measures how far the individual data points are from the average (mean) of all the data points in the series on an absolute basis (that is, without regard to whether each data point is above or below the average).

If a variable’s data points are generally close to the average, then the standard deviation will be relatively low (meaning that the variable is relatively stable). An example of a relatively stable variable is presented in Chart 1, which displays the annual growth rate of BC’s population.

Chart 1 — An example of historical data stability

*Percentage points

Sources: Statistics Canada, Ministry of Finance calculations

Conversely, if a variable’s data points are generally spread out from the average, then the variable will have a relatively high standard deviation (meaning that the variable is relatively volatile). The annual growth rate of the natural gas price in Chart 2 is an example of a relatively volatile variable.

The standard deviations and averages of selected key economic variables’ growth rates over different time periods are presented in Table 1. For instance,

Chart 2 — An example of historical data volatility

*Percentage points

Sources: Ministry of Natural Gas Development, Ministry of Finance calculations

BC real GDP growth had a standard deviation of 1.9 percentage points and an average of 2.3 per cent from 2006 to 2015. This means that, on average, real GDP growth rates were 1.9 percentage points away from the average annual real GDP growth rate of 2.3 per cent over this period.

Standard deviations can vary widely across indicators and time. Variables such as the natural gas price and copper price were relatively volatile from 2006 to 2015, while variables such as population and the consumer price index were relatively stable (see Chart 3). Meanwhile, some variables like the exchange rate and housing starts have become more volatile over time, whereas other variables like population have become more stable (see Table 1).

Chart 3 — Standard deviations

*Based on the annual per cent change of calendar year data from 2006 to 2015

Sources: Statistics Canada, Ministry of Energy and Mines, Ministry of Natural Gas Development, Ministry of Finance calculations

The Ministry of Finance manages the uncertainty associated with data volatility by incorporating prudence in the Province’s budget and fiscal plan.

2017 Financial and Economic Review — August 2017

Part 1 - Economic Review

Table 1 — Data volatility

Standard deviations and averages of selected BC economic variables and prices

	1982-2015		1996-2015		2006-2015
All figures are based on the annual per cent		Standard		Standard		Standard
change of calendar year data[1]	Average[2]	Deviation	Average[2]	Deviation	Average[2]	Deviation
	(%)	(percentage	(%)	(percentage	(%)	(percentage
		points)		points)		points)
Real GDP	2.5	2.5	2.7	1.7	2.3	1.9
Nominal GDP	5.1	3.0	4.3	2.9	3.7	3.1
Nominal consumption	5.6	2.0	4.7	1.5	4.5	1.8
Nominal business investment	4.9	9.6	5.3	7.9	4.8	8.0
Nominal household income	5.2	2.7	4.2	2.1	4.5	2.7
Nominal compensation of employees	4.8	2.7	4.0	2.3	3.8	2.8
Nominal net operating surplus of corporations	11.1	32.1	6.3	16.9	1.3	15.8
Consumer price index	2.5	2.0	1.4	0.7	1.2	0.8
Exchange rate	0.0	5.7	0.6	6.5	-0.3	7.4
Copper price	6.0	25.1	6.5	29.2	8.0	33.4
Natural gas price	5.8	35.0	10.4	44.2	-7.1	40.5
Pulp price	3.4	20.9	1.4	18.3	4.7	18.0
SPF 2x4 price	2.8	18.7	2.0	21.0	-0.6	20.3
Housing starts	2.4	24.3	3.7	23.9	3.0	28.5
Population	1.5	0.8	1.1	0.5	1.1	0.2

1 Calendar and fiscal year data yield similar data volatility results

2 Measured as the mean

Sources: Statistics Canada; Ministry of Energy and Mines; Ministry of Natural Gas Development; Ministry of Forests, Lands and Natural Resource Operations; Ministry of Finance calculations

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Part 2

Financial Review

2017 Financial and Economic Review — August 2017

Part 2 — Financial Review

2016/17 Overview

Table 2.1 Operating Statement

	Budget	Actual	Actual
($ millions)	2016 [1]	2016/17	2015/16 [1]
Revenue	48,066	51,459	47,602
Expense	(47,452)	(48,722)	(46,791)
Surplus before forecast allowance	614	2,737	811
Forecast allowance	(350)	—	—
Surplus	264	2,737	811

Capital spending:
Taxpayer-supported capital spending	4,251	3,659	3,459
Self-supported capital spending	3,108	2,725	2,573
	7,359	6,384	6,032
Provincial Debt:
Taxpayer-supported debt	43,227	41,506	42,727
Self-supported debt	24,113	24,377	22,565
Total debt (including forecast allowance)	67,690	65,883	65,292
Key debt affordability metrics:
Taxpayer-supported debt-to-revenue ratio	92.4%	81.8%	91.3%
Taxpayer-supported debt-to-GDP ratio:
As previously reported	17.0%		17.4%
Impact of Statistics Canada update	-0.4%		-0.3%
	16.6%	15.9%	17.1%

1 Figures have been restated to reflect government accounting policies in effect at March 31, 2017, and the impact of Statistics Canada’s historical data revisions of economic growth.

The provincial government ended the 2016/17 fiscal year with a surplus of $2,737 million, $2,473 million higher than budget and $1,926 million higher than the previous year (see Table 2.1).

Revenues were $3,393 million over budget, as higher revenues from taxation, natural resources, contributions from the federal government and other taxpayer-supported sources were partially offset by lower commercial Crown corporation net income due to continued escalation of claims costs experienced by ICBC. (See Revenue section for further details.)

Total government expenses were $1,270 million higher than budget, mainly due to higher statutory spending in the areas of new housing priority investments, cost-shared infrastructure projects with municipalities, and direct fire and emergency program related costs, as well as higher spending in programs cost recovered from third parties. These increases were partially offset by prior year liability adjustments and lower net service delivery agency spending. (See Expense section for further details.)

In addition, the budgeted forecast allowance was not required, resulting in a further $350 million improvement to the fiscal plan.

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Chart 2.1  2016/17 surplus — major changes from Budget 2016

Surplus increased by $2,473 million

On September 15, 2016, government announced a contribution of $400 million to the BC Prosperity Fund in respect of the surplus reported in the 2015/16 Public Accounts. This contribution, along with the $100 million inaugural contribution in 2015/16 and investment earnings resulted in a balance of $503 million at March 31, 2017. Since this Fund is a part of the Consolidated Revenue Fund, transfers into it or withdrawals from it do not impact government’s operating results. Under the current legislation, any withdrawals from the Fund must be applied towards priority program area investments and debt reduction.

Taxpayer-supported infrastructure spending on hospitals, schools, post-secondary institutions, transit, roads and social housing totaled $3.7 billion, $592 million less than budget mainly due to scheduling delays across health, education and transportation sector projects.

Self-supported capital spending of $2.7 billion was $383 million lower than budget, mainly reflecting lower spending on hydroelectric projects. (See Capital section for further details.)

Government’s total debt balance ended the fiscal year $1.8 billion lower than forecast in Budget 2016. The reduction is due to lower borrowing requirements resulting from a higher operating surplus and lower than expected capital spending. (See Debt section for further details.)

Financial information in this publication, including this chapter and Appendix 2, is sourced from the government’s 2016/17 Public Accounts.

Revenue

In 2016/17, revenue totaled $51.5 billion — $3.4 billion higher than budget and up 8.1 per cent from 2015/16. Compared to budget, higher revenues from personal income, corporate income, sales and property transfer taxes, natural resources, fees, investment earnings, miscellaneous sources and federal government transfers were partially offset by lower commercial Crown corporation net income.

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Chart 2.2 Revenue changes from Budget 2016

$ millions

Total revenue increased by $3,393 million

Income tax revenue

Personal income tax revenue was up $1,488 million mainly due to the effects of stronger 2015 tax assessments and 2015 household income resulting in a one-time revenue gain of $853 million in 2016/17. The remaining $635 million increase is due to the carry-forward impacts of the higher 2015 tax base and higher assumed 2016 household income.

Corporate income tax revenue was up $212 million mainly due to strong 2015 tax assessments resulting in a $213 million higher settlement payment from the federal government for 2015. In 2015, the BC corporate income tax base (corporate taxable income) increased 9.8 per cent compared to a 0.5 per cent decline in the net operating surplus of BC corporations.

Table 2.2 Corporate Income Tax Revenue Changes from Budget 2016

	Revenue
	changes		Budget
	($ millions)	Indicators ($billions)	2016	Actual
Prior years settlement payment	213	2015 BC corporate tax base	34.0	36.1
Advance instalments	(2)	2015 National corporate tax base	283.1	288.3
International Business Activity Act refunds	1
	212

Other tax revenue

Sales tax revenues were $310 million higher than budget mainly due to the carry forward impacts of higher 2015/16 results and stronger activity during the year reflecting increased consumer expenditures and retail sales, in particular the consumption of durable and semi-durable goods.

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Table 2.3 Consumption and Other Tax Revenue Changes from Budget 2016

	Revenue			2016/17
	changes	Indicators (annual percent change	Budget	Public
	($ millions)	unless otherwise specified)	2016	Accounts
Harmonized sales	6	Nominal consumer expenditures	4.8%	5.8%
Provincial sales	304	Nominal business investment	5.6%	8.5%
Total sales	310	2015/16 sales tax revenue ($M)	5,956	5,990

Insurance premium	29
Fuel	21	BC consumer price index	1.9%	1.8%
Carbon	(14)	Real GDP	2.4%	3.0%
Tobacco	(18)	Nominal GDP	4.0%	4.7%
Property	(26)
	302

Property transfer tax revenue was $787 million higher than budget due to the effects of a strong housing market. Compared to 2015/16, the number of residential transactions increased by 5.7 per cent and the average tax return per residential transaction increased by 18.5 per cent, indicating the impacts of rising residential values. Furthermore, revenue collected from the additional 15 per cent tax was $102 million which was introduced on August 2, 2016.

Fuel tax revenue was up $21 million from budget mainly due to higher consumption of gasoline, diesel and aviation fuel.

Carbon tax revenue was down $14 million from budget due to declines in the consumption of most fuel types except gasoline.

Tobacco tax revenue was down $18 million from budget reflecting a decline in consumption volumes.

Property tax revenue was $26 million lower than budget mainly due to weaker tax levies for BC Transit.

Insurance premium tax revenue was $29 million above budget due to higher than expected activity.

Natural resources revenue

Natural gas royalties were $24 million above budget due to higher natural gas production volumes and prices, partly offset by increased utilization of royalty credit programs. Natural gas prices averaged $1.19 during 2016/17 ($Cdn/gigajoule, plant inlet), 14 per cent above budget.

Table 2.4 Energy and Mineral Revenue Changes from Budget 2016

	Revenue
	changes		Budget
	($ millions)	Indicators	2016	Actual
Natural gas royalties	24	Natural gas price ($Cdn/GJ, plant inlet)	$1.04	$1.19
		Natural gas production (annual change)	0.0%	3.4%
Coal, metals and other minerals	215	Metallurgical coal price ($US/tonne)	$85	$161
		Copper price ($US/lb)	$2.27	$2.34
Petroleum royalties	23	Electricity price ($US/Mwh)	$23.54	$24.03
		Oil price ($US/bbl)	$45.17	$47.79
Other sources[1]	4	Bonus bid cash receipts ($million)	$15	$61
	266	Bonus bid price per hectare ($)	$252	$546
		Hectares disposed (thousands)	60	112

1 Includes rents and leases of Crown land tenures, electricity sales under the Columbia River Treaty and fees and levies collected by the Oil and Gas Commission.

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Coal, metals and other minerals revenue was $215 million above budget mainly due to coal prices increasing from historically low 2015 prices. Higher prices in 2016 were mainly due to supply disruptions in Australia as unfavourable weather conditions resulted in temporary mine closures and transportation bottlenecks.

Petroleum royalties were $23 million above budget reflecting higher oil prices and production volumes and other energy sources were $4 million higher than budget due to increased fee and levy collections by the Oil and Gas Commission.

Forests revenue was $101 million above budget mainly due to higher than expected stumpage revenue, reflecting increased provincial stumpage rates, partially offset by the effect of lower Crown harvest volumes on stumpage and logging tax revenues.

Table 2.5 Forest Revenue Changes from Budget 2016

	Revenue
	changes		Budget
	($ millions)	Indicators	2016	Actual
Stumpage from timber tenures	50	SPF 2x4 ($US/1000 bf, calendar year)	$288	$308
BC Timber Sales	59	Total stumpage rate ($/m3)	$11.34	$14.06
Softwood Lumber Agreement border tax	2	Harvest volumes (million m3)	62.0	57.9
Logging tax and other receipts	(10)
	101

Other natural resources revenue, comprised of water rentals and hunting and fishing licenses, was $3 million below budget mainly due to lower water rentals revenue.

Other taxpayer supported sources

Other taxpayer supported revenue which includes fees, licenses, investment earnings and other miscellaneous sources were up $558 million from budget due to higher than expected revenue from SUCH sector entities and taxpayer-supported Crown agencies as well as higher vote recoveries related to the PharmaCare program.

Table 2.6 Other Revenue Changes from Budget 2016

	Revenue
	changes
	($ millions)
Fees	218	Higher revenues in all taxpayer-supported ministries and agencies - especially in the SUCH sector
Miscellaneous sources	298	Mainly higher PharmaCare vote recoveries and revenue from SUCH sector and Crown agencies
Investment earnings	42	Higher revenues across all taxpayer-supported ministries and agencies
	558

Federal government transfers

Canada Health Transfer and Canada Social Transfer entitlements were $24 million above budget due to a higher BC population share of the national total. Other federal government contributions were up $135 million mainly due to higher vote recoveries related to program spending and increased transfers to Crown agencies and for prior years’ entitlements under the Disaster Financial Assistance program, partly offset by lower transfers to SUCH sector agencies.

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Commercial Crown corporations

Commercial Crown corporation net income of $2.5 billion for 2016/17 was $477 million lower than budgeted, and $177 million lower than 2015/16. Overall reduced net income reflects improvements mainly in Liquor Distribution Branch and BC Lottery Corporation earnings offset by unfavourable changes in ICBC results, as discussed below.

British Columbia Hydro and Power Authority

BC Hydro net income of $684 million was $8 million lower than the amount included in Budget 2016. During 2016/17, government issued OIC No. 590 that set BC Hydro’s 2016/17 net income in respect of 2016/17 at $684 million.

In compliance with BC Utilities Commission (BCUC) orders, BC Hydro uses regulatory accounts to better match costs and benefits for different generations of customers, to smooth out the rate impact of large non-recurring costs, and to defer to future periods differences between forecast and actual costs or revenues. At March 31, 2017, BC Hydro had 27 regulatory accounts in use or with balances. The balance of these regulatory accounts totaled $5.6 billion, a decrease of $311 million from March 31, 2016, which is the first year-over-year reduction in five years. The reduction is mainly due to amortization of $440 million (which represents the amount collected from customers in rates in the current year), partially offset by a total of $129 million of transfers into the accounts. These transfers included additions of $201 million in the rate smoothing regulatory account, $112 million in the IFRS property, plant and equipment regulatory account, $97 million to the demand-side management regulatory account, interest on regulatory accounts of $75 million, and transfers to other accounts totaling $14 million. These additions were partially offset by reductions of $187 million in the debt management account, $120 million in the pension costs regulatory account, as well as $63 million in the energy deferral accounts. As at March 31, 2017, BC Hydro has in place (or has applied for) regulatory mechanisms to collect 25 of 27 accounts in use or with balances (representing approximately 83 per cent of the total net balance).

Historically, BC Hydro’s dividend payment to government has been equivalent to 85 per cent of net income or a lesser amount such that BC Hydro’s debt to equity ratio does not exceed 80:20. During 2016/17, government issued OIC No. 589 that set the dividend payment in respect of fiscal 2017 at a minimum of $259 million. Since the March 31, 2017 debt to equity ratio was above the 80:20 maximum, only the minimum dividend amount was required. Beginning in 2017/18, dividend payments to government will reduce by $100 million each year from the 2016/17 amount until it reaches a forecast zero amount in 2019/20, consistent with the 10 Year Rates Plan to achieve forecast rate increases and to improve BC Hydro’s capital structure. Dividend payments to government will not resume until a 60:40 debt to equity ratio is achieved.

More information about BC Hydro’s financial results and performance measures is provided in the corporation’s annual report available at its website: www.bchydro.com.

British Columbia Liquor Distribution Branch

LDB net income of $1,083 million was $100 million higher than plan, and $52 million over the prior year. The improved result was due to stronger sales across all product categories (an increase of 5.5 per cent over the prior year) resulting from a number of factors including weather, timing of holiday weekends, supplier promotions, and changes in sales mix.

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More information about LDB’s financial results and performance measures is provided in the corporation’s annual report available at its website: www.bcldb.com.

British Columbia Lottery Corporation

BCLC net income of $1,329 million (net of payments to the federal government) was $96 million higher than budget, and $25 million over 2015/16.

The 2016/17 improvement resulted most notably from strong performance in the Casino business, led by increased revenue from slot machines, which more than offset continuing declines in casino table games. While the Lottery business did not experience the same record-breaking number of high-dollar-value jackpots as in 2015/16, sales of the Lotto category did exceed expectations.

More information about BCLC’s financial results and performance measures is provided in the corporation’s annual report available at its website: www.bclc.com.

Insurance Corporation of British Columbia

On government’s fiscal year basis, ICBC’s net loss of $612 million was a $707 million unfavourable variance from the Budget 2016 plan, and $319 million unfavourable variance from 2015/16. The deterioration from plan results from continuing growth in claims costs related to multiple factors, including the number of crashes, injury claims per crash, vehicle repair costs, and increased costs from prior year claims (up $852 million). The increased claims and related costs were partially offset by higher investment earnings (up $250 million) and higher than anticipated premium revenues (up $33 million, net of taxes and commissions).

More information about ICBC’s financial results and performance measures is provided in the corporation’s annual report available at its website: www.icbc.com.

Other commercial Crown entities

The Transportation Investment Corporation’s $81 million deficit was $21 million better than the Budget 2016 plan. This result is due to higher revenue from increased traffic and lower expenses from favourable interest rates.

More information about Transportation Investment Corporation’s financial results and performance measures is provided in the corporation’s annual report available at its website: www.ticorp.ca.

Net income from other commercial Crown entities was $21 million higher than plan mainly due to post-secondary institution and the Real Estate Council of BC commercial subsidiary results.

A detailed review of revenue changes by quarter is available in Appendix Table A2.1. Multi-year trends in provincial government revenue sources can be found in Appendix Tables A2.5 and A2.6.

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Table 2.7 Revenue by Source

	Budget	Actual	Actual
($ millions)	2016[1]	2016/17	2015/16[1]
Taxation
Personal income	8,216	9,704	8,380
Corporate income	2,791	3,003	2,787
Sales [2]	6,296	6,606	5,990
Fuel	948	969	973
Carbon	1,234	1,220	1,190
Tobacco	755	737	734
Property	2,305	2,279	2,219
Property transfer	1,239	2,026	1,533
Insurance premium	520	549	520
	24,304	27,093	24,326
Natural resource
Natural gas royalties	128	152	139
Other energy and minerals	905	1,147	1,107
Forests	812	913	865
Other natural resource [3]	502	499	460
	2,347	2,711	2,571
Other revenue
Medical Services Plan premiums	2,549	2,558	2,434
Other fees [4]	3,446	3,655	3,402
Investment earnings	1,200	1,242	1,214
Miscellaneous	3,210	3,508	3,298
	10,405	10,963	10,348
Contributions from the federal government
Health transfer	4,724	4,744	4,454
Social transfer	1,747	1,751	1,695
Other federal contributions	1,537	1,672	1,498
	8,008	8,167	7,647
Commercial Crown corporation net income
BC Hydro	692	684	655
Liquor Distribution Branch	983	1,083	1,031
BC Lottery Corporation (net of payments to the federal government)	1,233	1,329	1,304
ICBC	95	(612)	(293)
Transportation Investment Corporation (Port Mann)	(102)	(81)	(80)
Other [5]	101	122	93
	3,002	2,525	2,710
Total revenue	48,066	51,459	47,602

1 Figures have been restated to reflect government accounting policies in effect at March 31, 2017.

2 Includes provincial sales tax and harmonized sales tax/social services tax/hotel room tax related to prior years.

3 Water rental and other resources.

4 Post-secondary, healthcare-related, motor vehicle, and other fees.

5 Includes Columbia Power Corporation, BC Railway Company, Columbia Basin Trust power projects, and post-secondary institutions self-supported subsidiaries.

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Table 2.8 Expense by Ministry, Program and Agency

	Budget	Contingencies	Statutory	Total	Actual	Actual
($ millions)	2016 [1]	allocation	authorization [2]	authorizations	2016/17	2015/16 [1]
Office of the Premier	9	1	—	10	10	9
Aboriginal Relations and Reconciliation	86	141	1	228	228	90
Advanced Education	1,986	6	—	1,992	1,991	1,959
Agriculture	81	5	1	87	87	82
Children and Family Development	1,451	—	—	1,451	1,448	1,379
Community, Sport and Cultural Development	259	61	328	648	646	226
Education	5,609	106	8	5,723	5,722	5,544
Energy and Mines	28	14	—	42	42	42
Environment	150	8	1	159	159	151
Finance	253	—	915	1,168	1,166	235
Forests, Lands and Natural Resource Operations	671	5	213	889	888	921
Health	17,968	—	—	17,968	17,946	17,442
International Trade	50	4	—	54	54	48
Jobs, Tourism and Skills Training	197	13	—	210	210	196
Justice	491	10	47	548	548	471
Natural Gas Development	453	1	—	454	451	442
Public Safety and Solicitor General	681	33	3	717	717	681
Small Business and Red Tape Reduction	4	—	—	4	4	3
Social Development and Social Innovation	2,739	—	—	2,739	2,739	2,594
Technology, Innovation and Citizens’ Services	492	7	—	499	499	478
Transportation and Infrastructure	858	—	114	972	972	920
Total ministries and Office of the Premier	34,516	415	1,631	36,562	36,527	33,913
Management of public funds and debt	1,168	—	—	1,168	1,138	1,415
Contingencies	450	(431)	—	19	3	350
Funding for capital expenditures	1,303	—	—	1,303	957	831
Refundable tax credit transfers	1,039	—	—	1,039	1,031	1,140
Legislative and other appropriations	132	16	—	148	140	127
	38,608	—	1,631	40,239	39,796	37,776
Elimination of transactions between appropriations [3]	(16)	—	—	(16)	(15)	(15)
Prior year liability adjustments	—	—	—	—	(117)	(44)
Consolidated revenue fund expense	38,592	—	1,631	40,223	39,664	37,717
Expenses recovered from external entities	2,790	—	—	2,790	2,917	2,891
Funding provided to service delivery agencies	(23,185)	—	—	(23,185)	(24,217)	(22,671)
Ministry and special office direct program spending	18,197	—	1,631	19,828	18,364	17,937
Service delivery agency expense:
School districts	5,861	—	—	5,861	6,055	5,922
Universities	4,426	—	—	4,426	4,370	4,237
Colleges and institutes	1,160	—	—	1,160	1,213	1,169
Health authorities and hospital societies	13,798	—	—	13,798	14,240	13,733
Other service delivery agencies	4,010	—	—	4,010	4,480	3,793
Total service delivery agency expense	29,255	—	—	29,255	30,358	28,854
Total expense	47,452	—	1,631	49,083	48,722	46,791

1 Amounts have been restated to reflect government accounting policies and organization in effect at March 31, 2017.

2 Statutory authorizations are appropriations permitted by an Act other than a Supply Act.

3 Reflects payments made under an agreement where an expense from a voted appropriation is recorded as revenue by a special account.

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Expense

In 2016/17, government expenses totaled $48.7 billion; $1,270 million higher than Budget 2016 and $1.9 billion (4.1 per cent) higher than the previous year.

Chart 2.3 Expense changes from Budget 2016

$ millions

Total expense increased by $1,270 million

Consolidated Revenue Fund

Consolidated Revenue Fund (CRF) direct spending (expenses other than grants paid to government agencies) was $1,545 million higher than budget. This increase was due mainly to government invoking statutory spending authority for unforeseen costs and priority areas, higher spending funded by third parties, partially offset by lower ministry spending and interest costs, as well as prior year liability adjustments.

Statutory spending by government during the year totaled $1,631 million in the following areas:

•             $796 million in new Housing Priority Initiatives special account measures (Ministry of Finance;

•             $328 million for cost-shared priority infrastructure projects under the Public Works Agreement Act (Ministry of Transportation and Infrastructure);

•             $216 million in fire management costs (Ministry of Forests, Lands and Natural Resource Operations);

•             $114 million in emergency response, recovery, prevention, and preparedness costs under the Emergency Program Act (Ministry of Transportation and Infrastructure); and

•             $177 million in other areas.

Other CRF spending was lower by $96 million due to lower CRF interest costs due to a combination of lower debt levels and interest rates ($30 million), other ministry savings ($50 million), and an used portion of the Contingencies Vote allocation ($16 million). Government used the Contingencies Vote as a prudent budgeting tool to fund priority initiatives and manage budget pressures. In 2016/17, $434 million of the $450 million Contingencies Vote was spent on a number of priority initiatives and pressures, including:

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•             $141 million for various agreements with First Nations, including treaty and non-treaty related costs and support of aboriginal business (Ministry of Aboriginal Relations and Reconciliation);

•             $105 million in grants to public schools to assist with enrolment growth costs, public libraries and the Student Learning Grant (Ministry of Education);

•             $61 million in grants to community organizations, the new Build Canada Fund, and Northern Rockies Regional Municipality Infrastructure Plan and Peace River Agreement (Ministry of Community, Sport and Cultural Development);

•             $33 million in grants to policing and enforcement authorities for Guns and Gangs strategy, Road Safety Initiatives and RCMP (Ministry of Public Safety and Solicitor General);

•             $15 million for Electoral Events (Office of the Premier);

•             $14 million in grants to the Resort Municipality Initiative and BC Jobs Plan (Ministry of Jobs, Tourism and Skills Training);

•             $14 million for Geoscience BC and Mount Polley activities (Ministry of Energy and Mines);

•             $10 million for court related costs, and for Family Maintenance and Enforcement Program (Ministry of Justice); and

•             $41 million in other areas.

Prior year liability adjustments resulted in $117 million lower expenses due to:

•             $107 million in the Ministry of Finance, related to improvements in the Long Term Disability Fund Trust investments during the fiscal year ($49 million) and a reduction in the Teachers’ Pension Plan accrued obligation ($58 million); and

•             $10 million of other adjustments.

Third party recovered spending relates to program spending funded or co-funded by parties outside of government. Cost recovered spending was $127 million higher than budget, with change reflecting:

•             $46 million increase in recoverable healthcare costs mainly due to PharmaCare and Medical Services Plan recoveries;

•             $9 million in higher cost recoveries associated with childcare and family support services;

•             $50 million in natural resources mainly due to local government services and fire management recoveries;

•             $17 million increase in recoverable interest due to sinking fund earnings; and

•             $45 million in net increases in other program areas;

•             partially offset by $40 million lower cost recoverable transportation costs mainly due to the timing of public transportation projects.

The above spending changes are offset by an equal net increase in revenue and as a result have no net impact on the fiscal plan.

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Operating Transfers

Operating grants paid to government agencies may increase during the fiscal year as ministries make budget allocations, Contingencies Vote access is approved, and government invokes statutory authority. In 2016/17, operating grants to agencies increased by $1,378 million compared to Budget 2016 primarily due to higher grants to BC Housing ($796 million), health authorities ($457 million), school districts ($149 million), and in support of higher agency spending noted below, offset by lower grants to other service delivery agencies totaling $24 million.

Service Delivery Agency Spending

Service delivery agency spending was $1,103 million higher than budget, representing a 4 per cent increase in total budgeted expenses by agencies.

School districts’ spending was $194 million higher than budget as a result of higher salary and benefits related to the Economic Stability Mandate agreements, operating costs due to inflationary pressures and higher enrolment, and amortization costs in line with ongoing self-funded capital asset investments.

Post-secondary institution spending was $3 million lower than budget, reflecting a $56 million reduction in university spending offset by a $53 million increase in college spending. Universities decreased spending on staffing and operating offset by an increase in grants. Colleges increased spending on staffing and operating costs.

Health authority and hospital society spending was $442 million higher than budget, mainly due to higher staffing and operating costs incurred in support of the increasing demand for healthcare services delivered by these organizations. This increased spending was funded by additional provincial grants provided to the health authorities identified in the Operating Transfers section above and their own-source revenue.

An overall spending increase of $470 million in other service delivery agencies reflected higher BC Housing expenses of $466 million and other agency spending of $57 million, partly offset by lower infrastructure spending and debt servicing costs in the transportation sector ($53 million).

A detailed review of the above changes by quarter is available in Appendix Table A2.1. Further information on 2016/17 spending by function is provided in Appendix Table A2.7.

Provincial Capital Spending

Capital spending in 2016/17 totaled $6.4 billion — $3.7 billion on taxpayer-supported infrastructure and $2.7 billion on the self-supported infrastructure of commercial Crown corporations.

Spending on government direct capital (i.e. government ministry infrastructure, including IT systems, court houses and correctional institutions) as well as health and education facilities comprised an aggregate 40 per cent of total capital spending in 2016/17. While this spending is predominantly taxpayer financed, a portion is funded from third party contributions.

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Chart 2.4      Capital spending, 2016/17

Spending on highways and public transportation is primarily taxpayer-supported, and reflects government’s transportation and transit investment plans. Transportation investments comprised about 14 per cent of total capital spending in 2016/17.

Spending on power generation and transmission projects is the largest single category of capital spending and is entirely self-supported. The spending primarily reflects BC Hydro’s refurbishment and expansion of its generating and transmission assets, as well as the Waneta Dam power expansion project undertaken by the Columbia Power Corporation (CPC).

Other capital spending includes taxpayer-supported spending on social housing, as well as spending by other commercial Crown corporations on IT systems and equipment.

Table 2.9 Capital Spending

	Budget	Actual	Actual
($ millions)	2016	2016/17	2015/16

Taxpayer-supported
Education facilities	1,441	1,266	1,176
Health facilities	1,193	1,004	923
Highways and public transit	1,018	864	918
Government direct (ministries)	374	301	290
Other	165	224	152
Capital spending contingencies	60	—	—
	4,251	3,659	3,459

Self-supported commercial
Power generation and transmission	2,841	2,446	2,321
Highways and public transit	16	31	25
Other	251	248	227
	3,108	2,725	2,573
Total capital spending	7,359	6,384	6,032

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Taxpayer-supported Capital Spending

In 2016/17, government spending on taxpayer-supported infrastructure was $975 million below budget.

Education facilities spending was $175 million lower than budget reflecting:

•             $46 million decrease by school districts due to changes to project delivery schedules, requiring the reprofiling of capital spending for several projects; and

•             $129 million decrease by post-secondary institutions, which is primarily attributed to adjustments in project schedules and cash flows under the Strategic Investment Fund program, funded and cost-shared between the federal and provincial governments and the sector, such as Northern Lights College’s Trades Centre, Vancouver Island University’s Health Sciences and UBC Life Sciences projects.

Health facilities spending was $189 million lower than budget due to scheduling and cash flow changes for several capital projects, mainly the Clinical and Systems Transformation project, Children’s and Women’s Hospital Redevelopment, and North Island Hospitals project.

Highways and public transit spending was $154 million less than budget, mainly due to changes to project construction schedules and the timelines for securing federal contributions.

Government direct spending was $133 million less than budget due to schedule and spending changes for various projects and unused project reserves. Other taxpayer-supported spending was $59 million higher than planned, partially due to social housing project scheduling changes.

The above scheduling changes do not represent a reduction in capital spending; rather, the spending has been deferred to future years.

Chart 2.5      Capital spending changes from Budget 2016

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Self-supported Capital Spending

Commercial Crown corporation spending on capital projects in 2016/17 was $383 million lower than budget.

Power generation and transmission sector spending was $395 million lower than plan primarily because BC Hydro reduced its plan subsequent to Budget 2016 as part of a number of measures to remain on track to meet the 2013 10 Year Rates Plan, with the remaining variance relating to differences in the timing of capital spending on projects.

Other self-supported spending was $12 million higher than budget, mainly reflecting lower spending by ICBC due to timing of projects (down $30 million) and the Liquor Distribution Branch due to delays on acquiring new distribution warehouse facilities (down $38 million) offset by higher than expected residential and commercial building investments on the UBC and SFU campuses (up $69 million) and higher other commercial Crown corporations (up $11 million).

Further details on capital spending are provided in Appendix Table A2.10.

Major Capital Projects

Significant capital projects (those with multi-year budgets totaling $50 million or more) are shown in Table 2.10. Investments in these larger projects will provide long-term social and economic benefits for the province.

As projects are completed, or new ones receive approval, the projects are removed or added from the $50 million table. During the fiscal year the following projects were completed:

•             Belmont Secondary School;

•             Northern Cancer Control Strategy project;

•             Highway 1 Monte Creek to Pritchard;

•             British Columbia Lottery Corporation’s Gaming Management System; and

•             Insurance Corporation of British Columbia’s business transformation program.

The following projects were added:

•             Salish Secondary ($55 million);

•             Willoughby Slope Secondary ($55 million);

•             Simon Fraser University — Energy Systems Engineering Building ($126 million);

•             Royal Inland Hospital Patient Care Tower ($417 million);

•             Vancouver General Hospital — Jim Pattison Pavilion Operation Room ($102 million);

•             Royal Columbian Hospital — Phase 2 & 3 ($1.1 billion);

•             Peace Arch Hospital Emergency Department Expansion ($68 million);

•             iHealth Project — Vancouver Island Health Authority ($100 million);

•             Highway 99 10-Mile Slide ($60 million);

•             Highway 91 Alex Fraser Bridge Capacity Improvements ($70 million);

•             Highway 7 Corridor Improvements ($70 million);

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Table 2.10 Capital Expenditure Projects Greater Than $50 million 1

		Project	Estimated	Anticipated	Project Financing
	Year of	Cost to	Cost to	Total	Internal/	P3	Federal	Other
($ millions)	Completion	Mar 31, 2017	Complete	Cost	Borrowing	Liability	Gov’t	Contrib’ns
Taxpayer-supported
School districts
Oak Bay Secondary [2]	2015	54	—	54	52	—	—	2
Centennial Secondary	2017	45	16	61	61	—	—	—
Kitsilano Secondary	2017	58	7	65	61	—	—	4
Salish Secondary	2017	32	23	55	45	—	—	10
Grandview Heights Secondary	2020	1	60	61	46	—	—	15
New Westminster Secondary	2020	3	104	107	107	—	—	—
Willoughby Slope Secondary	2019	—	55	55	35	—	—	20
Seismic mitigation program	2030	178	1,122	1,300	1,300	—	—	—
Total school districts		371	1,387	1,758	1,707	—	—	51
Post-secondary institutions
Emily Carr University of Art and Design — Campus redevelopment at Great Northern Way
– Direct procurement	2017	9	10	19	15	—	—	4
– P3 contract	2017	96	8	104	27	60	—	17
University of British Columbia — Undergraduate Life Science Teaching Laboratories Redevelopment	2018	21	59	80	12	—	32	36
Simon Fraser University — Energy Systems Engineering Building [3]	2019	28	98	126	45	—	45	36
Total post secondary institutions		154	175	329	99	60	77	93
Health facilities
Lions Gate Hospital (Mental Health) Redevelopment [2]	2014	51	—	51	30	—	—	21
Lakes District Hospital [2]	2015	52	—	52	44	—	—	8
Queen Charlotte/Haida Gwaii Hospital [2]	2016	48	2	50	31	—	—	19
Surrey Emergency/Critical Care Tower
– Direct procurement	2018	155	39	194	174	—	—	20
– P3 contract	2014	318	—	318	139	179	—	—
Royal Inland Hospital Clinical Services Building [2]	2016	60	3	63	38	—	—	25
Royal Inland Hospital Patient Care Tower	2024	—	417	417	202	—	—	215
Vancouver General Hospital – Jim Pattison Pavilion Operating Rooms	2021	2	100	102	35	—	—	67
North Island Hospitals
– Direct procurement	2017	52	74	126	73	—	—	53
– P3 contract	2017	468	12	480	60	232	—	188
Interior Heart and Surgical Centre
– Direct procurement	2018	152	96	248	213	—	—	35
– P3 contract	2015	133	—	133	4	79	—	50
Vancouver General Hospital — Joseph and Rosalie Segal Family Health Centre	2017	71	11	82	57	—	—	25
Children’s and Women’s Hospital
– Direct procurement	2019	157	152	309	177	—	—	132
– P3 contract	2017	345	24	369	168	187	—	14
Penticton Regional Hospital — Patient Care Tower
– Direct procurement	2021	4	76	80	22	—	—	58
– P3 contract	2019	68	164	232	—	139	—	93
Royal Columbian Hospital – Phase 1	2019	20	239	259	250	—	—	9
Royal Columbian Hospital – Phases 2 & 3	2026	—	1,100	1,100	1,037	—	—	63
Peace Arch Hospital Renewal	2021	1	67	68	8	—	—	60
Centre for Mental Health and Addictions	2019	2	99	101	101	—	—	—
Clinical and systems transformation	2023	206	274	480	480	—	—	—
iHealth Project — Vancouver Island Health Authority	2020	70	30	100	—	—	—	100
Total health facilities		2,435	2,979	5,414	3,343	816	—	1,255

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Table 2.10 Capital Expenditure Projects Greater Than $50 million 1 (continued)

		Project	Estimated	Anticipated	Project Financing
	Year of	Cost to	Cost to	Total	Internal/	P3	Federal	Other
($ millions)	Completion	Mar 31, 2017	Complete	Cost	Borrowing	Liability	Gov’t	Contrib’ns
Transportation
Evergreen Line Rapid Transit [2]
– Direct procurement	2016	426	5	431	216	—	74	141
– P3 contract	2016	922	—	922	—	292	350	280
Highway 97 widening from Highway 33 to Edwards Road	2017	37	23	60	42	—	18	—
Highway 99 10-Mile Slide	2018	3	57	60	60	—	—	—
Highway 91 Alex Fraser Bridge Capacity Improvements	2018	1	69	70	36	—	34	—
Highway 1 — Admirals Road/McKenzie Avenue Interchange	2019	30	55	85	52	—	33	—
Highway 1 widening and 216th Street Interchange	2019	9	50	59	23	—	22	14
Highway 7 Corridor Improvements	2019	1	69	70	48	—	22	—
Highway 91 to Highway 17 and Deltaport Way Corridor Improvements	2021	—	245	245	80		82	83
Highway 1 Lower Lynn Corridor Improvements	2021	25	173	198	77	—	66	55
Salmon Arm West	2022	20	143	163	115	—	48	—
Highway 1 Hoffmans Bluff to Jade Mountain	2022	7	192	199	144	—	55	—
Highway 1 Kicking Horse Canyon Phase 4	2024	11	439	450	235	—	215	—
Total transportation		1,492	1,520	3,012	1,128	292	1,019	573
Other taxpayer-supported
Single Room Occupancy Hotel renewal initiative
– Direct procurement	2017	28	1	29	22	—	2	5
– P3 contract	2017	123	—	123	—	96	27	—
Okanagan Correctional Centre[2]
– Direct procurement	2016	92	—	92	92	—	—	—
– P3 contract	2016	121	—	121	—	121	—	—
Abbotsford courthouse	2020	2	155	157	151	—	—	6
Natural Resource Permitting Project [4]	2018	57	21	78	78	—	—	—
Maples Adolescent Treatment Centre and Provincial Assessment Centre	2019	10	65	75	75	—	—	—
Total other		433	242	675	418	217	29	11
Total taxpayer-supported		4,885	6,302	11,187	6,694	1,385	1,125	1,983

		Self-supported
Transportation
Port Mann Bridge / Highway 1 [2]	2017	3,316	3	3,319	3,319	—	—	—
George Massey Tunnel Replacement [5]	2024	22	3,478	3,500	3,500	—	—	—
Total transportation		3,338	3,481	6,819	6,819	—	—	—

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Table 2.10 Capital Expenditure Projects Greater Than $50 million 1 (continued)

		Project	Estimated	Anticipated	Project Financing
	Year of	Cost to	Cost to	Total	Internal/	P3	Federal	Other
($ millions)	Completion	Mar 31, 2017	Complete	Cost	Borrowing	Liability	Gov’t	Contrib’ns
Power generation and transmission
BC Hydro
–Mica SF6 gas insulated switchgear replacement [2]	2014	187	4	191	191	—	—	—
–Northwest transmission line [2]	2014	695	9	704	317	—	130	257
–Iskut extension project [2]	2014	169	—	169	110	—	—	59
–Merritt area transmission [2]	2015	58	2	60	60	—	—	—
–Smart metering and infrastructure program [2]	2015	779	1	780	780	—	—	—
–Interior to Lower Mainland Transmission Line [2]	2015	715	28	743	743	—	—	—
–G.M. Shrum units 1 to 5 turbine replacement [2]	2015	175	10	185	185	—	—	—
–Hugh Keenleyside spillway gate reliability upgrade [2]	2015	111	4	115	115	—	—	—
–Upper Columbia capacity additions at Mica units 5 and 6 project [2]	2015	591	14	605	605	—	—	—
–Long Beach area reinforcement [2]	2015	37	1	38	38	—	—	—
–Dawson Creek/Chetwynd area transmission [2]	2015	291	5	296	296	—	—	—
–Surrey area substation project [2]	2016	79	15	94	94	—	—	—
–Big Bend substation [2]	2017	63	9	72	72	—	—	—
–Ruskin Dam safety and powerhouse upgrade	2017	525	223	748	748	—	—	—
–Horne Payne substation upgrade project	2018	23	70	93	93	—	—	—
–John Hart generating station replacement	2019	679	414	1,093	1,093	—	—	—
–Cheakamus unit 1 and 2 generator replacement	2019	17	57	74	74	—	—	—
–Fort St. John and Taylor Electric Supply	2019	1	52	53	53	—	—	—
–W.A.C. Bennett Dam riprap upgrade project	2019	62	108	170	170	—	—	—
–South Fraser transmission relocation project	2019	9	67	76	76	—	—	—
–Bridge River 2 units 5 and 6 upgrade project	2019	10	76	86	86	—	—	—
–G.M. Shrum G1-G10 control system upgrade [6]	2021	14	46	60	60	—	—	—
–Site C clean energy project	2024	1,631	7,144	8,775	8,775	—	—	—
Columbia River power projects
–Waneta Dam power expansion [2,7]	2018	329	16	345	345	—	—	—
Total power generation and transmission		7,250	8,375	15,625	15,179	—	130	316
Other self-supported
Liquor Distribution Branch Warehouse	2019	—	57	57	57	—	—	—
Total other		—	57	57	57	—	—	—

Total self-supported		10,588	11,913	22,501	22,055	—	130	316
Total $50 million projects		15,473	18,215	33,688	28,749	1,385	1,255	2,299

1   Only projects that receive provincial funding and have been approved by Treasury Board and/or Crown corporation boards are included in this table. Ministry service plans may highlight projects that still require final approval. Capital costs reflect current government accounting policy.

2   Assets have been put into service and only trailing costs remain.

3   Simon Fraser University and private donors will contribute $26 million toward the project, and the university is also contributing land valued at $10 million.

4   Reflects approved capital costs to date, subject to change if future scope components are approved by government.

5   Figures shown are based on preliminary Treasury Board approvals and reflect the capital project budget only, planning costs of $44 million have been expensed as per accounting policy. These amounts will change after P3 contracts are finalized.

6   The G.M. Shrum G1-G10 control system upgrade project has three phases. The total authorized capital amount of $60M represents partial implementation funding as at March 31, 2017 for phases I and II and definition funding for phase III.

7   Reflects the combined shares of Columbia Power Corporation (32.5 per cent) and Columbia Basin Trust (16.5 per cent) in their partnership with Fortis Inc. for the development of an electricity generating facility at the Waneta Dam south of Trail.

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•        Highway 91 to Highway 17 Deltaport Way Corridor Improvements ($245 million);

•        Highway 1 Lower Lynn Corridor Improvements ($198 million);

•        Highway 1 Salmon Arm West improvement ($163 million);

•        Highway 1 Hoffman’s Bluff to Jade Mountain ($199 million);

•        Highway 1 Kicking Horse Canyon Phase 4 ($450 million);

•        George Massey Tunnel Replacement ($3.5 billion);

•        Abbotsford courthouse ($157 million);

•        BC Hydro’s W.A.C. Bennett Dam riprap upgrade project ($170 million);

•        BC Hydro’s South Fraser Transmission Relocation project ($76 million);

•        BC Hydro’s Bridge River 2 units 5 and 6 upgrade projects ($86 million); and

•        Liquor Distribution Branch Warehouse ($57 million).

Financing Capital Spending

Provincial capital infrastructure spending is financed through a combination of sources:

•        operating cash flows (i.e. cash derived from the operating surplus and management of operating accounts);

•        partnerships with the private sector (public-private partnerships or P3s);

•        cost-sharing with partners; and

•        borrowing (debt financing).

Chart 2.6 shows that 49 per cent of 2015/16 taxpayer-supported capital spending was financed from direct borrowing, 24 per cent from operating cash flows, 16 per cent from external capital contributions and 11 per cent from public-private partnerships.

Commercial Crown capital spending of $2.6 billion was financed 56 per cent from direct borrowing ($1.4 billion), and 44 per cent from internal cash flows ($1.2 billion).

Chart 2.6 Financing taxpayer-supported capital spending

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Provincial Debt

As at March 31, 2017, total provincial debt totaled $65.9 billion — 25.2 per cent of BC’s nominal GDP. The primary driver for borrowing is capital spending, with about 93 per cent of debt incurred to finance infrastructure. As well, 37 per cent of the total debt is self-supported through the commercial activities of Crown corporations.

Chart 2.7 Provincial debt components

The taxpayer-supported debt to GDP ratio, a measure often used by investors and credit rating agencies to analyze a government’s ability to manage its debt load, stood at 15.9 per cent. This is lower by 1.2 percentage points from 2015/16 and 0.6 percentage points from restated Budget 2016. British Columbia’s taxpayer-supported debt to GDP is one of the lowest in Canada, translating into a strong credit rating and lower debt service costs. In additions, the debt to revenue track stood at 81.7 per cent, 9.6 percentage points lower than that in 2015/16.

Government direct operating debt is the cumulative borrowing incurred to finance core government operations when operating spending by ministries and special offices exceeds CRF revenue. This includes both net spending on direct program delivery and on operating grants provided to service delivery agencies, but does not include the issuance of capital grants. There is a standing legislative requirement to retire this debt before government can use supplementary appropriations to authorize additional spending during a year.

Debt for schools, post-secondary institutions and health facilities for the most part was incurred by government as a result of the direct funding of this infrastructure through capital grants, whereas highways and public transit debt primarily reflects direct borrowing by government controlled agencies, such as the BC Transportation Financing Authority and the Transportation Investment Corporation (TI Corp). TI Corp, whose debt accounts for just over one-fifth of the highways and public transit debt, is a commercial enterprise that operates and maintains the Port Mann Bridge under a tolling regime.

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Table 2.11 Provincial Debt Summary 1

		Opening	Updated
	Budget	Balance	Budget	Actual	Actual
($ millions)	2016	Adjustment [2]	2016	2016/17	2015/16
Taxpayer-supported debt
Provincial government direct operating	6,215	(34)	6,181	4,644	8,034
Other taxpayer-supported debt (mainly capital)
Education facilities	13,400	58	13,458	13,457	12,764
Health facilities	7,552	36	7,588	7,552	6,998
Highways and public transit	12,475	(118)	12,357	12,249	11,465
Other	3,585	76	3,661	3,604	3,466
	37,012	52	37,064	36,862	34,693
	43,227	18	43,245	41,506	42,727

Self-supported debt
Power generation and transmission	20,294	115	20,409	20,431	18,683
Highways and public transit	3,409	28	3,437	3,430	3,389
Other	410	91	501	516	493
Total self-supported debt	24,113	234	24,347	24,377	22,565
Forecast allowance	350	—	350	—	—
Total provincial debt	67,690	252	67,942	65,883	65,292
Debt to GDP
Taxpayer-supported	17.0		16.5 [3]	15.9	17.1
Total	26.6		26.0 [3]	25.2	26.1

1   Provincial debt is prepared in accordance with Generally Accepted Accounting Principles and presented consistent with the Debt Summary Report included in the Public Accounts . Debt is shown net of sinking funds and unamortized discounts, excludes accrued interest, and includes non-guaranteed debt directly incurred by commercial Crown corporations and debt guaranteed by the Province.

2   The opening balance adjustment reflects actual balances at March 31, 2016 (the Budget 2016 projection was based on a forecast for 2015/16).

3   Revised to reflect Statistics Canada’s Provincial Economic Accounts Update released on November 9, 2016.

Power generation and transmission debt is entirely commercial in nature and is predominantly the debt of BC Hydro. A small portion of this debt reflects borrowing for the Columbia River power projects managed by Columbia Power Corporation (CPC).

Other debt includes government borrowing for direct capital (post-2008/09), government’s obligations under the immigrant investor program, and borrowing to finance social housing renewal initiative and the reconstruction of the BC Place stadium roof (all taxpayer-supported debt). It also includes the commercial borrowing of the BC Lottery Corporation (BCLC) for gaming equipment and gaming management software as well as the debt of post-secondary institution commercial subsidiaries.

Chart 2.8 Debt changes from updated Budget 2016

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Total debt decreased by $2,059 million for the year projected in updated Budget 2016. The reduction reflected a $1,739 million decrease in taxpayer-supported borrowing and the expiry of the $350 million forecast allowance, offset by a $30 million increase in self-supported borrowing.

Lower in borrowing requirements for taxpayer-supported debt primarily reflected lower working capital and cash flow requirements of $1,537 million and lower than expected capital spending of $592 million, partially offset by the impact of lower capital contributions from third parties of $390 million.

For self-supported debt, the $30 million additional borrowing from the updated Budget 2016 reflects the impacts of lower capital spending offsetting by higher requirements for operating cash inflows on the part of commercial Crown corporations.

Surplus versus change in debt

The majority of government’s borrowing in 2016/17 financed its capital program. As government posts operating surpluses, direct operating debt continues to decline.

The $2.7 billion surplus together with positive operating cash flows of $653 million, results in an overall $3.4 billion decrease in direct operating debt. The $653 million in positive cash flows is due to large non-cash expenses partially offset by other changes in working capital balances.

The $2.2 billion increase in taxpayer-supported capital debt reflects the net financing requirements of the $3.7 billion infrastructure program. The $1.5 billion in capital spending not financed by debt was funded by $245 million in capital contributions from the federal government, $416 million in capital contributions from other external organizations, and by the use of $829 million of operating cash flows by service delivery agencies for capital purposes.

The $1.8 billion increase in self-supported debt primarily reflects the capital spending of BC Hydro, TI Corp and BCLC, which is financed through the fiscal agency loan program. A portion of this infrastructure spending and the capital spending of the other commercial Crown corporations were funded by $913 million in net operating cash flows.

Chart 2.9 Reconciliation of surplus to change in debt

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Debt Indicators

Table 2.12 provides a historical summary of financial indicators depicting the province’s debt position, recent borrowing trends and related interest cost burden.

Further details on provincial debt are provided in Appendix Tables A2.11 to A2.13.

Table 2.12 Key Debt Indicators1

	Budget	Actual	Actual
	2016	2016/17	2015/16
Debt to revenue (per cent)
Total provincial	109.6	99.3	106.0
Taxpayer-supported	92.4	81.8	91.3
Debt per capita ($) [2]
Total provincial	14,277	13,865	13,913
Taxpayer-supported	9,117	8,735	9,105
Debt to GDP (per cent) [3]
Total provincial	26.6	25.2	26.1
Taxpayer-supported	17.0	15.9	17.1
Interest bite (cents per dollar of revenue) [4]
Total provincial	4.2	3.8	4.7
Taxpayer-supported	3.6	3.2	4.0
Interest costs ($ millions)
Total provincial	2,607	2,520	2,878
Taxpayer-supported	1,683	1,643	1,891
Interest rate (per cent) [5]
Taxpayer-supported	3.9	3.9	4.5
Revenue Factor for Key Indicators ($ millions)
Total provincial [6]	61,738	66,343	61,589
Taxpayer-supported [7]	46,763	50,735	46,805
Total debt ($ millions)
Total provincial	67,690	65,883	65,292
Taxpayer-supported [8]	43,227	41,506	42,727
Provincial GDP ($ millions) [9]	254,839	261,808	249,981
Population (thousands at July 1) [10]	4,741	4,752	4,693

1     Figures for prior year have been restated to conform with the presentation used for 2016/17 and to include the effects of changes in underlying data and statistics.

2     The ratio of debt to population (e.g. debt at March 31, 2017 divided by population at July 1, 2016).

3     The ratio of debt outstanding at fiscal year end to provincial nominal gross domestic product (GDP) for the calendar year ending in the fiscal year (e.g. debt at March 31, 2017 divided by 2016 GDP).

4     The ratio of interest costs (less sinking fund interest) to revenue. Figures include capitalized interest expense in order to provide a more comparable measure to outstanding debt.

5     Weighted average of all outstanding debt issues.

6     Includes revenue less earnings related to enterprises(sinking fund earnings, loan interest and net earnings), plus revenue of all enterprises.

7     Excludes revenue of government enterprises, but includes dividends from enterprises paid to the Consolidated Revenue Fund.

8     Excludes debt of commercial Crown corporations and agencies and funds held under the province’s warehouse borrowing program.

9     Nominal GDP for the calendar year ending in the fiscal year (e.g. GDP for 2016 is used for the fiscal year ended March 31, 2017). As nominal GDP for the calendar year ending in 2016 is not available, the 2016 GDP projected in February 2017 has been used for the fiscal year ended March 31, 2017 for demonstration purposes.

10  Population at July 1st within the fiscal year (e.g. population at July 1, 2016 is used for the fiscal year ended March 31, 2017).

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Credit Rating

A credit rating reflects a borrower’s ability to pay interest and to repay principal. It impacts the borrower’s debt servicing costs and the investor’s rate of return since an investor will demand a higher interest rate on a higher-risk, lower-rated security. Table 2.13 provides an interprovincial comparison of credit ratings.

BC’s fiscal outlook and its record for meeting annual budget targets has resulted in ratings of Aaa and AAA (the highest possible ratings) from Moody’s and Standard & Poors respectively, while Dominion Bond Rating Service rates the province at AA (high).

Table 2.13 Interprovincial Comparison of Credit Ratings, June 2017

Rating Agency[1]
	Moody’s Investors		Dominion Bond
Province	Service	Standard & Poor’s	Rating Service
British Columbia	Aaa	AAA	AA(High)
Alberta	Aa1	A+	AA(High)
Saskatchewan	Aaa	AA	AA
Manitoba	Aa2	AA-	A (High)
Ontario	Aa2	A+	AA (Low)
Quebec	Aa2	AA-	A (High)
New Brunswick	Aa2	A+	A (High)
Nova Scotia	Aa2	A+	A (High)
Prince Edward Island	Aa2	A	A (Low)
Newfoundland/Labrado	Aa3	A	A (Low)

1     The rating agencies assign letter ratings to borrowers. The major categories, in descending order of credit quality are: AAA/Aaa; AA/Aa; A; BBB/Baa; BB/Ba; and B. The “1”, “2”, “3”, “high”, “low”, “+”, and “-” modifiers show relative standing within the major categories. For example, AA+ exceeds AA and Aa2 exceeds Aa3.

Pension Plans

The province contributes to four defined benefit pension plans (Public Service, Municipal, Teachers’ and College) for many of its employees. These pension plans are managed under joint trusteeship arrangements with the plan members. Under joint trusteeship, the provincial government has no formal claim on plan surpluses or assets; however, government is responsible for 50 per cent of any unfunded liabilities in the Public Service, Teachers’ and College plans and 35 per cent of any unfunded liability in the Municipal plan since the province’s interest in the plan is only 70 per cent.

As a result, government’s balance sheet only includes its share of any unfunded pension liabilities incurred by the four pension plans under the joint trusteeship arrangements (e.g. $186 million for the Teachers’ Pension Plan in 2016/17), as well as the entire liability for the MLA Superannuation Account, which is not part of a joint trusteeship arrangement.

In the event that a plan is determined to be in a deficit position, the pension boards, by agreement, are required to address the deficit through contribution adjustments or other measures. As a result, it is expected that any unfunded pension liability in the future would be short-term in nature.

The pension valuations do not include future indexing of pensions, as this is a non-guaranteed supplemental benefit to the plans that is determined by the amount of available assets in separate inflation accounts. The estimated financial positions of each plan (based on extrapolations of the most recent actuarial valuations) as at March 31, 2017 are shown in Table 2.14.

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Table 2.14 Pension Plan Balances

	Pension Plan					Total
($ millions)	Public Service	Municipal	Teachers’ [1]	College	Other [2]	2016/17	2015/16
Accrued benefit obligation	(18,158)	(25,224)	(18,915)	(3,461)	(733)	(66,491)	(62,668)
Pension fund assets	19,244	26,347	18,679	3,637	825	68,732	62,598
Subtotal	1,086	1,123	(236)	176	92	2,241	(70)
Unamortized actuarial (gain) loss	136	(308)	(136)	(133)	(74)	(515)	1,519
Accrued net asset (obligation)	1,222	815	(372)	43	18	1,726	1,449

1     The government is responsible for 50 per cent of the unfunded pension liability incurred under the Teachers’ Pension Plan and has accrued this liability in its 2016/17 accounts. The liability will be settled in future periods through increased employer contributions.

2     Represents other defined benefit plans, outside of the four main pension plans, which are funded by entities within the government reporting entity. Includes the Retirement Plan for Non-Teaching Employees of the Board of School Trustees of School District No. 43 (Coquitlam), the University of Victoria’s pension plan for employees other than faculty and professional staff, Simon Fraser University’s Academic Pension Plan and Administrative/Union Pension Plan, and the province’s 14.67% interest in the Canadian Blood Services pension plan.

Actuarial valuations are performed on the pension plans every three years with the resulting reports released nine months after the valuation date. The pension plans and the dates of their last actuarial valuation are:

•        Public Service Pension Plan, March 31, 2014;

•        Municipal Pension Plan, December 31, 2012;

•        Teachers’ Pension Plan, December 31, 2014; and

•        College Pension Plan, August 31, 2012.

Key actuarial assumptions used for valuation purposes include a long-term annual rate of return on fund assets (currently 6.50 per cent for all plans) and the rate of annual salary increases (currently 3.75 per cent).

The pension plans are administered by the BC Pension Corporation in accordance with direction received from the various pension boards. The audited financial statements of each pension plan, along with full descriptions, benefit formulas, inflation assumptions and funding polices may be found on the corporation’s website at www.pensionsbc.ca.

Contractual Obligations

Contractual obligations represent the annual nominal future cash payments for multi-year contracts for the delivery of services and construction of assets — except in the case of P3 contracts, where the initial obligations represent the accrued liabilities as the assets are constructed despite no cash outlay on the part of government.

As at March 31, 2017, taxpayer-supported entities have incurred $36.0 billion in contractual obligations, and self-supported Crown corporations and subsidiaries have incurred $59.8 billion in contractual obligations, for a total of $95.8 billion in contract payments that will be made over the next up to 50 years, depending on the terms of the contract.

Contractual obligations represent ongoing program costs where the projected expense has been quantified in an agreement. They are not off-balance sheet debt; nor are they unfunded costs. Rather, these annual costs have been incorporated into the overall program budgets of the contracting ministries and other entities similar to other future-oriented government program costs such as legislated entitlements and capital asset amortization. In the case of self-supported Crown corporations and subsidiaries, the payments will be made from future revenue streams.

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Table 2.15 Taxpayer-supported Contractual Obligations

($ millions)	2017/18	2018/19	2019/20	2020/21	2021/22	2022/23+	Total
Coastal ferry services agreement	195	195	195	195	195	7,979	8,954
Capital construction and maintenance P3s	122	142	150	151	149	3,827	4,541
Provincial policing contracts	354	353	344	344	344	3,437	5,176
Housing subsidy agreements	385	238	218	210	204	5,139	6,394
Program delivery agreements	1,779	307	232	175	156	1,290	3,939
Operating and maintenance agreements	685	586	353	280	218	1,044	3,166
Service delivery agreements	710	596	319	143	53	520	2,341
Capital and economic development agreements	653	213	128	54	42	411	1,501
	4,883	2,630	1,939	1,552	1,361	23,647	36,012

The 2016/17 Public Accounts Contractual Obligations schedule presents a detailed listing of obligations by function. Taxpayer-supported contractual obligations can also be grouped into eight categories (see Table 2.15) as follows:

•             Coastal ferry services agreement — annual operating subsidy provided by the Ministry of Transportation and Infrastructure to BC Ferry Services Inc. in support of its smaller routes.

•             Capital construction and maintenance P3s — reflect the annual service payments that will be made to maintain the asset and retire the liabilities.

•             Provincial policing contracts — annual operating cost of the policing contract with the RCMP (aside from major cities such as Vancouver, which have their own police forces, policing in British Columbia is provided by the RCMP under contract).

•             Housing subsidy agreements — annual operating cost of the subsidy agreements between BC Housing Management Commission and cooperative subsidized housing associations.

•             Program delivery agreements — annual operating cost of agreements with third-party entities that provide services to the public on behalf of government, such as care homes. Some agreements are for one year only.

•             Operating and maintenance agreements — annual operating cost of agreements with third-party entities that operate and maintain government infrastructure on behalf of government. A majority of these agreements relate to health sector facilities.

•             Service delivery agreements — annual operating cost of agreements with third-party entities that provide services directly to government, such as the Telecommunications Service Master Agreement with Telus.

•             Capital and economic development agreements — annual cost of agreements to build infrastructure, such as British Columbia Transportation Financing Authority’s commitments relating to the Canada Line agreement.

Almost all (91 per cent or $54.7 billion) of the contractual obligations for self-supported Crown corporations and subsidiaries are for BC Hydro power purchase agreements with independent power producers (IPPs). This ongoing cost of energy is factored into BC Hydro’s financial statement projections in the fiscal plan, although any contractual increases to the tariffs paid to the IPPs will have to be recovered from future electricity rate increases.

The remaining contractual obligations for self-supported Crown corporations and subsidiaries relate to maintenance and service agreements, whose costs also are factored into government fiscal plan projections.

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2016/17 Public Accounts Audit Qualification

The Auditor General issued three qualifications on the application of Canadian GAAP in the 2016/17 Public Accounts. The differences of opinion related to the reporting of transfers received from the federal government and/or non-government sources, the classification of Transportation Investment Corporation as a government business enterprise, and BC Hydro’s use of rate regulated accounting.

Deferral of revenues

Rather than deferring the transfers and amortizing the amount to revenue on the same basis as the amortization of the related expenditure, the Auditor General advocates reporting transfers as revenue in the period the transfers are received, unless the transfer establishes a financial liability on the part of the recipient. The Comptroller General feels PSAB guidance supports deferral in situations where use of the funds is externally restricted to expenditures of this nature. Under the Auditor General’s approach to transfers, liabilities (i.e. deferred revenue) would have been reduced by $5.1 billion, and the surplus would have been $864 million higher.

Classification of Transportation Investment Corporation

Government has reported the Transportation Investment Corporation (TI Corp) using the modified equity basis due to its government business enterprise classification since its inception. The Auditor General did not qualify the audit opinion for the 2013/14, 2014/15, or 2015/16 Public Accounts. In her opinion, the Auditor General now finds TI Corp is unable to maintain its operations or meet its obligations as at March 31, 2017. The impact of the Auditor General’s treatment would be to reclassify TI Corp as a taxpayer-supported entity, resulting in a shift of $3.4 billion in self-supported debt to taxpayer-supported debt. This qualification has been applied to government’s Debt Summary Report as well.

BC Hydro’s use of rate regulated accounting

British Columbia Hydro and Power Authority (BC Hydro) is required to use rate regulated accounting, which permits the deferral of certain revenues and expenses to future years. The Auditor General disagrees with this practice in the summary financial statements for amounts that are deferred under the direction of government. The Auditor General is unable to quantify the impacts of her preferred treatment. The audit opinion for BC Hydro’s financial statements is not qualified for this issue.

The full text of the Auditor General’s opinion and the comments of the Comptroller General of British Columbia can be found in the 2016/17 Public Accounts.

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Part 3

Supplementary Information

• General Description of the Province
• Constitutional Framework
• Provincial Government
• Annual Financial Cycle
• Government’s Financial Statements
• Provincial Taxes

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General Description of the Province

British Columbia is located on Canada’s Pacific coast, and has a land and freshwater area of 95 million hectares. It is Canada’s third largest province and comprises 9.5 per cent of the country’s total land area.

Geography

The province is nearly four times the size of Great Britain, 2.5 times larger than Japan and larger than any American state except Alaska. BC’s 7,022-kilometre coastline supports a large shipping industry through ice-free, deep-water ports. The province has about 8.5 million hectares of grazing land, 1.8 million hectares of lakes and rivers, and 950,000 hectares of agricultural land that is capable of supporting a wide range of crops.

Physiography

BC is characterized by mountainous topography, but also has substantial areas of lowland and plateau country. The province has four basic regions, a northwesterly trending mountain system on the coast, a similar mountain system on the east, and an extensive area of plateau country between the two. The northeastern corner of the province is lowland, a segment of the continent’s Great Plains.

The western system of mountains averages about 300 kilometres in width and extends along the entire BC coast and the Alaska panhandle. The Coast Mountains contain some of the tallest peaks in the province. The western system includes the Insular Mountains that form the basis of Vancouver Island and Haida Gwaii (previously known as the Queen Charlotte Islands). These islands help to shelter the waters off the mainland coast of BC, which form an important transportation route for people and products.

The interior of the province is a plateau of rolling forest and grassland, 600 to 1,200 metres in average elevation. North of Prince George the interior becomes mountainous, but plateau terrain returns just south of the Yukon boundary in the area drained by the Liard River. The southern interior’s water system is dominated by the Fraser River, which has a drainage area covering about one-quarter of the province. The Rocky Mountains, in the eastern mountain system, rise abruptly on the southern BC-Alberta boundary and are cut by passes that provide dramatic overland transportation routes into the province. The Rocky Mountain Trench lies immediately to the west of the Rockies. This extensive valley, the longest in North America, is a geological fault zone separating different earth plates. It is the source of many of BC’s major rivers, including the Peace, Columbia and Fraser.

Climate and Vegetation

Coastal BC has abundant rainfall and mild temperatures associated with a maritime climate. The Pacific coast has an average annual rainfall of between 155 and 440 centimetres, while the more sheltered coasts of eastern Vancouver Island and the mainland along the Strait of Georgia average between 65 and 150 centimetres. Canada’s longest frost-free periods of over 180 days per year are enjoyed along the edges of the coastal zone and far inland along the Fraser River valley. Temperatures fall quickly up the steep slopes of the Coast Mountains. The predominant trees in this coastal region are the western hemlock, western red cedar and balsam in the wetter parts, and Douglas fir and grand fir in the drier areas.

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BC’s interior region has a mainly continental type of climate, although not as severe as that of the Canadian prairies. Considerable variation in climate occurs, especially in winter, as mild Pacific storms bring relief from cold spells. The southern interior has the driest and warmest climate of the province. In the valleys, annual precipitation ranges from less than 30 centimetres to 50 centimetres, while daily temperatures can average over 20 degrees Celsius in July and just under freezing in January. The climate becomes more extreme further north and precipitation increases. The frost-free period in the north is short and variable. Lodgepole pine is the dominant tree of commercial value in the interior.

The northeast region of the province is an extension of the western prairie region of Alberta. It has a continental climate that is more extreme than that of the northern interior region. However, it does have long hot summers and a frost-free period long enough to grow grain, forage and other crops.

Population

BC is the third largest province in terms of population, which was estimated at 4.8 million people—accounting for 13.1 per cent of Canada’s population on July 1, 2016. BC’s population grew at an average annual rate of 1.1 per cent between 2006 and 2016, equivalent to the growth rate of the overall Canadian population for the same period.

The Vancouver census metropolitan area, a major Canadian shipping, manufacturing and services centre, had the largest urban population in BC with 2,548,740 persons in 2016. Meanwhile, the census metropolitan area for Victoria, the provincial capital, had a population of 370,899 persons in 2016.

Constitutional Framework

The structure of the British Columbia government is based on British parliamentary tradition and precedent. Prior to 1866, BC was composed of two British-controlled colonies — the Colony of Vancouver Island was established in 1849, and the Colony of British Columbia was established in 1858 on the mainland. In the Union Proclamation of 1866, the two colonies were joined to form the single united Crown Colony of British Columbia. On July 20, 1871, BC entered into Confederation with Canada. Although the Colony of Vancouver Island had a parliamentary form of government as far back as 1856, the first fully elected government was not instituted in BC until the autumn after Confederation with Canada. Responsible government was achieved in late 1872, when the Lieutenant Governor acquiesced to an executive council that was responsible to the legislative assembly.

Upon entering Confederation, BC came under the authority of the British North America Act, 1867 (BNA Act), a statute of the British parliament. Until 1982, the BNA Act defined the major national institutions and established the division of authority between the federal and provincial governments. In 1982, the BNA Act was renamed the Constitution Act, 1867 and its amendments were incorporated into the Constitution Act, 1982. The Constitution Act, 1982, which also includes the Canadian Charter of Rights and Freedoms, is companion legislation to the Canada Act, 1982. With the passage of the Canada Act, 1982, the British Parliament ended its legal right to legislate for Canada. Canada, as a federal state, divides legislative powers between the federal and provincial governments.

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Provincial Government

BC’s government is modeled after the British system. Functionally there are three main branches: the legislature, the executive and the judiciary.

Legislature

Legislative powers in British Columbia are exercised by a single legislative chamber, which is elected for a term of four years. BC, the first province in Canada to legislate fixed election dates, requires an election on the second Tuesday in May every four years. An election may also be called if the government loses a vote of confidence in the legislative assembly.

The legislature consists of the Lieutenant Governor and 85 elected members of the legislative assembly. The legislative assembly represents the people of BC in the conduct of the province’s affairs. The assembly is required by law to meet at least once a year with a normal session lasting several months. However, special sessions can last just a few days or many months, depending on the nature of the government’s business.

The legislature operates on a fixed schedule — the second Tuesday in February each year is usually reserved for the Throne Speech and the third Tuesday in February each year is reserved for the Budget Speech. After an election, a new budget must be tabled within 90 days of the post-election appointment of the Executive Council.

Executive

The executive is composed of the Lieutenant Governor and the executive council. The Lieutenant Governor, the Queen’s representative in British Columbia, holds a largely ceremonial place in the modern provincial government. By constitutional custom, the Lieutenant Governor is appointed by the Governor General of Canada for a term usually lasting five years.

The Lieutenant Governor, on the advice of the premier, appoints members of the executive council and is guided by the executive council’s advice as long as it holds the confidence of the legislative assembly. Following a general election, the Lieutenant Governor calls upon the leader of the political party with the largest number of elected members to serve as premier and to form the provincial government.

The Lieutenant Governor, on recommendation of the premier, convenes, prorogues and dissolves the legislative assembly and gives Royal Assent to all measures and bills passed by the assembly before they become law.

The executive council, or cabinet, is headed by the premier and is composed of selected members of the ruling party. Ministers are the head of government ministries, and are usually members of cabinet.

Cabinet determines government policy and is held responsible by the legislative assembly for the operation of the provincial government. Deputy ministers are the chief operating officers of ministries and are appointed by cabinet. Deputy ministers are responsible for carrying out government policies and for managing the work of their ministries.

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Judiciary

The judiciary performs functions that are central to the orderly operation of society. Judges hear and give judgment in criminal prosecutions and in actions arising from disputes between private citizens or between the government and private citizens. Judges apply both judge-made law, known as ‘‘common law,’’ and laws made by the Parliament of Canada and provincial legislatures. The judiciary is increasingly called on to determine whether laws passed by governments conform to the values expressed in the Canadian Charter of Rights and Freedoms.

BC’s judicial system is made up of the Provincial Court of British Columbia, the Supreme Court of British Columbia and the Court of Appeal of British Columbia. The Provincial Court includes Small Claims, Adult Criminal, Youth and Family divisions. The provincial government appoints Provincial Court judges, and the federal government appoints Court of Appeal and Supreme Court judges.

The federal judicial system includes the Tax Court of Canada, the Federal Court of Canada (Appeals division and Trial division) and the Supreme Court of Canada. The Federal Court of Canada hears cases in limited areas of exclusively federal jurisdiction, for example, reviewing decisions made by federal tribunals such as the Canada Labour Relations Board. The Supreme Court of Canada is the court of final resort and hears selected appeals from the Federal Court of Appeal and provincial Courts of Appeal.

Provincial Government Jurisdiction

Under Canada’s constitutional framework, BC has ownership and jurisdiction over natural resources and is responsible for education, health and social services, municipal institutions, property and civil rights, the administration of justice and other matters of purely provincial or local concern.

Annual Financial Cycle1

British Columbia’s Budget Transparency and Accountability Act (BTAA) outlines the province’s reporting requirements during the financial cycle and imposes specific reporting deadlines or release dates for these publications. In particular, fixed dates for presentation of the budget, as well as dates for quarterly and annual reports, are set by law.

Under the BTAA, the provincial government focuses its budgeting and reporting on a summary accounts basis. The BTAA requirements include reporting on the advice of the Economic Forecast Council; presentation of the annual Estimates, Budget and Fiscal Plan, Quarterly Reports, and Public Accounts in accordance with GAAP as set by a recognized standard setting organization and determined by Treasury Board (see page 55); publication of Quarterly Reports with revised forecasts; annual three-year service plans and service plan reports for each ministry and government organization; and an annual three-year government strategic plan and report.

Chart 3.1 summarizes the annual financial process of the province. This process consists of four main stages.

1 Reflects the financial cycle for normal years.

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Chart 3.1 Financial Planning and Reporting Cycle Overview

JAN FEB MAR APRIL MAY JUNE JULY AUG SEPT OCT NOV DEC
CALENDAR YEAR
Fiscal outlook updated and budget targets/envelopes established based on government priorities
Budget Consultation Process
Ministries and Crown corporations prepare 3-year service plans including financial implications
BUDGET PREPARATION
decisions on revenue, expense, Crown targets, capital, FTEs
Government Caucus Committee Review
Government tables in the Legislative Assembly it's annual Estimates along with a 3-Year Fiscal Plan and 3-year ministry/Crown service plans
ESTIMATES RELEASED
BUDGET & THREE-YEAR FISCAL PLAN RELEASED
Three-year service plans made public by government, ministries and Crown organizations
Legislative Assembly approves money/resources
Interim Supply
ESTIMATES DEBATED
to authorize ministry operating and capital spending
Final Supply
Government delivers programs and services, and incurs expenses
Based on Estimates and fiscal plan
Records are maintained of how revenue is earned and the money spent and forecasts updated
QUARTERLY REPORTS
ongoing reports of government and Crown corporation finances
FINANCIAL AND ECONOMIC REVIEW
Record of economic performance and annual government and Crown corporation finances
Detailed records of government and Crown corporation finances (audited by Auditor General and Crown corporation auditors)
PUBLIC ACCOUNTS PUBLISHED
Service plans are reported on
Annual service plan reports made public by government, ministries and organizations
MINISTERIAL ACCOUNTABILITY REPORT PUBLISHED
Legislative Assembly reviews Public Accounts
Select Standing Committee reviews Public Accounts
Select Standing Committee reviews Crown Corporations
FISCAL YEAR

Planning and Budget Preparation

Treasury Board, a committee of the Executive Council (i.e. Cabinet) reviews longer-term estimates of revenue, expense, capital and debt, and establishes a preliminary fiscal plan within the framework of the government’s overall strategic plan. Ministries, service delivery agencies and Crown corporations prepare three-year service plans, including performance measures and targets, and operating and capital budgets, for review by government. Treasury Board makes recommendations to Cabinet on budget allocations for ministries and agencies, and assesses commercial Crown corporation net income benchmarks, within the context of the fiscal plan. Included as inputs into this process are a consultation paper published by September 15th that invites public comment on issues for consideration as government develops its fiscal and service plans, and province-wide public hearings held by a committee of the legislature. A report outlining the results of the budget consultation process is made public by November 15th of each year.

Implementation and Reporting

The government’s revenue, expense and capital plans for the next three fiscal years, as well as other information on the government’s finances, are presented to the Legislative Assembly by the Minister of Finance in a budget document called the Budget and Fiscal Plan. The financial plan for the next fiscal year is also included in the document called the Estimates, which describes the individual appropriations to be voted on by the Legislative Assembly. Government’s strategic plan, service plans and a report on major capital projects (those where government contribution exceeds $50 million) must also

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be tabled in the Legislature. Throughout the year, the authorized funding as specified in the Estimates and ministry service plans is spent on programs and services. Crown corporations follow approved service plans under the direction of their own Boards of Directors. Quarterly Reports, including full-year forecasts, are published by legislated dates, thereby providing regular updates to the public on the government’s finances.

Evaluation

At the end of the fiscal year, the Public Accounts are prepared by the Comptroller General and examined by the Auditor General to ensure that the financial statements fairly present the government’s financial position. The Public Accounts are augmented by the British Columbia Financial and Economic Review, which provides an overview of annual and historical financial and economic results. In addition, annual service plan reports are made public that compare actual results with ministry and Crown corporation performance targets.

Accountability

The Public Accounts are presented to the Legislative Assembly and are reviewed by two committees of the Legislative Assembly (the Select Standing Committee on the Public Accounts and the Select Standing Committee on Crown corporations). At the same time, the Ministerial Accountability Report is published detailing the individual and collective financial performance of cabinet ministers, and the performance and revenue results achieved by the Ministers of State and the Minister of Finance. The Minister of Finance also presents to the Legislative Assembly plans, reports and statements related to the revenue-neutrality objectives of the Carbon Tax Act. In addition, at the same time as, or shortly after, the Public Accounts are tabled, ministries and most Crown corporations release their service plan reports detailing results for the previous fiscal year. A report on the government’s strategic plan is also presented.

Government’s Financial Statements

Government Reporting Entity

The provincial government conducts its activities through:

•             ministries;

•             service delivery agencies;

•             the SUCH sector (school districts; universities; colleges, university colleges and institutes; and health authorities and hospital societies); and

•             commercial Crown corporations.

The accounts relating to the ministries and other direct activities of government are contained in the Consolidated Revenue Fund (CRF), whose financial results are reported as a separate entity in the Public Accounts. The CRF comprises all money over which the legislature has direct power of appropriation. The operations of service delivery agencies, the SUCH sector entities and commercial Crown corporations are recorded in their own financial statements, which are subject to audit by the Auditor General or by private sector auditors.

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The relationship between the Legislature and government’s service delivery agencies, including the SUCH sector, and commercial Crown corporations is guided by either legislation or governance agreements between the boards of directors and their responsible ministers. In general, government is moving towards adopting governance agreements as its primary guide for these relationships.

According to generally accepted accounting principles (GAAP) for senior governments as established by the Public Sector Accounting Board (PSAB) of the Canadian Institute of Chartered Accountants, the province’s financial reporting consolidates the financial results of all these entities into a single set of financial statements. The provincial government publishes its financial statements annually in the Public Accounts.

Compliance with GAAP

British Columbia’s Budget Transparency and Accountability Act (BTAA) requires all financial documents produced by the province under that legislation to fully comply with GAAP. Compliance with this requirement began with the February 2004 budget and was completed in the 2004/05 Public Accounts.

Under GAAP, the CRF must be converted from a net basis to provide gross revenues and expenses. Next, service delivery agencies are consolidated with the CRF on a line-by-line basis for both the income statement and balance sheet. Commercial Crown corporations2 and commercial subsidiaries owned by service delivery agencies are disclosed on a modified equity basis — i.e. their net income is reported as revenue and their retained earnings as an investment.

Where the accounting policies of service delivery agencies differ from those used by the central government in preparing its own consolidated revenue fund financial statements, the service delivery agency financial statements are adjusted to conform to government’s accounting policies.

While PSAB GAAP makes specific pronouncements for fully consolidated entities, it prescribes adherence to International Financial Reporting Standards for entities consolidated on a modified equity basis. Modified equity means that there are no adjustments for differences between the accounting policies used by the entity being consolidated and the parent organization.

The BTAA authorizes Treasury Board to adopt different standards than those promoted by PSAB in order to ensure that British Columbia’s financial reporting reflects the policy framework within which the Crown corporations and agencies operate. Any alternate standard adopted by Treasury Board must come from other areas of Canadian GAAP, or from a widely-accepted accredited accounting standard setting body in another jurisdiction (e.g. the US Financial Accounting Standards Board). As authorized by the BTAA, Treasury Board mandated one variance from IFRS — the use of regulatory accounting by BC Hydro — to ensure financial reporting reflects the policy framework within which the Crown corporation operates.

The full text of government’s significant accounting policies can be found in Note 1 to the Consolidated Summary Financial Statements in the 2016/17 Public Accounts.

2     Crown corporations are considered commercial if the majority of their operating revenue comes from non-government sources, and their operating revenue is sufficient to cover operating and debt service costs without the need for government grants or other forms of assistance. Otherwise they are included with the service delivery agencies.

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Table 3.1 Provincial Taxes (as of July 2017)

Type and
Statute Reference	Tax Base	Tax Rate	Characteristics and Exemptions

Income — Income Tax Act	Taxable Income: • Corporate	General rate: 11% Small business rate: 2.5%.	The Canada Revenue Agency administers BC’s personal and corporate income taxes under the Tax Collection Agreement between the province and the federal government.

	• Personal	Tax rates of 5.06%, 7.7%, 10.5%, 12.29% and 14.7% corresponding to the following tax brackets: up to $38,898, $38,898.01 to $77,797, $77,797.01 to $89,320, $89,320.01 to $108,460, and over $108,460.

Corporate tax credits include the scientific research and experimental development tax credit, the book publishing tax credit, the interactive digital media tax credit and the film tax credits. In addition, the farmers’ food donation tax credit, political contributions tax credit, mining exploration tax credit, logging tax credit, training tax credits and venture capital tax credits are available to both individuals and corporations.

BC provides a set of non-refundable credits similar to most federal non-refundable credits.

Personal tax credits include the BC low income climate action tax credit, BC sales tax credit, the BC early childhood tax benefit, and other credits available to individuals who meet specific eligibility criteria.

Real property transfers — Property Transfer Tax Act	Fair market value of property, or interest in property, transferred; for presold strata units purchased at arm’s length, total consideration for the strata unit.

1% on the first $200,000 of the fair market value transferred, 2% of the fair market value that exceeds $200,000 but does not exceed $2,000,000 and 3% of the fair market value that exceeds $2,000,000.

For foreign nationals and foreign corporations registering residential class property in the Greater Vancouver Regional District other than on Tsawwassen Lands, an additional 15% of fair market value.

Eligible first time home-buyers are fully exempt from tax on transfers of eligible properties up to $475,000. Similarly, eligible purchasers of newly constructed homes are fully exempt if the fair market value is $750,000 or less.

Other exemptions include: some intergenerational transfers or transfers to a spouse of principal residences, recreational residences and family farms; transfers of property between spouses pursuant to written separation agreements or court orders; transfers of property to local governments, registered charities and educational institutions; transfers of property to veterans under the Veterans’ Land Act (Canada); transfers of land to be protected, preserved, conserved or kept in a natural state; and transfers of leases 30 years or less in duration. A number of technical exemptions are also provided.

Foreign nationals who become citizens or permanent residents of Canada within a year of purchase may be eligible for a refund of the additional 15% tax.

Foreign nationals who are in the Provincial Nominee Program process for immigration to Canada may be exempt from the additional 15% tax.

Retail sales tax — Provincial Sales Tax Act	Purchase and lease of tangible personal property. Purchase of software, accommodation, related services, telecommunication services and legal services. Gifts of vehicles, boats and aircraft.	General rate: 7% Liquor: 10% Accommodation: 8% Vehicles: 7% to 12% Boats and aircraft: 7% or 12% Manufactured buildings: reduced rate of tax.

Paid by purchasers and lessees and primarily collected through businesses required to be registered under the Act.

Major consumer exemptions include, but are not limited to:

•                  food for human consumption (all food including prepared food),

•                  residential energy,

•                  children’s clothing and footwear (child-sized clothing and adult-sized clothing for children under 15 years of age),

•                  basic cable and residential land-line telephone services, and

•                  vitamins, drugs, and household medical aids.

Major business exemptions include, but are not limited to:

•                  goods acquired solely for re-sale or re-lease,

•                  goods purchased to be incorporated into goods for sale or lease, and

•                  certain production machinery and equipment purchased by major industries (manufacturers, logging, mining, oil and gas) for qualifying activities at qualifying locations.

Tobacco — Tobacco Tax Act	By cigarette, cigar retail price, and weight on other tobacco products.	23.9 cents per cigarette or tobacco stick and per gram of loose tobacco; 90.5% of taxable price on cigars to a maximum tax of $7 per cigar.

Tax is payable on tobacco by purchasers at the time of retail purchase. Tobacco is subject to a security scheme. Security is payable by wholesale dealers registered under the Act when tobacco is delivered to them.

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Table 3.1 Provincial Taxes (as of July 2017) — Continued

Type and
Statute Reference	Tax Base	Tax Rate	Characteristics and Exemptions

Carbon dioxide equivalent emissions from combustion of fuels and combustibles — Carbon Tax Act

Purchase, use, or, in certain circumstances, transfer or importation of:

•                  Aviation Fuel

•                  Gasoline

•                  Heavy Fuel Oil

•                  Jet Fuel

•                  Kerosene

•                  Light Fuel Oil

•                  Methanol (not produced from biomass)

•                  Naphtha

•                  Butane

•                  Coke Oven Gas

•                  Ethane

•                  Pentanes Plus

•                  Gas Liquids

•                  Natural Gas

•                  Propane

•                  Refinery Gas

•                  High Heat Value Coal

•                  Low Heat Value Coal

•                  Coke

•                  Petroleum Coke

•                  Also combustion of peat and tires (whole or shredded) to produce heat or energy (combustibles).

Tax rates vary by type of fuel or combustible based on carbon dioxide equivalent emitted by each fuel or combustible. Tax rates are equivalent to $30 per tonne of carbon dioxide equivalent.

Tax is payable on fuels by purchasers at the time of retail purchase. Fuels, other than natural gas, are subject to a security scheme similar to the security scheme under the Motor Fuel Tax Act. Security is payable by collectors registered under the Act when fuel is sold in British Columbia for the first time after manufacture or importation.

Tax on the purchase of natural gas is collected and remitted at the retail level.

Tax on use, transfer and import is self-assessed.

Tax on the burning of combustibles is self-assessed

Exemptions include:

•                  fuel used for certain non-energy purposes,

•                  fuel used for eligible inter-jurisdictional transportation,

•                  coloured gasoline and coloured diesel purchased by farmers solely for listed farm purposes, and

•                  minor exemptions similar to exemptions in other consumption tax acts for administrative and technical reasons.

Motor fuel — Motor Fuel Tax Act	Purchase, use, or in certain circumstances, transfer or importation of fuels:

Tax generally applies to all fuels purchased for use, or used in internal combustion engines. Tax is payable on fuels by purchasers at the time of retail purchase. Most fuels are subject to a security scheme similar to the security scheme under the Carbon Tax Act. Security is payable by collectors registered under the Act when fuel is sold in British Columbia for the first time after manufacture or importation. The additional tax collected in the South Coast BC Transportation Service Region, on behalf of TransLink, helps fund regional transportation costs. The additional tax collected in the Victoria Regional Transit Service Area, on behalf of BC Transit, helps fund the public transit system.

• Clear gasoline

General rate: 14.5 cents per litre (includes 6.75 cents per litre collected on behalf of the BC Transportation Financing Authority).

South Coast BC Transportation Service Region: 25.5 cents per litre (includes 6.75 cents per litre collected on behalf of the BC Transportation Financing Authority and 17 cents per litre collected on behalf of TransLink).

Victoria Regional Transit Service Area: 18 cents per litre (includes 6.75 cents per litre collected on behalf of the BC Transportation Financing Authority and 3.5 cents per litre collected on behalf of BC Transit).

2017 Financial and Economic Review — August 2017

Part 3 — Supplementary Information

Table 3.1 Provincial Taxes (as of July 2017) — Continued

Type and
Statute Reference	Tax Base	Tax Rate	Characteristics and Exemptions

Motor fuel — Motor Fuel Tax Act (continued)	• Motive fuel	General rate: 15 cents per litre (includes 6.75 cents per litre collected on behalf of the BC Transportation Financing Authority).	Tax applies to diesel fuel but does not include alternative motor fuels or coloured fuels.

South Coast BC Transportation Service Region: 26 cents per litre (includes 6.75 cents per litre collected on behalf of the BC Transportation Financing Authority and 17 cents per litre collected on behalf of TransLink).

Victoria Regional Transit Service Area: 18.5 cents per litre (includes 6.75 cents per litre collected on behalf of the BC Transportation Financing Authority and 3.5 cents per litre collected on behalf of BC Transit).

	• Alternative motor fuels (natural gas, hydrogen and methanol (M85+))	Exempt.	Natural gas, when used as a motor fuel, is exempt from tax. Certain hydrogen is exempt from tax. Fuels comprised of at least 85% methanol are also exempt from tax.

	• Coloured fuel, marine diesel fuel	3 cents per litre.

Coloured fuel may be used in all vehicles not licensed to operate on a highway and in specific industrial vehicles. Farmers are exempt from paying the tax when fuel is used solely for listed farm purposes. Farm trucks are allowed to use tax-exempt coloured fuel for farming purposes on a highway.

	• Locomotive fuel	3 cents per litre.	Tax applies to fuel specifically for use in locomotives.

	• Propane	2.7 cents per litre.

Propane tax applies to all uses of propane. There are exemptions for propane used as residential energy in a residential dwelling, for propane used by qualifying farmers solely for a farm purpose, and for small containers of propane.

	• Aviation fuel	2 cents per litre.	Aviation fuel tax applies to fuel produced specifically for use in a non-turbine aircraft engine.

	• Jet fuel	2 cents per litre.	Jet fuel tax applies to fuel produced specifically for use in a turbine aircraft engine. Jet fuel used for international flights is exempt.

	• Natural gas used in stationary engines, other than listed below	1.1 cents per 810.32 litres.

	• Natural gas used in pipeline compressors to transmit marketable gas	1.9 cents per 810.32 litres.

	• Natural gas used in pipeline compressors to extract and transmit raw gas from wells to processing plants	Exempt.

	• Natural gas used in compressors to re-inject sour gas into depleted Wells	Exempt.

2017 Financial and Economic Review — August 2017

Part 3 — Supplementary Information

Table 3.1 Provincial Taxes (as of July 2017) — Continued

Type and
Statute Reference	Tax Base	Tax Rate	Characteristics and Exemptions

Motor fuel — Motor Fuel Tax Act (continued)	• Marine bunker fuel • Marine gas oil	Exempt. Exempt.	Exemption applies to bunker fuel used as fuel in a ship. Exemption applies to marine gas oil when used in primary gas turbine engines to propel passenger and cargo vessels.

Natural resources — Logging Tax Act	Net income from logging in BC.	10% (fully recoverable against federal and provincial corporation and personal income tax).	Net income from logging after deducting non-forestry income and a processing allowance.

— Mineral Land Tax Act	Assessed value of freehold mineral land and production areas.	Undesignated mineral land — $1.25 to $4.94 per hectare. Designated production areas — $4.94 per hectare.	Rates of tax set on sliding scale, dependent on size and designation of land.

— Mineral Tax Act	Cash flow from individual metal and coal mines (other than placer gold mines).	2% of net current proceeds (NCP). 13% of net revenue (NR).

Tax calculated on a mine-by-mine basis. NCP tax paid on current operating cash flow until all current and capital costs, plus any investment allowance, are recovered. NR tax paid thereafter on cumulative cash flow. NCP tax creditable against NR tax.

	Volume of production of limestone, dolomite, marble, shale, clay, volcanic ash, diatomaceous earth, sandstone, quartzite and dimension stone.	$0.15 per tonne removed from all quarries operated.

An operator may deduct 25,000 tonnes from the total number of tonnes removed from all quarries operated by that operator. However, the amount deducted from any one quarry by all operators of that quarry must not exceed 25,000 tonnes.

	Value of minerals sold by placer gold mines.	0.5% of value of minerals sold.

Insurance — Insurance Premium Tax Act	BC premiums.	4.4% for vehicle and property insurance; 2% for life, sickness, personal accident and loss of salary and wages insurance, 4% for other insurance, and 7% for all contracts with unlicensed insurers.

Exemptions: benefit societies; mutual corporations with 50% of income from farm or 100% from religious, educational or charitable institutions; marine, except pleasure craft; approved medical or hospitalization plans.

Real property — Taxation (Rural Area) Act	Assessed value of land and improvements in rural areas (outside municipalities). Assessment determined under the Assessment Act.

Rates are set annually as a percentage of assessed value. For residential properties the rates are set to increase average residential rural taxes by the rate of inflation. For 2017, the rates were set so that total non-residential rural tax revenues increase by inflation plus tax on new construction. For 2017, the rates are 0.053% for farms; 0.045% for managed forest lands; 0.054% for residential; 0.093% for recreational property/non-profit organizations; 0.295% for light industry, business and other property not contained in any other class; 0.387% for utilities; 0.6% for major industry and 0.01% for supportive housing.

In Peace River Regional District, tax rates are 0.432% for utilities; 0.645% for major industry and 0.34% for light industry.

Some exemptions apply under various statutes.

2017 Financial and Economic Review — August 2017

Part 3 — Supplementary Information

Table 3.1 Provincial Taxes (as of July 2017) — Continued

Type and
Statute Reference	Tax Base	Tax Rate	Characteristics and Exemptions

Residential class school property Tax — School Act	Assessed value of residential land and improvements. Assessment determined under the Assessment Act.	Rates are set annually to increase average gross residential taxes by the rate of inflation. The rates vary by school district. For 2017, rates range from about 0.082% to 0.530%.

Basic rates are calculated using a formula to moderate effects of varying average assessments on school district taxes. Amendments to the School Act in 2002 allow the Minister of Finance to apply different tax rates within a school district. Tofino is the only municipality with a rate that differs from the rest of the school district. School districts may levy additional tax on residential class property if authorized by local referendum. None do.

Non-residential class school property tax — School Act	Assessed value of non-residential land and improvements. Assessment determined under the Assessment Act.

Rates are set annually. For 2017, except for the major and light industry property classes, the rates are set so that total non-residential school tax revenues in each class increase by inflation plus new construction. The major and light industry property class rates are set to be the same as the business property class rates.

For 2017 the rates are 0.27% for recreational property/non-profit organizations; 0.19% for managed forest land; 0.69% for farms; 0.48% for light industry, major industry, business and other property not contained in any other class; 1.34% for utilities and 0.01% for supportive housing.

Some exemptions apply under various statutes.

An industrial property tax credit reduces provincial school property tax by 60% on major industrial (class 4) properties.

A 50% provincial farm land property tax credit reduces the provincial school property tax on farm land (class 9).

Police tax — Police Act	Assessed value of land and improvements in municipalities under 5,000 population and in rural areas. Assessment determined under the Assessment Act.

Rates are set annually to raise up to 50% of the cost of rural and small community policing. Rates are set for each of the nine property classes in each municipality under 5,000 population, in each electoral area of the province and in the area of the province outside a regional district.

Basic rates are calculated using a formula that includes assessed value and population. Adjustments are embedded in the rates to reflect the contribution taxpayers in the rural areas make to policing costs through the rural area property tax, and to account for traffic fine revenue sharing and for payments in lieu of taxes from the federal and provincial governments.

2017 Financial and Economic Review — August 2017

Part 3 — Supplementary Information

Table 3.2 Interprovincial Comparisons of Tax Rates — 2017

(Rates known and in effect as of July 1, 2017)

									Prince	Newfound-
	British		Saskat-				New	Nova	Edward	land and
Tax	Columbia	Alberta	chewan	Manitoba	Ontario	Quebec	Brunswick	Scotia	Island	Labrador
Corporate income tax (per cent of taxable income)
General rate	11	12	11.5	12	11.5	11.8	14	16	16	15
Manufacturing rate [1]	11	12	9.5	12	10	11.8	14	16	16	15
Small business rate [2]	2.5	2	2	0	4.5	8	3	3	4.5	3
Small business threshold ($000s)	500	500	500	450	500	500	500	500	500	500
Corporation capital tax (per cent) Financial [3]	Nil	Nil	0.7/4	6	Nil	Nil	4/5	4	5	6
Health care premiums/month ($)
Individual/family [4]	75/150	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Payroll tax (per cent) [5]	Nil	Nil	Nil	2.15	1.95	4.26	Nil	Nil	Nil	2
Insurance premium tax (per cent) [6]	2-4.4	3-4	3-4	2-3	2-3.5	3.48	2-3	3-4	3.75-4	5
Fuel tax (cents per litre) [7]
Gasoline	21.17	17.49	15.0	14.0	22.5	29.0	24.7	24.8	22.5	34.9
Diesel	22.67	18.35	15.0	14.0	21.6	29.7	30.8	23.9	29.7	31.5
Sales tax (per cent) [8] General rate	7	Nil	6	8	8	9.975	10	10	10	10
Tobacco tax (dollars per carton of 200 cigarettes) [9]	47.80	50.00	60.63	68.24	40.11	29.80	61.80	66.20	60.66	59.56

1    In British Columbia (and some other provinces), the general rate applies to income from manufacturing and processing. In Quebec, the rate for manufacturing corporations eligible for the small business rate is 4 per cent; the rate for other manufacturing corporations is the general rate.

2    Budget 2017 announced the intent to decrease the British Columbia small business rate to 2 per cent effective April 1, 2017; however, legislation enacting this change has not been implemented.

3    In Saskatchewan, small financial corporations pay the rate of 0.7 per cent on their capital. A small financial corporation has less than $1.5 billion in taxable capital. Large financial corporations are subject to the 4 per cent rate for all taxable capital. In New Brunswick, trust and loan companies are subject to the rate of 4 per cent, while banks are subject to the rate of 5 per cent.

4    Budget 2017 announced the intent to reduce British Columbia Medical Services Plan premiums by 50 per cent for individuals and families with family net income up to $120,000 effective January 1, 2018; however, legislation enacting this change has not been implemented. Ontario levies a health premium, as part of its provincial personal income tax system, of up to $900 per year.

5    Provinces with payroll taxes provide payroll tax relief for small businesses. Quebec also levies a compensation tax of up to 4.48 per cent on salaries and wages paid by financial institutions.

6    Lower rates apply to premiums for life, sickness and accident insurance; higher rates apply to premiums for property insurance including automobile insurance. In Manitoba, Ontario, Quebec, and Newfoundland and Labrador, specific sales taxes also apply to certain insurance premiums except, generally, those related to individual life and health.

7    Tax rates are for regular fuel used on highways and include all provincial taxes payable by consumers at the pump. The British Columbia rates include 6.75 cents per litre dedicated to the BC Transportation Financing Authority and the carbon tax rates of 6.67 cents per litre for gasoline and 7.67 cents per litre for diesel. The British Columbia rates do not include regional taxes that increase the gasoline and diesel tax rates by 11 cents per litre in the South Coast British Columbia transportation service region and by 3.5 cents per litre in the Capital Regional District. The Alberta rates include carbon levy rates of 4.49 cents per litre for gasoline and 5.35 cents per litre for diesel. The tax rates for Ontario, Quebec, New Brunswick, Nova Scotia, Prince Edward Island, and Newfoundland and Labrador include provincial sales tax based on average pump prices as of June 2017. Quebec’s tax rates do not include increased or reduced regional tax rates, such as an additional tax of 3 cents per litre on gasoline in the Montreal area.

8    Tax rates shown are statutory rates. Ontario, Quebec, New Brunswick, Nova Scotia, Prince Edward Island, and Newfoundland and Labrador have harmonized their sales taxes with the federal GST. Alberta imposes a 4 per cent tax on short-term rental accommodation.

9    Includes estimated provincial sales tax in all provinces except British Columbia, Alberta and Quebec. Budget 2017 announced the intent to increase the British Columbia tobacco tax rate to $49.40 per carton effective October 1, 2017; however, legislation enacting this change has not been implemented.

2017 Financial and Economic Review — August 2017

Appendix 1

Economic Review

Supplementary Tables

2017 Financial and Economic Review — August 2017

Appendix 1 — Economic Review

Table A1.1A Aggregate and Labour Market Indicators

			Real GDP	Primary	Gross fixed	Business			Unemployment
	Population [1]	Nominal GDP	(chained)	household income	capital formation	incorporations	Labour force	Employment	rate
	(thousands)	($ millions)	($2007 millions)	($ millions)	($ millions)	(number)	(thousands)	(thousands)	(per cent)
1982	2,877	45,928	93,197	34,298	11,061	—	1,427	1,253	12.1
1983	2,908	48,540	93,783	34,488	10,903	—	1,446	1,245	13.9
1984	2,947	50,949	94,613	36,120	10,722	—	1,465	1,245	15.0
1985	2,975	54,868	101,299	38,750	11,573	—	1,493	1,280	14.3
1986	3,004	57,943	102,319	40,980	11,012	—	1,526	1,332	12.7
1987	3,049	64,039	108,705	44,679	12,607	—	1,567	1,378	12.1
1988	3,115	70,943	114,747	49,499	15,210	—	1,599	1,435	10.3
1989	3,197	77,267	118,320	55,623	18,748	—	1,659	1,508	9.1
1990	3,292	81,223	120,248	61,628	19,391	19,550	1,703	1,560	8.4
1991	3,374	83,779	120,477	64,043	19,283	18,528	1,751	1,578	9.9
1992	3,469	89,356	123,918	66,903	20,546	20,406	1,800	1,617	10.1
1993	3,568	96,066	129,860	69,436	21,435	22,955	1,848	1,668	9.7
1994	3,676	102,426	133,334	72,952	24,400	25,774	1,918	1,743	9.1
1995	3,777	107,931	136,796	76,770	23,076	23,846	1,951	1,786	8.5
1996	3,874	111,195	140,116	78,984	22,787	23,237	1,986	1,813	8.7
1997	3,949	117,135	144,744	81,937	24,819	22,958	2,032	1,860	8.5
1998	3,983	118,186	146,371	84,250	23,173	20,759	2,038	1,858	8.8
1999	4,011	123,959	151,383	87,858	23,281	21,009	2,064	1,894	8.3
2000	4,039	134,606	158,243	92,658	24,152	21,388	2,080	1,931	7.2
2001	4,077	136,852	159,326	95,273	26,197	19,474	2,082	1,921	7.7
2002	4,100	141,946	165,402	99,104	26,819	20,987	2,135	1,952	8.5
2003	4,124	149,751	169,019	102,266	29,096	22,531	2,172	1,998	8.0
2004	4,155	162,293	175,571	108,765	34,336	24,703	2,186	2,028	7.2
2005	4,196	174,855	184,267	115,935	39,429	30,937	2,220	2,090	5.9
2006	4,242	188,219	192,385	126,504	45,658	33,273	2,248	2,141	4.8
2007	4,291	198,325	198,325	135,259	49,568	34,036	2,304	2,206	4.3
2008	4,349	204,406	199,768	140,011	52,692	30,085	2,349	2,242	4.6
2009	4,411	196,250	194,987	138,552	46,303	26,431	2,375	2,192	7.7
2010	4,466	205,117	200,324	142,858	49,423	30,305	2,405	2,223	7.6
2011	4,499	216,786	206,360	150,302	50,911	30,853	2,409	2,228	7.5
2012	4,546	221,414	211,427	156,215	54,486	31,066	2,429	2,263	6.8
2013	4,589	228,973	216,716	164,186	53,814	32,225	2,425	2,266	6.6
2014	4,645	240,900	223,852	170,791	58,477	34,951	2,425	2,278	6.1
2015	4,693	249,981	231,299	179,737	60,313	37,934	2,458	2,306	6.2
2016	4,752	—	—	—	—	43,556	2,532	2,380	6.0
(annual percentage change)[2]
1983	1.1	5.7	0.6	0.6	(1.4)	—	1.3	(0.7)	1.8
1984	1.4	5.0	0.9	4.7	(1.7)	—	1.3	0.0	1.1
1985	0.9	7.7	7.1	7.3	7.9	—	1.9	2.8	(0.7)
1986	1.0	5.6	1.0	5.8	(4.8)	—	2.2	4.1	(1.6)
1987	1.5	10.5	6.2	9.0	14.5	—	2.7	3.4	(0.6)
1988	2.2	10.8	5.6	10.8	20.6	—	2.0	4.1	(1.8)
1989	2.6	8.9	3.1	12.4	23.3	—	3.8	5.1	(1.2)
1990	3.0	5.1	1.6	10.8	3.4	—	2.6	3.4	(0.7)
1991	2.5	3.1	0.2	3.9	(0.6)	(5.2)	2.8	1.1	1.5
1992	2.8	6.7	2.9	4.5	6.5	10.1	2.8	2.5	0.2
1993	2.9	7.5	4.8	3.8	4.3	12.5	2.7	3.1	(0.4)
1994	3.0	6.6	2.7	5.1	13.8	12.3	3.8	4.5	(0.6)
1995	2.8	5.4	2.6	5.2	(5.4)	(7.5)	1.7	2.4	(0.6)
1996	2.6	3.0	2.4	2.9	(1.3)	(2.6)	1.8	1.6	0.2
1997	1.9	5.3	3.3	3.7	8.9	(1.2)	2.3	2.6	(0.2)
1998	0.9	0.9	1.1	2.8	(6.6)	(9.6)	0.3	(0.1)	0.3
1999	0.7	4.9	3.4	4.3	0.5	1.2	1.3	1.9	(0.5)
2000	0.7	8.6	4.5	5.5	3.7	1.8	0.8	2.0	(1.1)
2001	0.9	1.7	0.7	2.8	8.5	(8.9)	0.1	(0.5)	0.5
2002	0.6	3.7	3.8	4.0	2.4	7.8	2.5	1.6	0.8
2003	0.6	5.5	2.2	3.2	8.5	7.4	1.7	2.3	(0.5)
2004	0.8	8.4	3.9	6.4	18.0	9.6	0.7	1.5	(0.8)
2005	1.0	7.7	5.0	6.6	14.8	25.2	1.5	3.0	(1.3)
2006	1.1	7.6	4.4	9.1	15.8	7.6	1.3	2.4	(1.1)
2007	1.2	5.4	3.1	6.9	8.6	2.3	2.5	3.0	(0.5)
2008	1.4	3.1	0.7	3.5	6.3	(11.6)	2.0	1.6	0.3
2009	1.4	(4.0)	(2.4)	(1.0)	(12.1)	(12.1)	1.1	(2.2)	3.1
2010	1.3	4.5	2.7	3.1	6.7	14.7	1.3	1.4	(0.1)
2011	0.7	5.7	3.0	5.2	3.0	1.8	0.2	0.2	(0.1)
2012	1.0	2.1	2.5	3.9	7.0	0.7	0.8	1.6	(0.7)
2013	0.9	3.4	2.5	5.1	(1.2)	3.7	(0.1)	0.1	(0.2)
2014	1.2	5.2	3.3	4.0	8.7	8.5	0.0	0.6	(0.5)
2015	1.0	3.8	3.3	5.2	3.1	8.5	1.3	1.2	0.1
2016	1.2	—	—	—	—	14.8	3.0	3.2	(0.2)

1  As at July 1. Data take into account adjustments made for net census undercount in 1996, 2001, 2006, 2011 and non-permanent residents.

Sources: Statistics Canada (CANSIM tables 051-0001, 384-0038, 384-0040, 282-0002 - accessed June 2017) and BC Stats.

2017 Financial and Economic Review — August 2017

Appendix 1 — Economic Review

Table A1.1B Prices, Earnings and Financial Indicators

					Primary	Household
			Average	Compensation	household	disposable			Conventional
	BC	Vancouver	weekly	of	income	income	Prime	Can/US	(5 year)
	CPI	CPI	wage rate[1]	employees[2]	per capita	per capita	rate	exchange rate	mortgage rate
	(2002=100)	(2002=100)	($)	($ millions)	(current $)	(current $)	(per cent)	(US cents)	(per cent)[3]
1982	57.3	56.6	—	26,380	11,923	9,853	15.8	81.1	18.0
1983	60.4	59.7	—	26,834	11,862	9,872	11.2	81.1	13.2
1984	62.8	62.1	—	27,748	12,256	10,332	12.1	77.2	13.6
1985	64.8	64.0	—	29,303	13,025	11,068	10.6	73.2	12.1
1986	66.7	66.2	—	30,408	13,644	11,527	10.5	72.0	11.2
1987	68.7	68.2	—	33,177	14,655	12,332	9.5	75.4	11.2
1988	71.2	70.6	—	36,537	15,892	13,220	10.8	81.3	11.7
1989	74.4	73.8	—	40,711	17,400	14,476	13.3	84.5	12.1
1990	78.4	77.8	—	44,656	18,720	15,181	14.1	85.7	13.4
1991	82.6	81.9	—	46,772	18,983	15,536	9.9	87.3	11.1
1992	84.8	84.3	—	49,430	19,287	15,942	7.5	82.7	9.5
1993	87.8	87.3	—	51,782	19,462	16,252	5.9	77.5	8.8
1994	89.5	89.1	—	54,492	19,845	16,425	6.9	73.2	9.5
1995	91.6	91.3	—	57,214	20,324	16,598	8.7	72.9	9.2
1996	92.4	92.1	—	58,685	20,387	16,539	6.1	73.3	7.9
1997	93.1	92.6	612.55	60,816	20,751	16,831	5.0	72.2	7.1
1998	93.4	93.0	620.99	62,340	21,152	17,094	6.6	67.4	6.9
1999	94.4	93.9	628.12	64,358	21,902	17,896	6.4	67.3	7.6
2000	96.1	96.0	639.18	68,975	22,940	18,426	7.3	67.3	8.4
2001	97.7	97.8	648.27	70,663	23,369	19,345	5.8	64.6	7.4
2002	100.0	100.0	668.48	73,752	24,171	20,498	4.2	63.7	7.0
2003	102.2	102.0	683.79	76,134	24,798	20,916	4.7	71.4	6.4
2004	104.2	104.0	687.32	81,017	26,177	21,877	4.0	76.8	6.2
2005	106.3	106.0	704.05	86,189	27,631	22,663	4.4	82.5	6.0
2006	108.1	108.0	725.69	94,384	29,824	24,580	5.8	88.2	6.7
2007	110.0	110.2	748.41	99,719	31,522	25,935	6.1	93.1	7.1
2008	112.3	112.8	779.76	103,735	32,191	26,713	4.7	93.7	7.1
2009	112.3	112.9	801.18	101,368	31,413	26,835	2.4	87.6	5.6
2010	113.8	114.9	820.49	103,864	31,988	27,803	2.6	97.1	5.6
2011	116.5	117.5	838.19	108,841	33,407	28,546	3.0	101.1	5.4
2012	117.8	119.0	853.48	112,543	34,361	29,415	3.0	100.1	5.3
2013	117.7	119.2	879.80	117,735	35,778	30,803	3.0	97.1	5.2
2014	118.9	120.5	882.22	122,616	36,767	31,436	3.0	90.5	4.9
2015	120.2	121.9	914.04	127,436	38,299	33,011	2.8	78.2	4.7
2016	122.4	124.6	920.92	—	—	—	2.7	75.4	4.7
(annual percentage change) [4]
1983	5.4	5.5	—	1.7	(0.5)	0.2	(4.6)	0.1	(4.8)
1984	4.0	4.0	—	3.4	3.3	4.7	0.9	(3.9)	0.4
1985	3.2	3.1	—	5.6	6.3	7.1	(1.5)	(4.0)	(1.5)
1986	2.9	3.4	—	3.8	4.8	4.1	(0.1)	(1.3)	(0.9)
1987	3.0	3.0	—	9.1	7.4	7.0	(1.0)	3.4	(0.0)
1988	3.6	3.5	—	10.1	8.4	7.2	1.3	5.8	0.5
1989	4.5	4.5	—	11.4	9.5	9.5	2.5	3.2	0.4
1990	5.4	5.4	—	9.7	7.6	4.9	0.7	1.2	1.3
1991	5.4	5.3	—	4.7	1.4	2.3	(4.1)	1.6	(2.2)
1992	2.7	2.9	—	5.7	1.6	2.6	(2.5)	(4.5)	(1.6)
1993	3.5	3.6	—	4.8	0.9	1.9	(1.5)	(5.2)	(0.7)
1994	1.9	2.1	—	5.2	2.0	1.1	0.9	(4.3)	0.8
1995	2.3	2.5	—	5.0	2.4	1.1	1.8	(0.4)	(0.4)
1996	0.9	0.9	—	2.6	0.3	(0.4)	(2.6)	0.5	(1.2)
1997	0.8	0.5	—	3.6	1.8	1.8	(1.1)	(1.1)	(0.9)
1998	0.3	0.4	1.4	2.5	1.9	1.6	1.6	(4.8)	(0.1)
1999	1.1	1.0	1.1	3.2	3.5	4.7	(0.2)	(0.1)	0.6
2000	1.8	2.2	1.8	7.2	4.7	3.0	0.8	0.0	0.8
2001	1.7	1.9	1.4	2.4	1.9	5.0	(1.5)	(2.8)	(0.9)
2002	2.4	2.2	3.1	4.4	3.4	6.0	(1.6)	(0.9)	(0.4)
2003	2.2	2.0	2.3	3.2	2.6	2.0	0.5	7.7	(0.6)
2004	2.0	2.0	0.5	6.4	5.6	4.6	(0.7)	5.5	(0.1)
2005	2.0	1.9	2.4	6.4	5.6	3.6	0.4	5.7	(0.3)
2006	1.7	1.9	3.1	9.5	7.9	8.5	1.4	5.6	0.7
2007	1.8	2.0	3.1	5.7	5.7	5.5	0.3	4.9	0.4
2008	2.1	2.4	4.2	4.0	2.1	3.0	(1.4)	0.6	(0.0)
2009	0.0	0.1	2.7	(2.3)	(2.4)	0.5	(2.3)	(6.1)	(1.4)
2010	1.3	1.8	2.4	2.5	1.8	3.6	0.2	9.5	(0.0)
2011	2.4	2.3	2.2	4.8	4.4	2.7	0.4	4.0	(0.2)
2012	1.1	1.3	1.8	3.4	2.9	3.0	0.0	(1.0)	(0.1)
2013	(0.1)	0.2	3.1	4.6	4.1	4.7	0.0	(3.0)	(0.0)
2014	1.0	1.1	0.3	4.1	2.8	2.1	0.0	(6.6)	(0.4)
2015	1.1	1.2	3.6	3.9	4.2	5.0	(0.2)	(12.3)	(0.2)
2016	1.8	2.2	0.8	—	—	—	(0.1)	(2.8)	(0.0)

1 Data prior to 1997 are not available.

2 Component of household income account. This amount includes the wages, salaries and employers’ social contributions earned by BC residents, regardless of where they are employed.

3 The most typical of those offered by the major chartered banks

4 Prime rate, exchange rate and conventional (5 year) mortgage rates expressed as percentage point difference.

Sources: Statistics Canada (CANSIM tables 326-0020, 282-0072, 384-0040, 176-0043, 176-0064 - accessed June 2017) and BC Stats.

2017 Financial and Economic Review — August 2017

Appendix 1 — Economic Review

Table A1.1C Other Indicators

	Manufacturing		Housing	Non-residential	Tourism	High-tech	BC international
	shipments	Retail sales	starts	building permits	GDP[1]	GDP[1]	goods exports
	($ millions)	($ millions)	(number)	($ millions)	($ millions)	($ millions)	($ millions)
1982	—	—	19,807	1,026	—	—	12,353
1983	—	—	22,607	775	—	—	13,244
1984	—	—	16,169	827	—	—	15,748
1985	—	—	17,969	812	—	—	13,591
1986	—	—	20,687	912	—	—	13,033
1987	—	—	28,944	999	—	—	15,883
1988	—	—	30,487	1,647	—	—	17,405
1989	—	—	38,894	1,812	—	—	17,775
1990	—	—	36,720	1,833	—	—	16,607
1991	—	25,022	31,875	1,803	—	—	15,253
1992	24,398	26,194	40,621	2,082	—	—	16,336
1993	26,583	28,463	42,807	1,944	—	—	19,034
1994	30,333	31,770	39,408	1,772	—	—	22,856
1995	34,207	34,219	27,057	1,966	—	—	26,874
1996	32,932	34,775	27,641	1,957	—	—	25,717
1997	33,496	36,591	29,351	1,960	—	6,405	26,699
1998	31,757	35,762	19,931	2,022	—	6,904	25,942
1999	36,679	36,373	16,309	2,104	—	6,886	29,044
2000	40,699	38,435	14,418	2,089	—	7,740	33,640
2001	38,303	40,719	17,234	2,125	—	7,690	31,680
2002	38,610	43,265	21,625	1,771	—	7,928	28,828
2003	39,772	44,421	26,174	1,880	—	8,707	28,265
2004	41,607	47,219	32,925	2,070	—	9,126	31,008
2005	42,883	49,380	34,667	3,212	—	9,684	34,167
2006	44,480	53,136	36,443	3,921	—	10,361	33,466
2007	42,418	56,936	39,195	3,933	6,335	11,768	31,524
2008	39,435	57,794	34,321	3,678	6,358	11,968	33,124
2009	32,951	55,288	16,077	3,139	6,283	11,729	25,240
2010	35,575	58,251	26,479	3,018	6,654	12,034	28,646
2011	37,998	60,090	26,400	3,136	6,722	12,879	32,671
2012	38,491	61,343	27,465	4,048	7,066	13,589	31,484
2013	40,111	63,053	27,054	3,108	7,355	13,974	33,421
2014	42,877	67,001	28,356	3,729	7,778	15,067	35,832
2015	44,025	71,614	31,446	3,680	8,301	15,828	35,920
2016	45,863	76,885	41,843	3,392	—	—	39,011
(annual percentage change)
1983	—	—	14.1	(24.5)	—	—	7.2
1984	—	—	(28.5)	6.7	—	—	18.9
1985	—	—	11.1	(1.7)	—	—	(13.7)
1986	—	—	15.1	12.3	—	—	(4.1)
1987	—	—	39.9	9.6	—	—	21.9
1988	—	—	5.3	64.9	—	—	9.6
1989	—	—	27.6	10.0	—	—	2.1
1990	—	—	(5.6)	1.2	—	—	(6.6)
1991	—	—	(13.2)	(1.6)	—	—	(8.2)
1992	—	4.7	27.4	15.5	—	—	7.1
1993	9.0	8.7	5.4	(6.7)	—	—	16.5
1994	14.1	11.6	(7.9)	(8.9)	—	—	20.1
1995	12.8	7.7	(31.3)	11.0	—	—	17.6
1996	(3.7)	1.6	2.2	(0.4)	—	—	(4.3)
1997	1.7	5.2	6.2	0.1	—	—	3.8
1998	(5.2)	(2.3)	(32.1)	3.2	—	7.8	(2.8)
1999	15.5	1.7	(18.2)	4.0	—	(0.3)	12.0
2000	11.0	5.7	(11.6)	(0.7)	—	12.4	15.8
2001	(5.9)	5.9	19.5	1.7	—	(0.6)	(5.8)
2002	0.8	6.3	25.5	(16.6)	—	3.1	(9.0)
2003	3.0	2.7	21.0	6.1	—	9.8	(2.0)
2004	4.6	6.3	25.8	10.1	—	4.8	9.7
2005	3.1	4.6	5.3	55.2	—	6.1	10.2
2006	3.7	7.6	5.1	22.1	—	7.0	(2.1)
2007	(4.6)	7.2	7.6	0.3	—	13.6	(5.8)
2008	(7.0)	1.5	(12.4)	(6.5)	0.4	1.7	5.1
2009	(16.4)	(4.3)	(53.2)	(14.7)	(1.2)	(2.0)	(23.8)
2010	8.0	5.4	64.7	(3.9)	5.9	2.6	13.5
2011	6.8	3.2	(0.3)	3.9	1.0	7.0	14.1
2012	1.3	2.1	4.0	29.1	5.1	5.5	(3.6)
2013	4.2	2.8	(1.5)	(23.2)	4.1	2.8	6.2
2014	6.9	6.3	4.8	20.0	5.7	7.8	7.2
2015	2.7	6.9	10.9	(1.3)	6.7	5.1	0.2
2016	4.2	7.4	33.1	(7.8)	—	—	8.6

1 Data prior to 2007 are not available.

Sources:            Statistics Canada (CANSIM Tables 304-0015, 080-0020, 027-0008, 026-0003 - accessed June 2017) and BC Stats.

2017 Financial and Economic Review — August 2017

Appendix 1 — Economic Review

Table A1.1D Commodity Production Indicators

	Lumber [1]	Timber scale	Pulp	Newsprint, etc	Oil & natural	Coal	Solid mineral	Electric pwr	Farm cash	Landed value of
	production	data	production	production	gas production	production	shipments	generated	receipts	seafood products
	(thousand m3)	(thousand m3)	(000 tonnes)	(000 tonnes)	($ millions)	(000 tonnes)	($ millions)	(GW.h)	($ millions)	($ millions)
1982	23,855	—	2,823	1,872	—	11,769	2,037	48,238	962	241
1983	30,773	—	3,267	2,148	—	11,717	2,078	47,213	917	210
1984	30,884	—	3,051	2,084	—	20,771	2,429	52,369	1,005	243
1985	32,994	76,869	3,442	2,470	—	22,993	2,524	59,126	1,061	378
1986	31,468	77,503	3,727	2,628	—	20,361	2,512	50,759	1,106	405
1987	37,336	90,592	4,291	2,759	—	21,990	2,896	63,066	1,122	455
1988	36,736	86,808	4,354	2,878	—	24,942	3,325	60,943	1,206	573
1989	35,952	86,793	4,281	2,862	585	24,800	3,344	57,655	1,255	513
1990	33,514	78,045	3,709	3,002	902	24,557	3,092	60,662	1,299	559
1991	31,406	73,449	3,957	2,721	858	24,965	2,950	62,981	1,342	492
1992	33,396	73,937	3,954	2,692	890	17,173	2,577	64,058	1,404	533
1993	33,935	79,232	3,981	3,067	1,089	20,633	2,415	58,774	1,446	605
1994	33,671	75,639	4,670	2,947	1,270	22,583	2,632	61,015	1,538	728
1995	32,611	75,430	4,773	2,836	1,040	24,350	3,438	58,006	1,586	604
1996	32,671	73,099	4,473	2,842	1,333	25,420	3,004	71,765	1,706	590
1997	31,562	69,155	4,532	2,260	1,588	27,830	3,047	66,961	1,738	604
1998	30,238	65,451	4,296	2,781	1,574	24,800	2,893	67,710	1,780	547
1999	32,397	75,878	4,921	3,047	2,091	24,845	2,445	68,045	1,885	613
2000	34,346	76,009	5,324	3,106	4,783	25,681	2,891	68,241	2,024	667
2001	32,606	69,796	4,512	2,901	5,666	27,006	2,867	57,332	2,201	647
2002	35,501	75,208	4,465	2,894	4,251	24,397	2,864	64,945	2,174	664
2003	36,052	74,899	4,785	2,894	6,230	23,073	2,887	63,051	2,248	645
2004	39,951	81,679	4,777	3,035	6,784	27,314	3,740	60,496	2,360	635
2005	41,129	83,590	4,937	2,977	8,967	26,715	5,384	67,811	2,389	706
2006	41,198	80,350	4,742	3,007	7,148	23,057	5,991	62,021	2,346	788
2007	36,811	72,675	4,730	2,761	6,912	25,725	5,611	72,217	2,381	727
2008	28,263	61,137	4,115	2,519	9,240	26,163	7,403	65,854	2,522	718
2009	22,935	48,822	3,547	2,092	4,129	21,193	5,622	62,201	2,525	700
2010	26,831	63,336	4,262	1,618	4,433	26,040	7,166	59,477	2,505	873
2011	28,414	69,518	4,502	1,552	4,835	27,431	8,982	66,205	2,605	813
2012	29,164	68,072	4,444	1,444	3,386	28,779	7,826	69,783	2,752	713
2013	30,023	71,021	4,296	1,419	4,671	31,131	7,112	63,707	2,804	775
2014	29,812	66,324	4,294	1,432	6,972	29,392	6,815	59,814	2,943	828
2015	31,182	68,621	4,320	1,251	3,514	25,551	6,186	63,103	3,107	867
2016	31,997	66,120	4,223	1,143	3,064	26,029	6,332	68,214	3,029	—
(annual percentage change)
1983	29.0	—	15.7	14.7	—	(0.4)	2.0	(2.1)	(4.7)	(12.9)
1984	0.4	—	(6.6)	(3.0)	—	77.3	16.9	10.9	9.6	15.7
1985	6.8	—	12.8	18.5	—	10.7	3.9	12.9	5.7	55.6
1986	(4.6)	0.8	8.3	6.4	—	(11.4)	(0.5)	(14.2)	4.2	7.1
1987	18.6	16.9	15.1	5.0	—	8.0	15.3	24.2	1.4	12.3
1988	(1.6)	(4.2)	1.5	4.3	—	13.4	14.8	(3.4)	7.6	25.9
1989	(2.1)	(0.0)	(1.7)	(0.6)	—	(0.6)	0.6	(5.4)	4.0	(10.5)
1990	(6.8)	(10.1)	(13.4)	4.9	54.0	(1.0)	(7.5)	5.2	3.5	9.0
1991	(6.3)	(5.9)	6.7	(9.4)	(4.8)	1.7	(4.6)	3.8	3.3	(12.0)
1992	6.3	0.7	(0.1)	(1.1)	3.7	(31.2)	(12.6)	1.7	4.7	8.3
1993	1.6	7.2	0.7	13.9	22.4	20.1	(6.3)	(8.2)	3.0	13.5
1994	(0.8)	(4.5)	17.3	(3.9)	16.6	9.5	9.0	3.8	6.4	20.3
1995	(3.1)	(0.3)	2.2	(3.8)	(18.1)	7.8	30.6	(4.9)	3.1	(17.0)
1996	0.2	(3.1)	(6.3)	0.2	28.2	4.4	(12.6)	23.7	7.6	(2.3)
1997	(3.4)	(5.4)	1.3	(20.5)	19.1	9.5	1.4	(6.7)	1.9	2.4
1998	(4.2)	(5.4)	(5.2)	23.1	(0.9)	(10.9)	(5.0)	1.1	2.4	(9.4)
1999	7.1	15.9	14.5	9.6	32.8	0.2	(15.5)	0.5	5.9	12.1
2000	6.0	0.2	8.2	1.9	128.7	3.4	18.3	0.3	7.4	8.8
2001	(5.1)	(8.2)	(15.3)	(6.6)	18.5	5.2	(0.9)	(16.0)	8.7	(3.0)
2002	8.9	7.8	(1.0)	(0.2)	(25.0)	(9.7)	(0.1)	13.3	(1.2)	2.6
2003	1.6	(0.4)	7.2	—	46.6	(5.4)	0.8	(2.9)	3.4	(2.9)
2004	10.8	9.1	(0.2)	4.9	8.9	18.4	29.5	(4.1)	5.0	(1.6)
2005	2.9	2.3	3.3	(1.9)	32.2	(2.2)	44.0	12.1	1.3	11.2
2006	0.2	(3.9)	(3.9)	1.0	(20.3)	(13.7)	11.3	(8.5)	(1.8)	11.6
2007	(10.6)	(9.6)	(0.3)	(8.2)	(3.3)	11.6	(6.3)	16.4	1.5	(7.7)
2008	(23.2)	(15.9)	(13.0)	(8.8)	33.7	1.7	31.9	(8.8)	5.9	(1.2)
2009	(18.9)	(20.1)	(13.8)	(17.0)	(55.3)	(19.0)	(24.1)	(5.5)	0.1	(2.5)
2010	17.0	29.7	20.2	(22.7)	7.4	22.9	27.5	(4.4)	(0.8)	24.8
2011	5.9	9.8	5.6	(4.1)	9.1	5.3	25.3	11.3	4.0	(7.0)
2012	2.6	(2.1)	(1.3)	(7.0)	(30.0)	4.9	(12.9)	5.4	5.7	(12.3)
2013	2.9	4.3	(3.3)	(1.7)	38.0	8.2	(9.1)	(8.7)	1.9	8.8
2014	(0.7)	(6.6)	(0.0)	0.9	49.3	(5.6)	(4.2)	(6.1)	5.0	6.8
2015	4.6	3.5	0.6	(12.6)	(49.6)	(13.1)	(9.2)	5.5	5.6	4.7
2016	2.6	(3.6)	(2.2)	(8.6)	(12.8)	1.9	2.4	8.1	(2.5)	—

Sources:Statistics Canada (CANSIM Tables 303-0064, 135-0002, 127-0002, 002-0002 - accessed June 2017), Ministry of Agriculture, Ministry of Forests, Lands and Natural Resource Operations, Ministry of Energy and Mines, Ministry of Natural Gas Development, Natural Resources Canada and BC Stats.

1   Total lumber production is total softwood production.

2017 Financial and Economic Review — August 2017

Appendix 1 — Economic Review

Table A1.2 British Columbia Real GDP at Market Prices, Expenditure Based

		General
	Household	Governments					Business
	Final	Final		Non-	Machinery	Intellectual	Gross Fixed
	Consumption	Consumption	Residential	residential	and	Property	Capital
	Expenditure	Expenditure	Structures	Structures	Equipment	Products	Formation	Exports	Imports	Real GDP
(millions of 2007 $, chained)
1982	50,712	23,389	6,038	7,030	1,947	426	14,491	28,941	26,308	93,197
1983	50,951	23,164	6,406	7,483	1,450	455	13,955	30,468	28,232	93,783
1984	52,301	23,155	6,090	6,483	1,557	545	13,327	32,693	30,604	94,613
1985	54,291	23,726	6,584	6,095	1,761	576	13,875	35,896	31,599	101,299
1986	55,431	23,941	7,253	4,742	1,677	562	13,097	37,764	32,750	102,319
1987	58,511	24,223	8,629	4,971	2,051	609	15,123	40,984	35,567	108,705
1988	61,371	25,380	9,615	5,957	2,752	786	18,266	43,278	38,546	114,747
1989	64,955	25,702	11,066	6,630	3,303	879	21,079	42,480	42,170	118,320
1990	67,678	26,636	11,257	6,449	3,337	1,097	21,373	42,165	43,990	120,248
1991	68,024	28,148	10,634	6,817	3,421	1,100	21,313	42,830	44,476	120,477
1992	70,111	29,115	13,073	5,327	3,415	1,099	22,198	45,168	46,596	123,918
1993	72,362	29,520	13,401	4,880	3,314	1,433	22,297	47,009	46,256	129,860
1994	75,291	29,776	13,478	5,943	3,764	2,070	24,524	50,012	53,466	133,334
1995	77,598	29,265	11,851	6,515	3,846	1,632	23,282	52,975	54,074	136,796
1996	80,450	29,845	12,033	5,755	3,940	1,646	22,992	53,303	53,868	140,116
1997	83,444	29,781	12,624	7,668	4,359	1,740	25,869	55,468	57,732	144,744
1998	84,531	30,242	10,928	5,859	4,821	2,153	24,088	56,918	57,183	146,371
1999	86,670	30,459	10,140	6,503	4,843	1,857	23,753	61,886	60,706	151,383
2000	89,378	31,613	10,202	6,297	5,250	2,246	24,669	67,302	65,389	158,243
2001	91,401	32,641	11,232	7,261	5,158	2,829	26,865	66,516	65,495	159,326
2002	94,806	33,118	13,091	6,804	5,019	2,418	27,321	66,658	65,542	165,402
2003	98,044	33,263	14,102	7,429	5,032	2,895	29,290	68,434	69,130	169,019
2004	102,529	33,074	16,528	8,197	5,655	3,306	33,425	71,951	74,576	175,571
2005	106,837	33,468	17,725	8,617	6,800	3,524	36,567	75,467	79,051	184,267
2006	113,202	33,879	18,999	10,206	7,886	3,738	40,797	78,405	85,295	192,385
2007	119,250	35,695	19,413	9,669	8,625	4,348	42,055	80,263	90,074	198,325
2008	122,008	37,106	18,444	11,086	8,649	4,562	42,762	77,815	90,794	199,768
2009	122,228	37,553	16,863	9,828	6,572	3,745	37,003	72,930	84,472	194,987
2010	126,856	37,830	16,897	10,514	7,759	4,123	39,308	78,782	92,185	200,324
2011	129,684	38,601	17,373	11,866	8,042	4,164	41,525	82,371	95,418	206,360
2012	132,395	39,264	18,624	12,905	8,376	3,696	43,692	84,861	98,801	211,427
2013	135,843	39,276	18,751	12,629	7,701	3,805	43,036	88,241	99,115	216,716
2014	140,821	38,762	20,207	13,844	7,882	3,496	45,633	90,891	102,275	223,852
2015	145,201	39,853	22,055	12,296	7,869	3,037	45,236	93,429	102,620	231,299
2016	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
(annual percentage change)
1983	0.5	(1.0)	6.1	6.4	(25.5)	6.8	(3.7)	5.3	7.3	0.6
1984	2.6	(0.0)	(4.9)	(13.4)	7.4	19.8	(4.5)	7.3	8.4	0.9
1985	3.8	2.5	8.1	(6.0)	13.1	5.7	4.1	9.8	3.3	7.1
1986	2.1	0.9	10.2	(22.2)	(4.8)	(2.4)	(5.6)	5.2	3.6	1.0
1987	5.6	1.2	19.0	4.8	22.3	8.4	15.5	8.5	8.6	6.2
1988	4.9	4.8	11.4	19.8	34.2	29.1	20.8	5.6	8.4	5.6
1989	5.8	1.3	15.1	11.3	20.0	11.8	15.4	(1.8)	9.4	3.1
1990	4.2	3.6	1.7	(2.7)	1.0	24.8	1.4	(0.7)	4.3	1.6
1991	0.5	5.7	(5.5)	5.7	2.5	0.3	(0.3)	1.6	1.1	0.2
1992	3.1	3.4	22.9	(21.9)	(0.2)	(0.1)	4.2	5.5	4.8	2.9
1993	3.2	1.4	2.5	(8.4)	(3.0)	30.4	0.4	4.1	(0.7)	4.8
1994	4.0	0.9	0.6	21.8	13.6	44.5	10.0	6.4	15.6	2.7
1995	3.1	(1.7)	(12.1)	9.6	2.2	(21.2)	(5.1)	5.9	1.1	2.6
1996	3.7	2.0	1.5	(11.7)	2.4	0.9	(1.2)	0.6	(0.4)	2.4
1997	3.7	(0.2)	4.9	33.2	10.6	5.7	12.5	4.1	7.2	3.3
1998	1.3	1.5	(13.4)	(23.6)	10.6	23.7	(6.9)	2.6	(1.0)	1.1
1999	2.5	0.7	(7.2)	11.0	0.5	(13.7)	(1.4)	8.7	6.2	3.4
2000	3.1	3.8	0.6	(3.2)	8.4	20.9	3.9	8.8	7.7	4.5
2001	2.3	3.3	10.1	15.3	(1.8)	26.0	8.9	(1.2)	0.2	0.7
2002	3.7	1.5	16.6	(6.3)	(2.7)	(14.5)	1.7	0.2	0.1	3.8
2003	3.4	0.4	7.7	9.2	0.3	19.7	7.2	2.7	5.5	2.2
2004	4.6	(0.6)	17.2	10.3	12.4	14.2	14.1	5.1	7.9	3.9
2005	4.2	1.2	7.2	5.1	20.2	6.6	9.4	4.9	6.0	5.0
2006	6.0	1.2	7.2	18.4	16.0	6.1	11.6	3.9	7.9	4.4
2007	5.3	5.4	2.2	(5.3)	9.4	16.3	3.1	2.4	5.6	3.1
2008	2.3	4.0	(5.0)	14.7	0.3	4.9	1.7	(3.0)	0.8	0.7
2009	0.2	1.2	(8.6)	(11.3)	(24.0)	(17.9)	(13.5)	(6.3)	(7.0)	(2.4)
2010	3.8	0.7	0.2	7.0	18.1	10.1	6.2	8.0	9.1	2.7
2011	2.2	2.0	2.8	12.9	3.6	1.0	5.6	4.6	3.5	3.0
2012	2.1	1.7	7.2	8.8	4.2	(11.2)	5.2	3.0	3.5	2.5
2013	2.6	0.0	0.7	(2.1)	(8.1)	2.9	(1.5)	4.0	0.3	2.5
2014	3.7	(1.3)	7.8	9.6	2.4	(8.1)	6.0	3.0	3.2	3.3
2015	3.1	2.8	9.1	(11.2)	(0.2)	(13.1)	(0.9)	2.8	0.3	3.3
2016	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a

Source: Statistics Canada (CANSIM Table 384-0038 — accessed June 2017).

2017 Financial and Economic Review — August 2017

Appendix 1 — Economic Review

Table A1.3 British Columbia GDP at Basic Prices, by Industry

	Crop and	Fishing,	Forestry	Support Activities	Mining, Quarrying				Transportation	Wholesale	Finance	Real Estate			Real GDP
	Animal	Hunting and	and	for Agriculture	Oil and Gas				and	and Retail	and	and Rental	Other	Public	at Basic
	Production	Trapping	Logging	and Forestry	Extraction	Manufacturing	Construction	Utilities	Warehousing	Trade	Insurance	and Leasing	Services	Administration	Prices
(millions of 2007 $, chained)
1997	908	297	2,087	749	7,040	11,413	10,627	3,116	7,587	12,344	8,285	19,965	41,720	8,266	134,749
1998	866	192	2,095	765	7,465	11,158	9,804	3,198	7,688	12,986	7,954	20,486	43,089	8,331	136,387
1999	934	148	1,980	733	7,456	12,721	9,456	3,251	8,007	13,185	8,355	21,063	43,618	8,635	140,440
2000	930	170	1,873	847	7,495	14,858	9,316	3,270	8,585	13,761	8,091	21,777	45,419	8,897	146,847
2001	1,090	143	1,878	788	9,523	13,626	9,673	2,555	8,453	14,161	8,089	22,532	46,619	9,057	148,521
2002	1,012	169	1,924	709	9,811	13,533	10,164	3,035	8,533	14,735	8,205	23,533	48,139	9,309	153,103
2003	1,005	165	1,958	754	9,608	13,746	11,126	3,042	8,600	15,333	8,402	24,326	49,425	9,367	157,135
2004	1,010	189	2,218	729	9,551	14,682	12,327	3,013	8,930	15,983	9,193	25,423	50,428	9,377	163,404
2005	1,016	184	2,198	772	10,376	15,377	13,030	3,457	9,735	16,777	9,487	26,703	52,171	9,463	171,140
2006	1,026	207	2,142	742	10,386	15,861	14,347	3,080	9,928	17,881	10,267	27,610	54,342	9,754	177,708
2007	1,079	161	2,026	699	9,910	15,791	14,608	3,498	9,952	18,966	10,660	28,878	56,223	10,080	182,529
2008	1,056	138	1,787	604	10,192	14,527	15,375	3,489	9,745	18,891	10,421	29,507	57,193	10,646	183,633
2009	1,129	144	1,230	609	9,127	12,516	14,524	3,417	9,744	17,969	10,249	30,582	56,105	11,266	178,777
2010	1,154	167	1,511	625	10,383	13,255	14,886	3,305	9,970	18,571	10,715	31,641	56,056	11,409	183,574
2011	1,166	159	1,788	699	11,146	13,710	14,978	3,614	10,272	18,897	11,003	32,607	57,222	11,619	188,789
2012	1,172	138	1,833	683	10,813	14,115	16,788	3,660	10,496	19,559	10,940	33,899	58,413	11,370	193,667
2013	1,208	159	1,982	675	11,110	14,048	16,690	3,596	11,022	20,528	11,340	35,102	59,772	11,308	198,224
2014	1,173	207	1,764	707	11,824	14,774	17,938	3,479	11,382	21,485	11,555	36,519	60,848	11,356	204,555
2015	1,285	211	1,907	801	10,359	15,103	17,852	3,638	12,030	22,379	12,222	38,488	62,785	11,486	210,910
2016	1,333	223	1,893	826	10,703	15,980	18,763	3,754	12,713	23,527	12,791	39,981	64,335	11,620	218,755
(annual percentage change)
1998	(4.7)	(35.2)	0.4	2.1	6.0	(2.2)	(7.7)	2.6	1.3	5.2	(4.0)	2.6	3.3	0.8	1.2
1999	7.9	(22.9)	(5.5)	(4.1)	(0.1)	14.0	(3.6)	1.6	4.1	1.5	5.1	2.8	1.2	3.7	3.0
2000	(0.4)	14.4	(5.4)	15.5	0.5	16.8	(1.5)	0.6	7.2	4.4	(3.2)	3.4	4.1	3.0	4.6
2001	17.2	(15.9)	0.3	(7.0)	27.0	(8.3)	3.8	(21.9)	(1.5)	2.9	(0.0)	3.5	2.6	1.8	1.1
2002	(7.1)	18.8	2.4	(10.0)	3.0	(0.7)	5.1	18.7	0.9	4.1	1.4	4.4	3.3	2.8	3.1
2003	(0.8)	(2.8)	1.7	6.3	(2.1)	1.6	9.5	0.3	0.8	4.1	2.4	3.4	2.7	0.6	2.6
2004	0.5	15.1	13.3	(3.3)	(0.6)	6.8	10.8	(1.0)	3.8	4.2	9.4	4.5	2.0	0.1	4.0
2005	0.6	(2.6)	(0.9)	6.0	8.6	4.7	5.7	14.7	9.0	5.0	3.2	5.0	3.5	0.9	4.7
2006	0.9	12.3	(2.5)	(4.0)	0.1	3.1	10.1	(10.9)	2.0	6.6	8.2	3.4	4.2	3.1	3.8
2007	5.2	(22.2)	(5.4)	(5.7)	(4.6)	(0.4)	1.8	13.6	0.2	6.1	3.8	4.6	3.5	3.3	2.7
2008	(2.1)	(14.3)	(11.8)	(13.7)	2.8	(8.0)	5.3	(0.3)	(2.1)	(0.4)	(2.2)	2.2	1.7	5.6	0.6
2009	6.9	4.4	(31.2)	0.9	(10.5)	(13.8)	(5.5)	(2.1)	(0.0)	(4.9)	(1.6)	3.6	(1.9)	5.8	(2.6)
2010	2.2	15.9	22.9	2.7	13.8	5.9	2.5	(3.3)	2.3	3.3	4.6	3.5	(0.1)	1.3	2.7
2011	1.1	(5.1)	18.3	11.8	7.3	3.4	0.6	9.3	3.0	1.8	2.7	3.1	2.1	1.8	2.8
2012	0.5	(12.8)	2.6	(2.3)	(3.0)	3.0	12.1	1.3	2.2	3.5	(0.6)	4.0	2.1	(2.1)	2.6
2013	3.1	15.1	8.1	(1.2)	2.8	(0.5)	(0.6)	(1.7)	5.0	4.9	3.7	3.6	2.3	(0.5)	2.4
2014	(2.9)	30.4	(11.0)	4.7	6.4	5.2	7.5	(3.2)	3.3	4.7	1.9	4.0	1.8	0.4	3.2
2015	9.6	1.9	8.1	13.4	(12.4)	2.2	(0.5)	4.6	5.7	4.2	5.8	5.4	3.2	1.1	3.1
2016	3.7	5.3	(0.8)	3.1	3.3	5.8	5.1	3.2	5.7	5.1	4.7	3.9	2.5	1.2	3.7

1     Other Services includes health care and social assistance, professional, scientific and technical services, educational services, information and cultural industries, accommodation and food services, administrative and support, waste management and remediation services, arts, entertainment and recreation, and management of companies and enterprises.

Source: Statistics Canada (CANSIM Table 379-0030 — accessed June 2017).

2017 Financial and Economic Review — August 2017

Appendix 1 — Economic Review

Table A1.4 British Columbia GDP, Income Based

			Net		Consumption of			Consumption of		Taxes less
		Gross	Operating	Consumption of	Fixed Capital:	Gross	Net	Fixed Capital:	Taxes less	subsidies on		GDP
	Compensation	Operating	Surplus:	Fixed Capital:	Government &	Mixed	Mixed	Unincorporated	subsidies on	Products &	Statistical	at Market
	of Employees*	Surplus	Corporations	Corporations	NPISH	Income	Income	Businesses	Production	Imports	Discrepancy	Prices
	($ millions)
1982	26,496	7,620	1,089	5,227	1,304	6,323	4,686	1,637	2,395	2,893	201	45,928
1983	27,018	9,080	2,334	5,374	1,372	6,671	4,957	1,714	2,847	2,884	40	48,540
1984	27,811	10,459	3,563	5,480	1,416	7,186	5,321	1,865	2,509	3,258	(274)	50,949
1985	29,101	11,850	4,746	5,636	1,468	7,906	5,925	1,981	2,531	3,699	(219)	54,868
1986	30,339	12,298	4,927	5,788	1,583	8,570	6,532	2,038	2,532	4,506	(302)	57,943
1987	32,837	14,358	6,902	5,858	1,598	9,182	6,995	2,187	2,607	5,152	(97)	64,039
1988	36,110	15,750	7,807	6,161	1,782	10,115	7,759	2,356	2,726	5,568	674	70,943
1989	40,296	16,007	7,385	6,694	1,928	11,260	8,654	2,605	2,888	6,697	120	77,267
1990	44,216	14,530	5,152	7,231	2,147	12,407	9,576	2,831	3,035	6,800	236	81,223
1991	46,296	13,330	3,871	7,304	2,155	13,373	10,377	2,995	2,964	7,593	223	83,779
1992	48,924	13,342	3,411	7,622	2,309	14,305	11,130	3,176	3,472	8,389	924	89,356
1993	51,312	15,377	5,079	7,926	2,372	14,980	11,545	3,435	3,952	9,112	1,332	96,066
1994	53,972	19,431	8,420	8,483	2,528	15,947	12,291	3,655	4,234	8,830	12	102,426
1995	56,768	21,649	9,975	9,011	2,663	16,581	12,782	3,799	4,268	9,242	(577)	107,931
1996	58,517	21,917	9,715	9,409	2,793	16,982	13,056	3,927	4,377	9,476	(75)	111,195
1997	60,781	24,129	11,400	9,759	2,970	17,254	13,250	4,004	4,665	10,211	95	117,135
1998	62,120	23,496	9,822	10,617	3,057	17,886	13,720	4,166	4,786	10,346	(448)	118,186
1999	64,216	25,733	11,594	10,972	3,167	18,579	14,368	4,211	4,919	10,676	(164)	123,959
2000	68,591	30,979	16,192	11,403	3,384	19,039	14,666	4,373	4,974	11,063	(40)	134,606
2001	70,309	30,003	14,546	11,966	3,491	20,138	15,505	4,633	5,076	11,312	14	136,852
2002	72,951	30,307	14,491	12,229	3,587	21,378	16,493	4,885	5,009	12,408	(107)	141,946
2003	75,268	33,813	17,612	12,514	3,687	22,538	17,578	4,960	5,122	13,108	(98)	149,751
2004	80,071	39,402	22,503	13,004	3,895	23,953	18,754	5,199	5,388	13,491	(13)	162,293
2005	85,336	43,994	25,971	13,824	4,199	25,499	20,009	5,490	5,679	14,219	128	174,855
2006	93,392	46,643	26,833	15,187	4,623	27,285	21,496	5,790	5,959	14,881	58	188,219
2007	98,459	47,607	25,901	16,597	5,109	29,669	23,324	6,345	6,505	15,799	286	198,325
2008	102,318	49,897	25,892	18,259	5,746	30,411	23,581	6,830	6,812	14,756	212	204,406
2009	100,375	41,901	17,293	18,789	5,819	31,840	24,915	6,925	7,038	14,969	127	196,250
2010	102,621	45,534	20,992	18,561	5,981	33,617	26,532	7,086	7,338	15,870	137	205,117
2011	106,845	51,238	25,450	19,437	6,351	34,883	27,547	7,336	7,216	16,493	110	216,786
2012	110,128	50,606	23,422	20,589	6,595	36,639	29,063	7,576	7,332	16,611	98	221,414
2013	114,300	51,647	23,263	21,550	6,834	38,191	30,266	7,925	8,129	16,784	(78)	228,973
2014	118,489	55,988	26,356	22,550	7,082	40,030	31,879	8,151	8,617	17,601	175	240,900
2015	123,130	57,272	26,222	23,754	7,296	42,539	34,193	8,346	8,360	18,604	76	249,981
2016	—	—	—	—	—	—	—	—	—	—	—	—
	(annual percentage change)
1983	2.0	19.2	114.3	2.8	5.2	5.5	5.8	4.7	18.9	(0.3)	(80.1)	5.7
1984	2.9	15.2	52.7	2.0	3.2	7.7	7.3	8.8	(11.9)	13.0	(785.0)	5.0
1985	4.6	13.3	33.2	2.8	3.7	10.0	11.4	6.2	0.9	13.5	(20.1)	7.7
1986	4.3	3.8	3.8	2.7	7.8	8.4	10.2	2.9	0.0	21.8	37.9	5.6
1987	8.2	16.8	40.1	1.2	0.9	7.1	7.1	7.3	3.0	14.3	(67.9)	10.5
1988	10.0	9.7	13.1	5.2	11.5	10.2	10.9	7.7	4.6	8.1	(794.8)	10.8
1989	11.6	1.6	(5.4)	8.7	8.2	11.3	11.5	10.6	5.9	20.3	(82.2)	8.9
1990	9.7	(9.2)	(30.2)	8.0	11.4	10.2	10.7	8.7	5.1	1.5	96.7	5.1
1991	4.7	(8.3)	(24.9)	1.0	0.4	7.8	8.4	5.8	(2.3)	11.7	(5.5)	3.1
1992	5.7	0.1	(11.9)	4.4	7.1	7.0	7.3	6.0	17.1	10.5	314.3	6.7
1993	4.9	15.3	48.9	4.0	2.7	4.7	3.7	8.2	13.8	8.6	44.2	7.5
1994	5.2	26.4	65.8	7.0	6.6	6.5	6.5	6.4	7.1	(3.1)	(99.1)	6.6
1995	5.2	11.4	18.5	6.2	5.3	4.0	4.0	3.9	0.8	4.7	(4,908.3)	5.4
1996	3.1	1.2	(2.6)	4.4	4.9	2.4	2.1	3.4	2.6	2.5	(87.0)	3.0
1997	3.9	10.1	17.3	3.7	6.3	1.6	1.5	2.0	6.6	7.8	(226.7)	5.3
1998	2.2	(2.6)	(13.8)	8.8	2.9	3.7	3.5	4.0	2.6	1.3	(571.6)	0.9
1999	3.4	9.5	18.0	3.3	3.6	3.9	4.7	1.1	2.8	3.2	(63.4)	4.9
2000	6.8	20.4	39.7	3.9	6.9	2.5	2.1	3.8	1.1	3.6	(75.6)	8.6
2001	2.5	(3.2)	(10.2)	4.9	3.2	5.8	5.7	5.9	2.1	2.3	(135.0)	1.7
2002	3.8	1.0	(0.4)	2.2	2.7	6.2	6.4	5.4	(1.3)	9.7	(864.3)	3.7
2003	3.2	11.6	21.5	2.3	2.8	5.4	6.6	1.5	2.3	5.6	(8.4)	5.5
2004	6.4	16.5	27.8	3.9	5.6	6.3	6.7	4.8	5.2	2.9	(86.7)	8.4
2005	6.6	11.7	15.4	6.3	7.8	6.5	6.7	5.6	5.4	5.4	(1,084.6)	7.7
2006	9.4	6.0	3.3	9.9	10.1	7.0	7.4	5.5	4.9	4.7	(54.7)	7.6
2007	5.4	2.1	(3.5)	9.3	10.5	8.7	8.5	9.6	9.2	6.2	393.1	5.4
2008	3.9	4.8	(0.0)	10.0	12.5	2.5	1.1	7.6	4.7	(6.6)	(25.9)	3.1
2009	(1.9)	(16.0)	(33.2)	2.9	1.3	4.7	5.7	1.4	3.3	1.4	(40.1)	(4.0)
2010	2.2	8.7	21.4	(1.2)	2.8	5.6	6.5	2.3	4.3	6.0	7.9	4.5
2011	4.1	12.5	21.2	4.7	6.2	3.8	3.8	3.5	(1.7)	3.9	(19.7)	5.7
2012	3.1	(1.2)	(8.0)	5.9	3.8	5.0	5.5	3.3	1.6	0.7	(10.9)	2.1
2013	3.8	2.1	(0.7)	4.7	3.6	4.2	4.1	4.6	10.9	1.0	(179.6)	3.4
2014	3.7	8.4	13.3	4.6	3.6	4.8	5.3	2.9	6.0	4.9	(324.4)	5.2
2015	3.9	2.3	(0.5)	5.3	3.0	6.3	7.3	2.4	(3.0)	5.7	(56.6)	3.8
2016	—	—	—	—	—	—	—	—	—	—	—	—

*          Component of income-based GDP, including wages, salaries and employers’ social contributions earned in BC by residents and non-residents of the province.

Source: Statistics Canada (CANSIM Table 384-0037 - accessed June 2017).

2017 Financial and Economic Review — August 2017

Appendix 1 — Economic Review

Table A1.5 Employment by Industry in British Columbia

	2002	2003	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013	2014	2015	2016
	(thousands)
Total — all industries	1,952	1,998	2,028	2,090	2,141	2,206	2,242	2,192	2,223	2,228	2,263	2,266	2,278	2,306	2,380

Primary industries	67	78	72	76	78	82	78	71	71	65	67	75	74	71	75
Agriculture	30	33	36	38	35	35	34	32	30	26	24	28	24	22	24
Forestry, logging & support activities	25	27	22	22	22	24	17	14	16	15	16	18	19	19	19
Fishing, hunting and trapping	3	5	3	2	3	3	2	2	2	x	2	2	2	2	2
Mining and oil & gas extraction	9	13	11	14	19	20	25	24	23	25	25	28	29	27	30

Manufacturing	198	207	208	193	191	197	178	155	155	157	165	152	161	173	170
Food, beverages & tobacco	27	31	31	31	24	27	29	27	25	29	29	27	28	33	37
Wood products	48	51	49	47	47	47	37	31	31	32	29	30	34	36	32
Paper	17	14	12	12	15	15	13	10	9	9	11	11	12	10	9
Printing & related support activities	9	8	8	8	8	6	8	7	6	7	8	7	6	9	5
Primary metals	6	9	7	7	7	6	5	5	7	6	6	5	2	5	3
Metal fabrication	13	14	15	18	15	15	16	12	12	11	14	11	12	16	14
Transportation equipment	14	12	12	9	9	12	9	10	9	9	11	9	10	8	9
Machinery manufacturing	10	9	10	10	9	9	6	6	7	9	10	9	9	8	10
Other manufacturing	55	58	66	53	58	61	55	46	49	45	47	44	49	48	52

Construction	117	118	142	166	175	192	218	204	198	197	199	204	201	202	211
General contractors	41	47	51	65	64	65	84	77	79	79	78	85	91	88	90
Special trade contractors	76	71	92	101	110	127	134	127	120	118	120	119	110	113	122

Utilities	11	11	9	10	8	10	13	12	12	11	11	11	14	15	14

Transportation and warehousing	110	115	113	116	116	122	124	114	118	122	129	127	134	140	138
Transportation	105	109	108	112	109	115	119	108	112	115	119	118	125	133	131
Warehousing and storage	5	6	5	5	6	7	5	6	6	8	11	9	9	7	7

Trade	319	326	313	330	343	353	352	359	369	354	347	361	358	353	370
Wholesale trade	72	76	66	79	80	79	86	86	82	78	82	82	81	85	90
Retail trade	246	249	248	251	263	274	267	274	288	277	265	279	278	268	280

Finance, Insurance, Real Estate & Leasing	124	126	128	131	133	141	139	133	140	140	137	140	137	129	136
Finance	57	60	55	59	59	67	61	57	66	54	62	59	62	57	62
Insurance	24	21	27	26	26	29	28	27	28	32	26	29	27	29	29
Real estate	32	35	35	34	38	37	39	39	37	45	43	44	40	36	39
Leasing	11	11	11	13	10	9	10	9	8	9	6	8	8	7	6

Public administration	90	95	99	93	90	95	101	106	105	106	101	99	98	96	104
Federal administration	33	37	35	32	34	35	37	39	43	43	42	35	32	36	37
Provincial administration	28	29	30	29	27	26	26	27	27	25	27	28	29	27	32
Local administration	29	29	35	32	29	34	37	40	36	38	31	36	37	33	35

Other service industries	918	924	944	974	1,006	1,014	1,040	1,040	1,055	1,075	1,108	1,097	1,102	1,130	1,162
Education & related services	137	137	132	143	153	154	153	147	152	155	165	167	166	163	165
Health & welfare services	211	214	217	213	228	232	241	257	264	263	275	267	270	287	292
Professional, scientific & technical	134	136	143	159	164	164	166	160	163	174	170	178	182	188	196
Information, culture & recreation	105	105	110	109	109	114	112	112	112	108	109	107	108	115	127
Services to business management	72	79	80	90	96	96	103	98	95	95	97	99	88	94	105
Accommodation & food services	163	159	170	172	167	169	171	171	172	183	183	180	185	178	174
Miscellaneous services	96	94	93	88	89	86	95	95	96	97	110	99	102	105	105

Source: Statistics Canada, Labour Force Survey (unpublished data). Totals may not add due to rounding.

x Suppressed to meet the confidentiality requirements of the Statistics Act.

2017 Financial and Economic Review — August 2017

Appendix 1 — Economic Review

Table A1.6 Capital Investment by Industry

					Preliminary		2015	2016
	Actual	Actual	Actual	Actual	Actual	Intentions	to	to
	2012	2013	2014	2015	2016	2017	2016	2017
	($ millions)						(per cent)
Agriculture, forestry, fishing and hunting	355.2	408.6	497.0	454.3	414.5	423.0	(8.8)	2.1
Mining, quarrying, and oil and gas extraction	7,232.3	6,609.6	7,057.5	5,147.4	5,467.1	5,802.3	6.2	6.1
Manufacturing	1,430.4	2,261.8	3,169.8	2,629.0	1,683.2	1,390.2	(36.0)	(17.4)
Construction	652.4	789.7	785.0	717.0	653.3	663.2	(8.9)	1.5
Transportation and warehousing	2,244.4	2,643.0	3,053.1	3,928.9	4,044.6	4,325.5	2.9	6.9
Utilities	3,874.1	3,578.1	3,602.1	3,369.0	4,039.7	3,885.8	19.9	(3.8)
Wholesale trade	524.5	348.7	459.1	422.1	392.9	377.8	(6.9)	(3.8)
Retail trade	920.9	860.5	810.2	F	802.9	700.3	F	(12.8)
Finance and insurance	1,052.0	507.2	295.6	309.1	424.9	432.9	37.5	1.9
Real estate, rental and leasing	1,319.5	926.3	1,280.5	1,171.4	1,330.6	1,548.6	13.6	16.4
Information and cultural industries	1,163.5	1,096.5	1,142.9	1,205.1	1,268.7	1,292.3	5.3	1.9
Professional, scientific and technical services	289.0	251.3	x	316.1	320.1	314.7	1.3	(1.7)
Management of companies and enterprises	75.1	x	x	29.1	42.4	36.3	45.7	(14.4)
Admin, waste and remediation services	253.8	257.1	318.2	F	248.1	224.3	F	(9.6)
Arts, entertainment and recreation	222.5	277.3	251.3	268.0	352.9	351.0	31.7	(0.5)
Accommodation and food services	339.4	392.5	546.5	688.6	474.9	403.0	(31.0)	(15.1)
Educational services	1,082.4	975.0	1,118.4	976.2	1,017.9	971.4	4.3	(4.6)
Health care and social assistance	1,293.0	755.2	1,151.4	1,154.1	1,182.3	914.7	2.4	(22.6)
Public administration	3,463.1	2,563.4	2,574.2	2,446.9	3,299.6	4,315.0	34.8	30.8
Other services	163.0	x	153.2	F	157.9	176.3	F	11.7
Total	27,950.0	25,658.6	28,637.8	26,344.3	27,618.5	28,549.0	4.8	3.4

Public	9,043.8	7,982.3	8,584.7	8,011.9	9,722.1	10,565.2	21.3	8.7
Private	18,906.2	17,676.2	20,053.1	18,332.4	17,896.4	17,983.8	(2.4)	0.5
Total	27,950.0	25,658.6	28,637.8	26,344.3	27,618.5	28,549.0	4.8	3.4

Machinery and equipment	8,530.7	7,700.7	8,288.1	8,488.6	9,879.2	9,488.2	16.4	(4.0)
Construction	19,419.3	17,957.9	20,349.7	17,855.7	17,739.3	19,060.7	(0.7)	7.4
Total	27,950.0	25,658.6	28,637.8	26,344.3	27,618.5	28,549.0	4.8	3.4

Housing	13,154.1	13,076.4	14,036.8	15,538.2	18,486.9	n/a	19.0	n/a

Source: Statistics Canada (CANSIM Tables 029-0045, 029-0048, 026-0013 — accessed June 2017).

X Suppressed to meet the confidentiality requirements of the Statistics Act.

F Too Unreliable to be published.

Note: Totals may not add due to rounding or due to some data not being disclosed for confidentiality reasons.

2017 Financial and Economic Review — August 2017

Appendix 1 — Economic Review

Table A1.7 British Columbia International Goods Exports by Major Market and Selected Commodities, 2016

			European	Mainland	Other	Total -
Commodity	U.S.	Japan	Union [1]	China	Markets	All Countries
	($ millions)
Solid wood products	6,394	1,068	456	1,470	631	10,018
Lumber (softwood)	4,552	726	159	1,023	464	6,923
Cedar shakes and shingles	210	0	13	0	7	230
Plywood (softwood)	380	1	4	3	2	389
Other panel products	489	55	9	13	36	601
Selected value-added wood products	613	21	9	1	6	650
Logs	48	191	0	429	103	771
Other	103	74	261	2	13	453

Pulp and paper products	998	163	107	1,888	780	3,936
Pulp	371	161	96	1,801	569	2,998
Newsprint	45	0	0	1	112	158
Paper, paperboard — excluding newsprint	463	2	10	24	89	588
Other	119	0	0	62	10	191

Agriculture and food other than fish	1,940	101	38	141	289	2,508
Fruit and nuts	303	17	3	22	48	393
Vegetables	320	20	4	2	9	356
Vegetable oils	6	0	0	1	1	8
Bread, pastry, prepared cereals, pasta, etc.	286	3	0	1	3	293
Meat and prepared meat products	16	36	0	47	44	144
Other	1,009	24	31	67	182	1,313

Fish products	782	106	45	265	105	1,303
Whole fish; fresh, chilled, frozen — excluding salmon	69	15	8	46	44	181
Whole salmon; fresh, chilled, frozen	553	28	21	26	16	644
Salmon; fillets, canned, smoked, etc	15	1	10	0	5	32
Other	145	63	6	193	40	446

Metallic mineral products	1,456	1,197	76	809	1,288	4,826
Copper ores and concentrates	0	985	40	796	909	2,730
Molybdenum ores and concentrates	20	0	27	0	0	46
Zinc ores and concentrates	0	0	0	0	0	0
Unwrought aluminum	393	204	0	0	290	886
Unwrought zinc	764	0	0	6	81	851
Unwrought lead	254	1	0	0	4	259
Other	26	8	9	7	5	54

Fabricated metal products	850	7	16	84	107	1,065

Energy products	3,381	968	405	725	2,100	7,580
Natural gas	1,983	0	0	0	0	1,983
Coal	19	968	405	720	2,100	4,212
Electricity	510	0	0	0	0	510
Other	870	0	0	5	0	875

Machinery and equipment	3,099	61	402	441	823	4,826
Motor vehicles and parts	346	7	8	309	65	735
Electrical/electronic/communications	532	19	115	35	188	889
Scientific/photographic/measuring equipment, etc.	419	18	92	45	126	700
Aircraft and parts	175	2	28	0	150	355
Other	1,628	16	159	51	294	2,148

Plastics and articles of plastic	420	1	7	13	21	462
Chemicals and chemical products	695	48	70	57	149	1,018
Apparel and accessories	88	3	8	2	6	106
Textiles	25	0	4	1	38	68

All other commodities	1,043	4	26	53	167	1,293
Total	21,173	3,727	1,659	5,948	6,504	39,011

1         As of July 1, 2013, Austria, Belgium, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden, and the UK.

Source: BC Stats.

2017 Financial and Economic Review — August 2017

Appendix 1 — Economic Review

Table A1.8 British Columbia International Goods Exports by Market Area

				% Change	Percent of Total
	2014	2015	2016	2015-2016	2015	2016
		($ millions)			(per cent)
United Kingdom	384	398	410	3.1	1.1	1.1
Germany	252	259	232	(10.3)	0.7	0.6
Mainland China	6,387	5,982	5,948	(0.6)	16.7	15.2
Hong Kong	250	217	198	(8.6)	0.6	0.5
Taiwan	535	561	620	10.6	1.6	1.6
Japan	3,665	3,624	3,727	2.9	10.1	9.6
South Korea	2,088	1,837	2,155	17.3	5.1	5.5
India	589	622	806	29.6	1.7	2.1
Australia	321	324	284	(12.3)	0.9	0.7
Mexico	111	182	95	(47.9)	0.5	0.2
United States	18,050	18,812	21,173	12.5	52.4	54.3
Other	3,201	3,104	3,364	8.4	8.6	8.6
Total	35,832	35,920	39,011	8.6	100.0	100.0

Market Areas:
Western Europe [1]	1,520	1,447	1,568	8.4	4.0	4.0
Pacific Rim [2]	14,184	13,436	13,804	2.7	37.4	35.4

1     Austria, Belgium, Denmark, Finland, France, Germany, Greece, Iceland, Ireland, Italy, Luxembourg, Malta, Monaco, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland and the United Kingdom.

2     Australia, Brunei Darussalam, China, Fiji, Hong Kong, Indonesia, Japan, Laos, Macau, Malaysia, Mongolia, New Zealand, North Korea, Philippines, Singapore, South Korea, Taiwan, Thailand and Vietnam.

Source:       Statistics Canada, International Trade Statistics custom extract, June 2017. Figures may not add due to rounding.

2017 Financial and Economic Review — August 2017

Appendix 1 — Economic Review

Table A1.9 Historical Commodity Prices (in US Dollars)

	2006	2007	2008	2009	2010	2011	2012	2013	2014	2015	2016
Metals
Copper (London; $/lb)	3.07	3.24	3.15	2.35	3.42	4.00	3.61	3.32	3.11	2.49	2.21
Lead (London; $/lb)	0.59	1.17	0.94	0.78	0.97	1.09	0.93	0.97	0.95	0.81	0.85
Zinc (London; $/lb)	1.49	1.47	0.85	0.75	0.98	0.99	0.88	0.86	0.98	0.87	0.95
Gold (London; $/troy oz)	604	697	872	973	1,225	1,572	1,667	1,407	1,266	1,159	1,251
Silver (London; $/troy oz)	11.55	13.38	14.93	14.68	20.17	35.12	31.12	23.72	19.07	15.68	17.16
Molybdenum ($/lb)	24.46	30.22	29.22	11.05	15.68	15.47	12.80	10.33	11.40	6.74	6.56
Aluminum (London; $/lb)	1.17	1.20	1.16	0.76	0.99	1.09	0.92	0.84	0.85	0.75	0.73
Forest Products
Lumber (Madison’s Lumber Reporter; WSPF, 2x4, $/1000 bd ft)	296	249	219	182	255	254	299	358	353	282	308
Pulp (Northern Europe; $/tonne; transaction price)	674	793	853	656	930	961	814	857	925	849	804
Newsprint (US Eastcoast; $/tonne)	634	581	671	578	582	625	621	599	581	517	540
Cedar (Madison’s Lumber Reporter 2x4, $/1000 bd ft)	620	620	674	623	650	636	769	895	957	986	1,004
Other
Oil (West Texas Intermediate; $/barrel)	66	72	100	62	79	95	94	98	93	49	43
Natural Gas (Plant Inlet; $/GJ)	5.54	5.41	6.90	3.03	2.95	2.46	1.35	2.04	3.12	1.37	1.00
Coal (Japan-Australia JFY FOB US$/t)
Metallurgical	111	93	295	125	204	282	204	155	124	101	112
Low Volatile PCl	66	68	245	90	170	222	153	125	104	84	88
Thermal	53	56	125	70	98	130	114	95	82	68	62

Sources:            Ministry of Finance; Ministry of Energy and Mines; Ministry of Natural Gas Development; Ministry of Forests, Lands and Natural Resource Operations; US Dept of Energy.

2017 Financial and Economic Review — August 2017

Appendix 1 — Economic Review

Table A1.10 British Columbia Forest Sector Economic Activity Indicators

									Change [1]
Indicator	2009	2010	2011	2012	2013	2014	2015	2016	2015-2016
		(million cubic meters)							(per cent)
Wood production
Lumber	22.9	26.8	28.4	29.2	30.0	29.8	31.2	32.0	2.6
Timber Scaled by species
Lodgepole pine	24.8	29.1	29.7	27.6	26.7	23.3	24.0	20.2	(15.9)
Spruce	6.8	8.9	10.5	11.5	12.6	11.6	13.3	13.2	(1.1)
Hemlock	4.3	6.8	5.6	7.7	8.5	8.1	7.2	7.6	4.9
Douglas fir	5.4	7.6	9.2	8.9	9.8	10.1	9.7	10.7	10.3
Balsam	3.0	4.2	5.1	5.5	6.1	6.1	6.3	6.8	7.7
Cedar	2.7	4.1	3.7	4.3	4.6	4.4	4.8	4.9	0.2
All others	1.8	2.7	2.7	2.6	2.7	2.7	3.2	2.8	(11.2)
Total [2]	48.8	63.3	69.5	68.1	71.0	66.3	68.6	66.1	(3.6)
		(million tonnes)
Pulp and paper production	5.6	5.9	6.1	5.9	5.7	5.7	5.6	5.4	(3.7)
Market pulp	3.5	4.3	4.5	4.4	4.3	4.3	4.3	4.2	(2.2)
Newsprint, paper and paperboard	2.1	1.6	1.6	1.4	1.4	1.4	1.3	1.1	(8.6)

Industrial product price indices		(2010 =100)
Softwood lumber (Canada)	94.0	100.0	96.5	106.6	125.6	133.7	135.4	141.7	4.7
Spruce-Pine-Fir lumber (BC)	n/a	100.0	96.1	104.8	123.1	130.5	131.7	139.9	6.2
Hemlock lumber (BC)	92.4	100.0	98.8	112.0	139.7	150.0	149.4	161.1	7.8
Douglas fir and Western larch (BC)	98.2	100.0	100.0	103.8	115.8	125.7	130.0	136.0	4.6
Veneer and plywood (Canada)	101.9	100.0	95.8	104.0	104.9	112.5	115.0	116.5	1.3
Wood pulp (Canada)	92.8	100.0	95.8	94.7	98.5	97.9	97.9	96.9	(1.0)
Newsprint for export (Canada)	111.9	100.0	101.0	101.8	102.4	105.4	117.1	119.8	2.3

1              Percentage change based on unrounded numbers.

2              Totals may not add due to rounding.

Sources:            Timber scaled — Ministry of Forests, Lands, and Natural Resource Operations.

Harvest volumes — Natural Resources Canada (National Forestry Database).

Lumber production — Statistics Canada (CANSIM Table 303-0064 — accessed June 2017).

Pulp and paper production — Pulp and Paper Products Council.

Industrial product price indices — Statistics Canada (CANSIM Tables 329-0075 and 329-0076 — accessed June 2017).

Timber scaled data includes all logs, special forest products, species and grades billed to crown, private and federal land. Waste, reject, and Christmas trees are excluded.

For all scale invoiced as of date of reporting — June 2, 2017

2017 Financial and Economic Review — August 2017

Appendix 1 — Economic Review

Table A1.11 Historical Value of Mineral, Petroleum and Natural Gas Shipments

		Industrial	Construction			Natural Gas	Other oil
Year	Metals	Minerals [1]	Aggregates [2]	Coal	Crude Oil [3]	to Pipeline	and Gas [4]	Total
	($ millions)
1991	1,511	290	159	990	260	562	36	3,808
1992	1,502	212	157	706	260	592	38	3,467
1993	1,198	229	166	822	233	814	42	3,504
1994	1,354	237	180	861	235	991	44	3,902
1995	2,016	249	204	968	272	710	58	4,478
1996	1,537	251	189	1,027	441	817	75	4,337
1997	1,495	249	195	1,107	403	1,087	98	4,635
1998	1,484	245	208	956	373	1,154	47	4,467
1999	1,183	246	219	797	461	1,577	53	4,536
2000	1,571	284	224	812	843	3,826	114	7,674
2001	1,394	296	217	959	729	4,834	103	8,533
2002	1,288	310	231	1,035	714	3,458	79	7,115
2003	1,353	336	226	972	718	5,396	116	9,117
2004	1,956	355	239	1,191	824	5,827	133	10,524
2005	2,442	364	278	2,300	973	7,821	173	14,351
2006	3,248	363	274	2,105	1,013	5,956	179	13,139
2007	2,887	424	351	1,949	989	5,723	200	12,523
2008	2,590	696	379	3,738	1,215	7,501	524	16,643
2009	1,837	278	303	3,204	719	3,294	116	9,751
2010	2,191	349	373	4,253	915	3,360	158	11,599
2011	2,131	454	325	6,073	1,168	3,381	286	13,816
2012	2,360	461	370	4,635	1,185	1,935	266	11,212
2013	2,578	450	388	3,696	1,290	3,130	250	11,782
2014	3,302	x	312	x	1,535	5,128	309	13,787
2015	3,250	x	338	x	959	2,415	140	9,700
2016	3,010	x	308	x	1,058	1,900	107	9,396

1   Shipments of gypsum and silica to Canadian cement, lime and clay plants are not included in this table.

2   Sand and gravel; stone.

3   Includes pentanes and condensate.

4   Liquefied petroleum gases and sulphur.

x  Suppressed to meet the confidentiality requirements of the Statistics Act.

Sources: Natural Resources Canada, Ministry of Natural Gas Development.

Table A1.12 Petroleum and Natural Gas Activity Indicators

					Provincial Reserves		Provincial
	Natural gas	Crude oil			Raw gas	Oil	Government
	production	and condensate			(remaining	(remaining	petroleum and
	(wellhead)	production	Wells Authorized	Wells Drilled	reserves)	reserves)	natural gas revenue [1]
	(billion cubic m)	(million cubic m)	(number)	(number)	(billion cubic m)	(million cubic m)	($ millions)
2004	32.0	2.2	1,700	1,282	389.7	21.9	1,794.4
2005	32.8	2.0	1,790	1,429	444.6	20.9	2,559.0
2006	32.8	1.9	1,730	1,435	462.4	18.2	2,139.1
2007	31.9	1.8	1,207	908	482.9	19.7	2,352.8
2008	33.5	1.6	1,410	929	605.3	18.5	4,093.9
2009	32.9	1.5	829	626	657.9	19.3	1,451.0
2010	35.0	1.6	871	714	932.0	18.7	1,383.0
2011	41.4	1.5	1,134	661	974.9	18.2	733.2
2012	41.0	1.6	647	484	1,138.5	19.1	438.3
2013	44.6	1.5	907	571	1,197.2	19.3	675.7
2014	47.2	1.8	1,255	703	1,443.9	18.1	1,178.5
2015	49.0	1.9	914	546	1,504.7	17.6	303.8
2016	50.7	2.0	479	355	n/a	n/a	110.6
per cent change
2015-2016	3.6	6.9	(47.6)	(35.0)	—	—	(63.6)

1  Includes Crown royalties, Crown reserve disposition bonuses, fees and rentals.

Source:   Ministry of Natural Gas Development and BC Oil and Gas Commission.

2017 Financial and Economic Review — August 2017

Appendix 1 — Economic Review

Table A1.13 Supply and Consumption of Electrical Energy in British Columbia

	Supply					Consumption			Net Exports
	Net Generation
				Receipts		Delivered
			Total	From Other		To Other	Total
			Provincial	Provinces	Total	Provinces	Provincial	Total
Year	Hydro	Thermal	Generation	and Imports	Supply	and Exports	Consumption	Demand
	(gigawatt-hours)[1]
1989	51,082	6,573	57,655	4,500	62,155	6,583	55,572	62,155	2,083
1990	57,245	3,417	60,662	3,233	63,895	6,689	57,206	63,895	3,456
1991	60,149	2,832	62,981	2,272	65,253	7,725	57,528	65,253	5,454
1992	60,555	3,503	64,058	2,685	66,743	9,473	57,270	66,743	6,788
1993	53,057	5,716	58,774	5,691	64,465	5,605	58,860	64,465	(86)
1994	53,979	7,036	61,015	7,836	68,851	9,541	59,311	68,851	1,705
1995	49,814	8,192	58,006	6,385	64,391	3,972	60,419	64,391	(2,413)
1996	67,329	4,436	71,765	3,289	75,053	10,390	64,664	75,053	7,101
1997	61,772	5,189	66,961	4,316	71,278	12,114	59,163	71,278	7,798
1998	60,849	6,861	67,710	5,056	72,766	10,619	62,147	72,766	5,563
1999	61,588	6,457	68,045	6,807	74,852	12,529	62,323	74,852	5,722
2000	59,754	8,487	68,241	6,039	74,280	10,698	63,582	74,280	4,659
2001	48,338	8,994	57,332	10,154	67,486	6,408	61,079	67,486	(3,747)
2002	58,627	6,318	64,945	5,769	70,714	8,078	62,636	70,714	2,309
2003	56,689	6,362	63,051	7,084	70,135	9,599	60,535	70,135	2,515
2004	53,281	7,214	60,496	8,261	68,757	6,791	61,966	68,757	(1,470)
2005	60,605	7,207	67,811	7,226	75,037	9,247	65,790	75,037	2,021
2006	54,772	7,249	62,021	12,695	74,716	6,155	68,561	74,716	(6,540)
2007	64,738	7,479	72,217	8,027	80,244	10,987	69,256	80,243	2,960
2008	58,774	7,080	65,854	12,362	78,216	9,986	68,230	78,216	(2,376)
2009	55,872	6,330	62,201	11,771	73,973	8,134	65,839	73,973	(3,638)
2010	52,762	6,715	59,477	10,418	69,895	7,429	62,467	69,895	(2,990)
2011	60,966	5,240	66,205	10,195	76,401	13,106	63,294	76,401	2,911
2012	64,217	5,567	69,783	8,079	77,862	14,068	63,794	77,862	5,990
2013	57,846	5,860	63,707	8,697	72,403	9,007	63,396	72,403	311
2014	54,068	5,746	59,814	10,084	69,898	8,706	61,192	69,898	(1,378)
2015	57,374	5,729	63,103	7,437	70,540	13,202	57,338	70,540	5,766
2016	62,293	5,921	68,214	8,865	77,080	14,129	62,951	77,080	5,264

1  Gigawatt-hour = one million kilowatt-hours

Source:  Statistics Canada (CANSIM Tables 127-0001, 127-0002 and 127-0003 — accessed June 2017) and BC Stats.

2017 Financial and Economic Review — August 2017

Appendix 1 — Economic Review

Table A1.14 Components of British Columbia Population Change

	Net Migration			Natural Increase			Total	Total
	Inter-	Inter-					Population	Population
Year	provincial	national	Total	Births	Deaths	Total	Increase [1]	at July 1

1975	(2,864)	25,342	22,478	36,281	19,151	17,130	39,608	2,499,564
1976	(464)	16,288	15,824	35,848	18,788	17,060	32,884	2,533,899
1977	12,452	11,224	23,676	36,691	18,596	18,095	41,771	2,570,315
1978	20,106	7,699	27,805	37,231	19,058	18,173	45,978	2,615,162
1979	32,541	14,012	46,553	38,432	19,204	19,228	65,781	2,665,238
1980	38,773	23,522	62,295	40,104	19,371	20,733	83,028	2,745,861
1981	23,270	22,143	45,413	41,474	19,857	21,617	67,030	2,826,558
1982	(1,129)	14,175	13,046	42,747	20,707	22,040	35,086	2,876,513
1983	3,000	10,639	13,639	42,919	19,827	23,092	36,731	2,907,502
1984	3,867	8,674	12,541	43,911	20,686	23,225	35,766	2,947,181
1985	(3,430)	9,374	5,944	43,127	21,302	21,825	27,769	2,975,131
1986	(772)	12,290	11,518	41,967	21,213	20,754	32,272	3,003,621
1987	16,588	21,078	37,666	41,814	21,814	20,000	57,666	3,048,651
1988	25,829	28,704	54,533	42,930	22,546	20,384	74,917	3,114,761
1989	35,711	31,042	66,753	43,769	22,997	20,772	87,525	3,196,725
1990	40,088	28,585	68,673	45,617	23,577	22,040	90,713	3,292,111
1991	34,600	21,274	55,874	45,612	23,977	21,635	77,509	3,373,787
1992	39,578	29,477	69,055	46,156	24,615	21,541	90,596	3,468,802
1993	37,595	34,679	72,274	46,026	25,764	20,262	92,536	3,567,772
1994	34,449	42,667	77,116	46,998	25,939	21,059	98,175	3,676,075
1995	23,414	43,644	67,058	46,820	26,375	20,445	87,503	3,777,390
1996	17,798	47,617	65,415	46,138	27,538	18,600	84,015	3,874,317
1997	1,980	38,318	40,298	44,577	27,412	17,165	57,463	3,948,583
1998	(17,521)	24,380	6,859	43,072	27,978	15,094	21,953	3,983,113
1999	(12,413)	28,644	16,231	41,939	28,017	13,922	30,153	4,011,375
2000	(14,783)	29,266	14,483	40,672	27,461	13,211	27,694	4,039,230
2001	(7,028)	34,803	27,775	40,575	28,362	12,213	39,988	4,076,881
2002	(4,445)	28,662	24,217	40,065	28,884	11,181	35,398	4,100,161
2003	3,025	27,976	31,001	40,497	29,320	11,177	42,178	4,123,937
2004	7,785	28,734	36,519	40,490	29,924	10,566	47,085	4,155,017
2005	7,212	39,152	46,364	40,827	30,235	10,592	56,956	4,195,764
2006	12,799	35,437	48,236	41,729	30,688	11,041	59,277	4,241,691
2007	16,776	36,944	53,720	43,649	31,308	12,341	66,061	4,290,988
2008	10,849	50,805	61,654	44,276	32,097	12,179	73,833	4,349,412
2009	9,672	47,661	57,333	44,993	31,440	13,553	70,886	4,410,679
2010	6,212	33,385	39,597	43,826	31,324	12,502	52,099	4,465,924
2011	711	34,426	35,137	44,129	31,964	12,165	47,302	4,499,139
2012	(4,322)	34,551	30,229	44,008	32,524	11,484	41,713	4,546,290
2013	2,514	34,771	37,285	43,700	33,057	10,643	47,928	4,589,041
2014	15,859	31,042	46,901	44,268	33,623	10,645	57,546	4,645,261
2015	21,471	12,148	33,619	44,196	35,048	9,148	42,767	4,692,953
2016	20,026	32,912	52,938	44,998	36,338	8,660	61,598	4,751,612

1     Components may not add to totals due to the revision of population statistics based on information collected during subsequent census years. The revisions are not distributed back to relevant components due to insufficient data.

Source: Statistics Canada (CANSIM Tables 051-0017, 051-0037, 053-0001, 051-0005 — accessed June 2017).

2017 Financial and Economic Review — August 2017

Appendix 2

Financial Review

Supplementary Tables

2017 Financial and Economic Review — August 2017

Appendix 2 — Financial Review Supplementary Tables

Table A2.1 2016/17 Operating Results by Quarter

2016/17 surplus — Budget 2016 (February 16, 2016)	264				264
2016/17 surplus — first Quarterly Report (September 15, 2016)		1,941
2016/17 surplus — second Quarterly Report (November 29, 2016)			2,242
2016/17 surplus — third Quarterly Report (February 21, 2017)				1,458

	Q1	Q2	Q3	Q4	Total
	Update	Update	Update	Update	Changes

Revenue changes:
Personal income tax — mainly higher 2015 tax assessments	1,111	210	61	106	1,488
Corporate income tax — mainly increased prior-year settlement payment reflecting higher 2015 tax assessments for BC	191	22	(2)	1	212
Property transfer tax — stronger year-to-date sales results and an additional 15% tax	965	(204)	25	1	787
Provincial sales tax — stronger year-to-date results, consistent with improved retail sales	100	74	74	62	310
Other taxation sources	(17)	(5)	1	13	(8)
Natural gas royalties — higher prices and production volumes partly offset by lower natural gas liquid royalties and higher utilization of royalty programs	61	35	(65)	(7)	24
Coal, metals and other mineral revenue — mainly higher coal prices	3	69	66	77	215
Forests — higher stumpage rates, partly offset by lower Crown harvest volumes	88	5	(46)	54	101
Other natural resources	5	5	(11)	25	24
Fees and miscellaneous — mainly higher taxpayer-supported agency projections, partly offset by the impact of cancelling the MSP rate increase scheduled for January 2017	84	50	146	236	516
Investment earnings — mainly changes in interest recoveries	(48)	50	(13)	53	42
Health and social transfers — changes in BC population share of the national total	(2)	26	—	—	24
Other federal government transfers — improved contributions in support of affordable housing initiatives and higer vote rrecoveries	54	(2)	(4)	87	135
Commercial Crown agencies operating results:
ICBC — mainly increased claims costs	(157)	(17)	(317)	(216)	(707)
BCLC — stronger year-to-date activity	—	47	25	24	96
Other commercial Crown agencies — mainly stronger LDB sales	39	7	35	53	134
Total revenue changes	2,477	372	(25)	569	3,393
Less: expense increases (decreases):
Consolidated Revenue Fund changes:
Statutory spending:
New Housing Priority Initiatives special account measures	500	—	293	3	796
Proposed cost-shared priority infrastructure projects	—	—	315	13	328
Wildfire Act - fire management costs	66	—	150	—	216
Emergency Program Act — emergency program flood-related costs	14	3	78	19	114
Increased compensation obligations	81	8	14	(6)	97
Insurance and Risk Management Account	—	—	22	—	22
Crown Proceeding Act	—	—	26	21	47
BC Training and Education Savings Grant — higher anticipated eligibility	8	—	—	—	8
Elections BC	16	—	—	(16)	—
Other statutory spending	—	—	4	(1)	3
Refundable tax credit transfers	—	14	(22)	—	(8)
TPP liability reduction and LTD Fund investments	—	—	—	(107)	(107)
Other prior year liability adjustments	—	(2)	(3)	(5)	(10)
Management of public debt (net) — reflects lower interest rates and revisions to scheduled borrowing	(18)	(5)	(3)	(4)	(30)
Ministry net underspend	—	—	—	(58)	(58)
Spending funded by third party recoveries	(65)	54	(26)	164	127
(Increase) decrease in operating transfers to service delivery agencies	(354)	(595)	(32)	(397)	(1,378)
Changes in spending profile of service delivery agencies:
School districts	141	38	8	7	194
Universities	36	12	(13)	(91)	(56)
Colleges	23	20	12	(2)	53
Health authorities and hospital societies	206	39	118	79	442
Other service delivery agencies	146	485	(182)	21	470
Total expense increases (decreases)	800	71	759	(360)	1,270
Subtotal	1,677	301	(784)	929	2,123
Reduction in forecast allowance	—	—	—	350	350
Total changes	1,677	301	(784)	1,279	2,473
2016/17 surplus — first Quarterly Report	1,941
2016/17 surplus — second Quarterly Report		2,242
2016/17 surplus — third Quarterly Report			1,458
2016/17 surplus — Public Accounts				2,737	2,737

2017 Financial and Economic Review — August 2017

Appendix 2 — Financial Review Supplementary Tables

Table A2.2 Operating Statement — 2005/06 to 2016/17 1

($ millions)	Actual 2005/06	Actual 2006/07	Actual 2007/08	Actual 2008/09	Actual 2009/10	Actual 2010/11	Actual 2011/12	Actual 2012/13	Actual 2013/14	Actual 2014/15	Actual 2015/16	Actual 2016/17	Average annual change
													(per cent)
Revenue	36,138	38,685	40,023	38,720	37,978	40,680	41,805	42,057	43,717	46,103	47,602	51,459	3.3
Expense	(33,166)	(34,703)	(37,277)	(38,647)	(39,790)	(40,926)	(43,646)	(43,204)	(43,401)	(44,439)	(46,791)	(48,722)	3.6
Surplus/(deficit)	2,972	3,982	2,746	73	(1,812)	(246)	(1,841)	(1,147)	316	1,664	811	2,737
Accumulated surplus (deficit) beginning of year, excluding other comprehensive income.	(3,677)	(705)	3,277	6,023	6,096	4,284	4,038	2,197	1,050	1,366	3,030	3,841
Accumulated surplus (deficit) before other comprehensive income	(705)	3,277	6,023	6,096	4,284	4,038	2,197	1,050	1,366	3,030	3,841	6,578
Accumulated other comprehensive income of commercial Crown corporations	—	494	412	(25)	456	360	73	154	481	223	(424)	(188)
Accumulated surplus (deficit), end of year	(705)	3,771	6,435	6,071	4,740	4,398	2,270	1,204	1,847	3,253	3,417	6,390

Per cent of Nominal GDP: [2]
Surplus (deficit)	1.7	2.1	1.4	0.0	-0.9	-0.1	-0.8	-0.5	0.1	0.7	0.3	1.0
Per cent of revenue:
Surplus (deficit)	8.2	10.3	6.9	0.2	-4.8	-0.6	-4.4	-2.7	0.7	3.6	1.7	5.3
Per capita ($): [3]
Surplus (deficit)	708	939	640	17	(411)	(55)	(409)	(252)	69	358	173	576

1         Figures have been restated to reflect government accounting policies in effect at March 31, 2017.

2         Revenue and expense as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2016/17 amounts divided by GDP for the 2016 calendar year). As nominal GDP for the calendar year ending 2016 is not available, the 2016 GDP projected in the February 2017 budget has been used for the fiscal year ended March 31, 2017 for demonstration purposes.

3         Per capita revenue and expense is calculated using July 1 population (e.g. 2016/17 amounts divided by population on July 1, 2016).

2017 Financial and Economic Review — August 2017

Appendix 2 — Financial Review Supplementary Tables

Table A2.3 Statement of Financial Position — 2005/06 to 2016/17

($ millions)	Actual 2005/06	Actual 2006/07	Actual 2007/08	Actual 2008/09	Actual 2009/10	Actual 2010/11	Actual 2011/12	Actual 2012/13	Actual 2013/14	Actual 2014/15	Actual 2015/16	Actual 2016/17	Average annual change
													(per cent)
Financial assets:
Cash and temporary investments	3,882	3,452	5,954	5,185	2,911	3,060	3,235	3,173	2,801	3,675	3,892	4,232	0.8
Other financial assets	5,956	6,760	6,862	5,875	7,171	7,990	7,938	8,186	9,336	9,121	9,643	10,260	5.1
Sinking funds	4,059	3,798	2,649	2,134	1,329	1,410	1,491	1,778	835	977	1,580	1,087	-11.3
Investments in commercial Crown corporations:
Retained earnings	3,637	4,661	5,329	5,952	7,458	7,092	6,998	7,541	7,839	8,271	7,531	7,511	6.8
Recoverable capital loans	7,014	7,314	7,857	9,280	11,596	13,142	15,167	17,208	19,255	20,624	22,074	23,848	11.8
	10,651	11,975	13,186	15,232	19,054	20,234	22,165	24,749	27,094	28,895	29,605	31,359	10.3
Warehouse borrowing program assets	—	—	—	2,081	—	—	—	—	—	—	—	—	n/a
	24,548	25,985	28,651	30,507	30,465	32,694	34,829	37,886	40,066	42,668	44,720	46,938	6.1

Liabilities:
Accounts payable & accrued liabilities	7,728	7,510	8,353	7,695	7,286	7,919	9,119	9,149	8,298	8,312	8,486	8,937	1.3
Deferred revenue	5,897	6,202	7,421	9,433	10,002	10,749	10,449	9,864	9,697	9,807	9,779	9,661	4.6
Debt:
Taxpayer-supported debt	27,215	25,937	26,549	26,402	29,968	31,821	34,659	38,182	41,068	41,880	42,727	41,506	3.9
Self-supported debt	7,242	7,502	8,088	11,612	11,917	13,333	15,534	17,634	19,625	21,040	22,565	24,377	11.7
Total provincial debt	34,457	33,439	34,637	38,014	41,885	45,154	50,193	55,816	60,693	62,920	65,292	65,883	6.1
Add: debt offset by sinking funds	4,059	3,798	2,649	2,134	1,329	1,410	1,491	1,778	835	977	1,580	1,087	-11.3
Less: guarantees and non-guaranteed debt	(495)	(447)	(492)	(496)	(546)	(455)	(730)	(755)	(726)	(739)	(820)	(835)	4.9
Financial statement debt	38,021	36,790	36,794	39,652	42,668	46,109	50,954	56,839	60,802	63,158	66,052	66,135	5.2
	51,646	50,502	52,568	56,780	59,956	64,777	70,522	75,852	78,797	81,277	84,317	84,733	4.6
Net liabilities	(27,098)	(24,517)	(23,917)	(26,273)	(29,491)	(32,083)	(35,693)	(37,966)	(38,731)	(38,609)	(39,597)	(37,795)	3.1
Capital and other assets:
Tangible capital assets	24,874	26,716	28,652	30,539	32,219	34,278	35,692	36,762	37,778	39,028	40,282	41,303	4.7
Restricted assets	887	962	1,130	1,178	1,241	1,312	1,377	1,442	1,493	1,553	1,631	1,695	6.1
Other assets	632	610	570	627	771	891	894	966	1,307	1,281	1,101	1,187	5.9
	26,393	28,288	30,352	32,344	34,231	36,481	37,963	39,170	40,578	41,862	43,014	44,185	4.8
Accumulated surplus (deficit)	(705)	3,771	6,435	6,071	4,740	4,398	2,270	1,204	1,847	3,253	3,417	6,390	n/a
Per cent of Nominal GDP: [1]
Net liabilities	15.5	13.0	12.1	12.9	15.0	15.6	16.5	17.1	16.9	16.0	15.8	14.4	-0.6
Capital and other assets	15.1	15.0	15.3	15.8	17.4	17.8	17.5	17.7	17.7	17.4	17.2	16.9	1.0
Growth rates:
Net liabilities	-4.5	-9.5	-2.4	9.9	12.2	8.8	11.3	6.4	2.0	-0.3	2.6	-4.6	2.6
Capital and other assets	6.9	7.2	7.3	6.6	5.8	6.6	4.1	3.2	3.6	3.2	2.8	2.7	5.0
Per capita: [2]
Net liabilities	6,458	5,780	5,574	6,041	6,686	7,184	7,933	8,351	8,440	8,311	8,438	7,954	1.9
Capital and other assets	6,290	6,669	7,073	7,436	7,761	8,169	8,438	8,616	8,842	9,012	9,166	9,299	3.6

1         Net liabilities as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2016/17 amount divided by GDP for the 2016 calendar year). As nominal GDP for the calendar year ending 2016 is not available, the 2016 GDP projected in the February 2017 budget has been used for the fiscal year ended March 31, 2017 for demonstration purposes.

2         Per capita net liabilities is calculated using July 1 population (e.g. 2016/17 amount divided by population on July 1, 2016).

2017 Financial and Economic Review — August 2017

Appendix 2 — Financial Review Supplementary Tables

Table A2.4 Changes in Financial Position — 2005/06 to 2016/17

	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	12-Year
($ millions)	2005/06	2006/07	2007/08	2008/09	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	Total
(Surplus) deficit for the year	(2,972)	(3,982)	(2,746)	(73)	1,812	246	1,841	1,147	(316)	(1,664)	(811)	(2,737)	(10,255)
Comprehensive income (increase) decrease	—	(494)	82	437	(481)	96	287	(81)	(327)	258	647	(236)	188
Change in accumulated (surplus) deficit	(2,972)	(4,476)	(2,664)	364	1,331	342	2,128	1,066	(643)	(1,406)	(164)	(2,973)	(10,067)
Capital and other asset changes:
Taxpayer-supported capital investments	3,136	3,404	3,664	3,743	3,719	4,110	3,565	3,279	3,151	3,407	3,459	3,659	42,296
Less: amortization and other accounting changes	(1,612)	(1,562)	(1,728)	(1,856)	(2,039)	(2,051)	(2,151)	(2,209)	(2,135)	(2,157)	(2,205)	(2,638)	(24,343)
Increase in net capital assets	1,524	1,842	1,936	1,887	1,680	2,059	1,414	1,070	1,016	1,250	1,254	1,021	17,953
Increase (decrease) in restricted assets	57	75	168	48	63	71	65	65	51	60	78	64	865
Increase (decrease) in other assets	122	(22)	(40)	57	144	120	3	72	341	(26)	(180)	86	677
	1,703	1,895	2,064	1,992	1,887	2,250	1,482	1,207	1,408	1,284	1,152	1,171	19,495
Increase (decrease) in net liabilities	(1,269)	(2,581)	(600)	2,356	3,218	2,592	3,610	2,273	765	(122)	988	(1,802)	9,428
Investment and working capital changes:
Increase (reduction) in cash and temporary investments	259	(430)	2,502	(769)	(2,274)	149	175	(62)	(372)	874	217	340	609
Increase (decrease) in warehouse borrowing investments	—	—	—	2,081	(2,081)	—	—	—	—	—	—	—	—
Investment in commercial Crown corporations:
Increase (decrease) in retained earnings	307	1,024	668	623	1,506	(366)	(94)	543	298	432	(740)	(20)	4,181
Self-supported capital investments	811	983	1,299	1,810	3,362	2,470	2,744	2,765	2,519	2,488	2,573	2,725	26,549
Less: loan repayments and other accounting changes	(698)	(683)	(756)	(387)	(1,046)	(924)	(719)	(724)	(472)	(1,119)	(1,123)	(951)	(9,602)
	420	1,324	1,211	2,046	3,822	1,180	1,931	2,584	2,345	1,801	710	1,754	21,128
Other working capital changes	(1,281)	456	(3,109)	(2,856)	331	(480)	(871)	1,090	1,225	(197)	979	(209)	(4,922)
	(602)	1,350	604	502	(202)	849	1,235	3,612	3,198	2,478	1,906	1,885	16,815
Increase (decrease) in financial statement debt	(1,871)	(1,231)	4	2,858	3,016	3,441	4,845	5,885	3,963	2,356	2,894	83	26,243
(Increase) decrease in sinking fund debt	456	261	1,149	515	805	(81)	(81)	(287)	943	(142)	(603)	493	3,428
Increase (decrease) in guarantees	95	(8)	2	(16)	(20)	39	99	(34)	27	(33)	6	(23)	134
Increase (decrease) in non-guaranteed debt	(92)	(40)	43	20	70	(130)	176	59	(56)	46	75	38	209
Increase (decrease) in total provincial debt	(1,412)	(1,018)	1,198	3,377	3,871	3,269	5,039	5,623	4,877	2,227	2,372	591	30,014
Represented by increase (decrease) in:
Taxpayer-supported debt	(1,433)	(1,278)	612	(147)	3,566	1,853	2,838	3,523	2,886	812	847	(1,221)	12,858
Self-supported debt	21	260	586	3,524	305	1,416	2,201	2,100	1,991	1,415	1,525	1,812	17,156
Total provincial debt	(1,412)	(1,018)	1,198	3,377	3,871	3,269	5,039	5,623	4,877	2,227	2,372	591	30,014

2017 Financial and Economic Review — August 2017

Appendix 2 — Financial Review Supplementary Tables

Table A2.5 Revenue by Source — 2005/06 to 2016/17 1

													Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	annual
($ millions)	2005/06	2006/07	2007/08	2008/09	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	change
													(per cent)
Taxation revenue:
Personal income	5,960	7,020	7,074	6,309	5,769	5,805	6,427	6,977	6,862	8,076	8,380	9,704	4.5
Corporate income	1,587	1,732	2,477	2,294	1,625	2,026	2,002	2,204	2,427	2,635	2,787	3,003	6.0
Harmonized sales	—	—	—	—	—	4,176	5,779	5,950	(226)	(91)	(55)	6	n/a
Other sales [2]	4,507	4,886	5,248	5,137	4,945	1,438	151	118	5,529	5,853	6,045	6,600	n/a
Fuel	911	901	935	891	884	940	928	890	917	932	973	969	0.6
Carbon	—	—	—	306	541	741	959	1,120	1,222	1,198	1,190	1,220	n/a
Tobacco	702	727	693	709	683	735	636	614	724	752	734	737	0.4
Property	1,719	1,734	1,797	1,850	1,887	1,920	1,913	1,985	2,080	2,154	2,219	2,279	2.6
Property transfer	843	914	1,068	715	887	855	944	758	937	1,065	1,533	2,026	8.3
Corporation capital	162	91	117	108	95	(3)	(5)	1	—	(1)	—	—	n/a
Insurance premium	330	353	373	389	389	399	411	433	458	483	520	549	4.7
	16,721	18,358	19,782	18,708	17,705	19,032	20,145	21,050	20,930	23,056	24,326	27,093	4.5
Natural resource revenue:
Natural gas royalties	1,921	1,207	1,132	1,314	406	313	339	169	445	493	139	152	-20.6
Crown land tenures	386	441	569	814	867	923	928	868	859	834	765	633	4.6
Columbia River Treaty	319	223	246	231	168	136	110	89	170	130	116	111	-9.2
Other energy and minerals	392	456	367	479	421	514	529	306	269	267	226	403	0.3
Forests	1,214	1,276	1,087	557	387	436	482	562	719	754	865	913	-2.6
Other resources	317	342	341	413	398	406	424	479	493	459	460	499	4.2
	4,549	3,945	3,742	3,808	2,647	2,728	2,812	2,473	2,955	2,937	2,571	2,711	-4.6
Other revenue:
Medical Services Plan premiums	1,482	1,524	1,557	1,595	1,666	1,787	1,919	2,047	2,158	2,254	2,434	2,558	5.1
Post-secondary education fees	892	928	979	1,036	1,123	1,235	1,291	1,345	1,445	1,544	1,666	1,828	6.7
Other healthcare related fees	225	237	248	257	267	308	324	327	333	358	374	404	5.5
Motor vehicle licences and permits	405	427	445	450	449	467	479	489	504	499	521	529	2.5
Other fees and licences	682	692	750	670	616	643	722	699	770	770	841	894	2.5
Investment earnings	951	1,023	1,133	818	930	843	1,022	1,189	1,205	1,175	1,214	1,242	2.5
Sales of goods and services	719	678	637	694	728	759	930	942	946	967	1,011	1,131	4.2
Miscellaneous	1,452	1,774	1,813	1,809	1,887	1,929	1,746	1,673	2,256	1,893	2,287	2,377	4.6
	6,808	7,283	7,562	7,329	7,666	7,971	8,433	8,711	9,617	9,460	10,348	10,963	4.4
Contributions from the federal government:
Canada Health Transfer	3,020	3,096	3,294	3,343	3,450	3,689	3,858	3,887	4,280	4,186	4,454	4,744	4.2
Canada Social Transfer	1,200	1,377	1,320	1,400	1,433	1,487	1,526	1,555	1,589	1,641	1,695	1,751	3.5
Harmonized sales tax transition payments	—	—	—	—	250	769	580	—	—	—	—	—	n/a
Equalization	590	459	—	—	—	—	—	—	—	—	—	—	n/a
Other cost shared agreements	1,025	1,465	1,328	1,252	1,794	2,064	1,760	1,605	1,645	1,452	1,498	1,672	4.5
	5,835	6,397	5,942	5,995	6,927	8,009	7,724	7,047	7,514	7,279	7,647	8,167	3.1
Commercial Crown corporation net income:
BC Hydro	266	407	369	365	447	591	558	509	549	581	655	684	9.0
Liquor Distribution Branch	800	840	858	891	877	891	909	930	877	935	1,031	1,083	2.8
BC Lotteries (net of payments to federal gov’t)	914	1,011	1,080	1,082	1,070	1,097	1,102	1,116	1,165	1,245	1,304	1,329	3.5
BC Railway Company	33	30	13	36	2	15	14	6	13	5	6	7	n/a
ICBC	191	381	633	512	601	315	84	231	136	657	(293)	(612)	n/a
Transportation Investment Corp	—	—	—	(47)	(4)	(7)	(17)	(60)	(88)	(89)	(80)	(81)	n/a
Other	21	33	42	41	40	38	41	44	49	37	87	115	16.7
	2,225	2,702	2,995	2,880	3,033	2,940	2,691	2,776	2,701	3,371	2,710	2,525	1.2
Total revenue	36,138	38,685	40,023	38,720	37,978	40,680	41,805	42,057	43,717	46,103	47,602	51,459	3.3

1   Figures have been restated to reflect government accounting policies in effect at March 31, 2017.

2   Includes social service tax, hotel room tax, provincial sales tax, tax on designated properties and housing transition tax.

2017 Financial and Economic Review — August 2017

Appendix 2 — Financial Review Supplementary Tables

Table A2.6 Revenue by Source Supplementary Information — 2005/06 to 2016/17

	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Average annual
	2005/06	2006/07	2007/08	2008/09	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	change
													(per cent)
Per cent of Nominal GDP: [1]
Taxation	9.6	9.8	10.0	9.2	9.0	9.3	9.3	9.5	9.1	9.6	9.7	10.3	0.3
Natural resources	2.6	2.1	1.9	1.9	1.3	1.3	1.3	1.1	1.3	1.2	1.0	1.0	-7.6
Other	3.9	3.9	3.8	3.6	3.9	3.9	3.9	3.9	4.2	3.9	4.1	4.2	0.2
Contributions from the federal government	3.3	3.4	3.0	2.9	3.5	3.9	3.6	3.2	3.3	3.0	3.1	3.1	-0.5
Commercial Crown corporation net income	1.3	1.4	1.5	1.4	1.5	1.4	1.2	1.3	1.2	1.4	1.1	1.0	-3.4
Total revenue	20.7	20.6	20.2	18.9	19.4	19.8	19.3	19.0	19.1	19.1	19.0	19.7	-0.7
Growth rates (per cent):
Taxation	9.9	9.8	7.8	-5.4	-5.4	7.5	5.8	4.5	-0.6	10.2	5.5	11.4	n/a
Natural resources	14.9	-13.3	-5.1	1.8	-30.5	3.1	3.1	-12.1	19.5	-0.6	-12.5	5.4	n/a
Other	3.3	7.0	3.8	-3.1	4.6	4.0	5.8	3.3	10.4	-1.6	9.4	5.9	n/a
Contributions from the federal government	11.5	9.6	-7.1	0.9	15.5	15.6	-3.6	-8.8	6.6	-3.1	5.1	6.8	n/a
Commercial Crown corporation net income	-13.4	21.4	10.8	-3.8	5.3	-3.1	-8.5	3.2	-2.7	24.8	-19.6	-6.8	n/a
Total revenue	7.7	7.0	3.5	-3.3	-1.9	7.1	2.8	0.6	3.9	5.5	3.3	8.1	n/a
Per capita ($): [2]
Taxation	3,985	4,328	4,610	4,301	4,014	4,262	4,478	4,630	4,561	4,963	5,184	5,702	3.2
Natural resources	1,084	930	872	876	600	611	625	544	644	632	548	571	-4.9
Other	1,623	1,717	1,762	1,685	1,738	1,785	1,874	1,916	2,096	2,036	2,205	2,307	3.0
Contributions from the federal government	1,391	1,508	1,385	1,378	1,571	1,793	1,717	1,550	1,637	1,567	1,629	1,719	2.4
Commercial Crown corporation net income	530	637	698	662	688	658	598	611	589	726	577	531	-0.6
Total revenue	8,613	9,120	9,327	8,902	8,610	9,109	9,292	9,251	9,526	9,925	10,143	10,830	2.1

Real Per Capita Revenue (2015 $) [3]	9,739	10,141	10,192	9,529	9,216	9,621	9,587	9,439	9,729	10,033	10,143	10,635	0.8
Growth rate (per cent)	4.5	4.1	0.5	-6.5	-3.3	4.4	-0.4	-1.5	3.1	3.1	1.1	4.8	-19.2

1     Revenue as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2016/17 revenue divided by GDP for the 2016 calendar year). As nominal GDP for the calendar year ending 2016 is not available, the 2016 GDP projected in the February 2017 budget has been used for the fiscal year ended March 31, 2017 for demonstration purposes. Totals may not add due to rounding.

2     Per capita revenue is calculated using July 1 population (e.g. 2016/17 revenue divided by population on July 1, 2016). Totals may not add due to rounding.

3     Revenue is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2016 CPI for 2016/17 revenue).

2017 Financial and Economic Review — August 2017

Appendix 2 — Financial Review Supplementary Tables

Table A2.7 Expense by Function 1 — 2005/06 to 2016/17

	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Average annual
($ millions)	2005/06	2006/07	2007/08	2008/09	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	change
													(per cent)
Function:
Health:
Medical Services Plan	2,601	2,869	3,168	3,282	3,407	3,641	3,873	3,906	4,114	4,136	4,345	4,573	5.3
Pharmacare	868	914	955	1,010	1,053	1,129	1,147	1,122	1,130	1,120	1,335	1,284	3.6
Regional services	8,346	8,751	9,321	10,030	10,273	10,597	11,255	11,784	11,960	12,410	12,811	13,079	4.2
Other healthcare expenses	469	565	667	601	597	625	642	690	658	704	712	753	4.4
	12,284	13,099	14,111	14,923	15,330	15,992	16,917	17,502	17,862	18,370	19,203	19,689	4.4
Education:
Elementary and secondary	4,829	5,272	5,521	5,740	5,778	5,802	5,885	6,002	6,133	6,064	6,303	6,422	2.6
Post-secondary	3,912	4,068	4,307	4,573	4,732	4,859	4,907	5,103	5,284	5,349	5,502	5,672	3.4
Other education expenses	171	147	152	158	528	504	436	423	410	414	407	374	7.4
	8,912	9,487	9,980	10,471	11,038	11,165	11,228	11,528	11,827	11,827	12,212	12,468	3.1
Social services:
Social assistance	1,089	1,231	1,255	1,339	1,454	1,506	1,550	1,552	1,572	1,589	1,641	1,692	4.1
Child welfare	832	964	925	1,073	1,077	1,118	1,112	1,098	1,097	1,129	1,301	1,358	4.6
Low income tax credit transfers	135	101	85	188	216	408	509	534	279	248	247	244	5.5
Community living and other services	682	586	756	723	729	754	769	806	857	881	917	949	3.0
	2,738	2,882	3,021	3,323	3,476	3,786	3,940	3,990	3,805	3,847	4,106	4,243	4.1
Protection of persons and property	1,245	1,184	1,429	1,429	1,380	1,448	1,512	1,539	1,520	1,451	1,572	1,655	2.6
Transportation	1,197	1,251	1,378	1,401	1,453	1,580	1,545	1,555	1,580	1,608	1,670	1,784	3.7
Natural resources & economic development	1,651	1,782	2,073	1,886	2,159	2,349	1,873	2,092	1,755	2,191	2,477	2,504	3.9
Other	1,079	1,232	1,386	1,649	1,382	1,208	1,414	1,346	1,184	1,288	1,264	2,260	7.0
General government	1,152	1,252	1,218	1,425	1,375	1,146	1,235	1,262	1,386	1,359	1,501	1,532	2.6
Interest	2,198	2,270	2,237	2,158	2,197	2,252	2,383	2,390	2,482	2,498	2,786	2,587	1.5
Operating expense	32,456	34,439	36,833	38,665	39,790	40,926	42,047	43,204	43,401	44,439	46,791	48,722	3.8
Unusual items:
Joint trusteeship	—	—	—	—	—	—	—	—	—	—	—	—
Restructuring exit expenses	—	—	—	—	—	—	—	—	—	—	—	—
Negotiating Framework incentive payments	710	264	4	2	—	—	—	—	—	—	—	—
Climate Action Dividend	—	—	440	(20)	—	—	—	—	—	—	—	—
Liability for HST transition funding repayment	—	—	—	—	—	—	1,599	—	—	—	—	—
Total expense	33,166	34,703	37,277	38,647	39,790	40,926	43,646	43,204	43,401	44,439	46,791	48,722

Per cent of operating expense:
Health	37.8	38.0	38.3	38.6	38.5	39.1	40.2	40.5	41.2	41.3	41.0	40.4	0.6
Education	27.5	27.5	27.1	27.1	27.7	27.3	26.7	26.7	27.3	26.6	26.1	25.6	-0.6
Social services and housing	8.4	8.4	8.2	8.6	8.7	9.3	9.4	9.2	8.8	8.7	8.8	8.7	0.3
Protection of persons and property.	3.8	3.4	3.9	3.7	3.5	3.5	3.6	3.6	3.5	3.3	3.4	3.4	-1.1
Transportation	3.7	3.6	3.7	3.6	3.7	3.9	3.7	3.6	3.6	3.6	3.6	3.7	-0.1
Natural resources & economic development	5.1	5.2	5.6	4.9	5.4	5.7	4.5	4.8	4.0	4.9	5.5	5.1	0.1
Other	3.3	3.6	3.8	4.3	3.5	3.0	3.4	3.1	2.7	2.9	2.7	4.6	3.1
General government	3.5	3.6	3.3	3.7	3.5	2.8	2.9	2.9	3.2	3.1	3.2	3.1	-1.1
Interest	6.8	6.6	6.1	5.6	5.5	5.5	5.7	5.5	5.7	5.6	5.9	5.3	-2.2
	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0

1     Figures have been restated to reflect government accounting policies in effect at March 31, 2017.

2017 Financial and Economic Review — August 2017

Appendix 2 — Financial Review Supplementary Tables

Table A2.8 Expense by Function 1 Supplementary Information — 2005/06 to 2016/17

	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Average annual
	2005/06	2006/07	2007/08	2008/09	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	change
													(per cent)
Per cent of Nominal GDP: [2]
Health	7.0	7.0	7.1	7.3	7.8	7.8	7.8	7.9	7.8	7.6	7.8	7.5	0.6
Education	5.1	5.0	5.0	5.1	5.6	5.4	5.2	5.2	5.2	4.9	5.0	4.8	-0.6
Social services	1.6	1.5	1.5	1.6	1.8	1.8	1.8	1.8	1.7	1.6	1.7	1.6	0.3
Protection of persons and property	0.7	0.6	0.7	0.7	0.7	0.7	0.7	0.7	0.7	0.6	0.6	0.6	-1.1
Transportation	0.7	0.7	0.7	0.7	0.7	0.8	0.7	0.7	0.7	0.7	0.7	0.7	-0.1
Natural resources & economic development	0.9	0.9	1.0	0.9	1.1	1.1	0.9	0.9	0.8	0.9	1.0	1.0	0.1
Other	0.6	0.7	0.7	0.8	0.7	0.6	0.7	0.6	0.5	0.5	0.5	0.9	3.1
General government	0.7	0.7	0.6	0.7	0.7	0.6	0.6	0.6	0.6	0.6	0.6	0.6	-1.1
Interest	1.3	1.2	1.1	1.1	1.1	1.1	1.1	1.1	1.1	1.0	1.1	1.0	-2.2
Operating expense	18.6	18.3	18.6	18.9	20.3	20.0	19.4	19.5	19.0	18.4	19.1	18.6	0.0
Growth rates (per cent):
Health	7.8	6.6	7.7	5.8	2.7	4.3	5.8	3.5	2.1	2.8	4.5	2.5	n/a
Education	5.0	6.5	5.2	4.9	5.4	1.2	0.6	2.7	2.6	0.0	3.3	2.1	n/a
Social services	4.3	5.3	4.8	10.0	4.6	8.9	4.1	1.3	-4.6	1.1	6.7	3.3	n/a
Protection of persons and property	16.6	-4.9	20.7	0.0	-3.4	4.9	4.4	1.8	-1.2	-4.5	8.3	5.3	n/a
Transportation	-8.6	4.5	10.2	1.7	3.7	8.7	-2.2	0.6	1.6	1.8	3.9	6.8	n/a
Natural resources & economic development	-4.1	7.9	16.3	-9.0	14.5	8.8	-20.3	11.7	-16.1	24.8	16.9	1.1	n/a
Other	6.0	14.2	12.5	19.0	-16.2	-12.6	17.1	-4.8	-12.0	8.8	-1.9	78.8	n/a
General government	20.9	8.7	-2.7	17.0	-3.5	-16.7	7.8	2.2	9.8	-1.9	10.4	2.1	n/a
Interest	-4.6	3.3	-1.5	-3.5	1.8	2.5	5.8	0.3	3.8	0.6	11.5	-7.1	n/a
Operating expense	5.1	6.1	7.0	5.0	2.9	2.9	2.7	2.8	0.5	2.4	5.5	4.1	n/a
Per capita ($): [3]
Health	2,928	3,088	3,289	3,431	3,476	3,581	3,760	3,850	3,892	3,955	4,100	4,144	3.2
Education	2,124	2,237	2,326	2,407	2,503	2,500	2,496	2,536	2,577	2,546	2,608	2,624	1.9
Social services	653	679	704	764	788	848	876	878	829	828	877	893	2.9
Protection of persons and property	297	279	333	329	313	324	336	339	331	312	336	348	1.5
Transportation	285	295	321	322	329	354	343	342	344	346	357	375	2.5
Natural resources & economic development	393	420	483	434	489	526	416	460	382	472	547	527	2.7
Other	257	290	323	379	313	270	314	296	258	277	270	476	5.8
General government	275	295	284	328	312	257	274	278	302	293	321	322	1.4
Interest	524	535	521	496	498	504	530	526	541	538	595	544	0.3
Operating expense	7,736	8,118	8,584	8,890	9,021	9,164	9,345	9,505	9,456	9,567	10,011	10,253	2.6
Real Per Capita Operating Expense (2015 $) [4]	8,747	9,028	9,380	9,515	9,656	9,679	9,642	9,697	9,658	9,671	10,010	10,069	1.3
Growth rate (per cent)	2.0	3.2	3.9	1.4	1.5	0.2	-0.4	0.6	-0.4	0.1	3.3	0.6	1.3

1       Figures have been restated to reflect government accounting policies in effect at March 31, 2017.

2       Expense as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2016/17 expense divided by GDP for the 2016 calendar year). As nominal GDP for the calendar year ending 2016 is not available, the 2016 GDP projected in the February 2017 budget has been used for the fiscal year ended March 31, 2017 for demonstration purposes. Totals may not add due to rounding.

3       Per capita expense is calculated using July 1 population (e.g. 2016/17 expense divided by population on July 1, 2016). Totals may not add due to rounding.

4       Expense is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2016 CPI for 2016/17 expense).

2017 Financial and Economic Review — August 2017

Appendix 2 — Financial Review Supplementary Tables

Table A2.9 Full-Time Equivalents (FTEs) — 2005/06 to 2016/17

	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Average annual
	2005/06	2006/07	2007/08	2008/09	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	change
													(per cent)
Taxpayer-supported programs and agencies:
Ministries and special offices (CRF)	27,129	28,647	30,224	31,874	31,353	30,221	27,228	27,326	26,526	26,679	27,192	27,940	0.3
Service delivery agencies [1]	3,992	3,917	4,128	4,403	4,508	4,295	4,346	4,508	4,640	4,798	4,803	4,850	1.8
Total FTEs	31,121	32,564	34,352	36,277	35,861	34,516	31,574	31,834	31,166	31,477	31,995	32,790	0.5
Growth rates:
Ministries and special offices (CRF)	-0.5	5.6	5.5	5.5	-1.6	-3.6	-9.9	0.4	-2.9	0.6	1.9	2.8	0.3
Service delivery agencies	4.4	-1.9	5.4	6.7	2.4	-4.7	1.2	3.7	2.9	3.4	0.1	1.0	2.1
Population per FTE: [2]
Total FTEs	134.8	130.3	124.9	119.9	123.0	129.4	142.5	142.8	147.2	147.6	146.7	144.9	0.7

1     Service delivery agency FTE amounts do not include SUCH sector staff employment.

2     Population per FTE is calculated using July 1 population (e.g. population on July 1, 2016 divided by 2016/17 FTEs).

2017 Financial and Economic Review — August 2017

Appendix 2 — Financial Review Supplementary Tables

Table A2.10 Capital Spending — 2005/06 to 2016/17

	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Average annual
($ millions)	2005/06	2006/07	2007/08	2008/09	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	change
													(per cent)
Taxpayer-supported:
Education
Schools (K–12)	286	322	380	413	449	433	560	509	466	420	430	474	4.7
Post-secondary	784	874	779	630	669	924	655	591	507	718	746	792	0.1
Health	848	760	881	892	927	916	732	742	690	900	923	1,004	1.5
BC Transportation Financing Authority	713	821	884	881	918	1,080	921	1,005	1,017	822	867	823	1.3
BC Transit	24	13	37	77	150	39	37	48	80	83	51	41	5.0
Rapid Transit Project 2000	16	15	—	—	—	—	—	—	—	—	—	—	n/a
Vancouver Convention Centre expansion	85	105	251	242	41	10	1	—	—	—	—	—	n/a
BC Place redevelopment	—	—	—	45	75	197	194	6	—	—	—	—	n/a
Government operating (ministries)	320	355	335	430	306	261	245	267	298	326	290	301	-0.6
Housing	20	119	97	106	137	230	196	92	65	107	127	184	22.4
Other	40	20	20	27	47	20	24	19	28	31	25	40	0.0
	3,136	3,404	3,664	3,743	3,719	4,110	3,565	3,279	3,151	3,407	3,459	3,659	1.4
Self-supported:
BC Hydro	610	807	1,076	1,397	2,406	1,519	1,703	1,929	2,036	2,169	2,306	2,444	13.4
BC Transmission Corporation	21	50	70	19	12	—	—	—	—	—	—	—	n/a
Columbia River power projects	30	19	29	32	16	67	108	94	52	28	15	2	-21.8
Transportation Invest. Corp.	—	—	—	215	778	730	734	540	202	76	25	31	n/a
BC Railway Company	15	19	20	10	14	6	9	10	8	5	23	4	-11.3
ICBC	27	22	23	22	22	48	92	73	82	88	90	62	7.9
BC Lottery Corporation	83	44	60	97	92	81	74	97	100	69	68	86	0.3
Liquor Distribution Branch	19	22	18	17	19	18	19	10	13	25	23	27	3.2
Other	6	—	3	1	3	1	5	12	26	28	23	69	24.9
	811	983	1,299	1,810	3,362	2,470	2,744	2,765	2,519	2,488	2,573	2,725	11.6
Total capital spending	3,947	4,387	4,963	5,553	7,081	6,580	6,309	6,044	5,670	5,895	6,032	6,384	4.5
Per cent of Nominal GDP: [1]
Taxpayer-supported	1.8	1.8	1.8	1.8	1.9	2.0	1.6	1.5	1.4	1.4	1.4	1.4	-2.2
Self-supported	0.5	0.5	0.7	0.9	1.7	1.2	1.3	1.2	1.1	1.0	1.0	1.0	7.6
Total	2.3	2.3	2.5	2.7	3.6	3.2	2.9	2.7	2.5	2.4	2.4	2.4	0.7
Growth rates:
Taxpayer-supported	33.1	8.5	7.6	2.2	-0.6	10.5	-13.3	-8.0	-3.9	8.1	1.5	5.8	4.3
Self-supported	4.4	21.2	32.1	39.3	85.7	-26.5	11.1	0.8	-8.9	-1.2	3.4	5.9	13.9
Total	25.9	11.1	13.1	11.9	27.5	-7.1	-4.1	-4.2	-6.2	4.0	2.3	5.8	6.7
Per capita: [2]
Taxpayer-supported	747	803	854	861	843	920	792	721	687	733	737	770	0.3
Self-supported	193	232	303	416	762	553	610	608	549	536	548	573	10.4
Total	941	1,034	1,157	1,277	1,605	1,473	1,402	1,329	1,236	1,269	1,285	1,344	3.3

Real Per Capita Capital Spending (2015 $) [3]	1,064	1,150	1,264	1,367	1,718	1,556	1,447	1,357	1,262	1,283	1,285	1,319	2.0
Growth rate (per cent)	22.3	8.1	9.9	8.1	25.7	-9.4	-7.0	-6.2	-7.0	1.7	0.2	2.7	4.1

1     Capital spending as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2016/17 amounts divided by GDP for the 2016 calendar year). As nominal GDP for the calendar year ending 2016 is not available, the 2016 GDP projected in the February 2017 budget has been used for the fiscal year ended March 31, 2017 for demonstration purposes. Totals may not add due to rounding.

2   Per capita capital spending is calculated using July 1 population (e.g. 2016/17 amounts divided by population on July 1, 2016). Totals may not add due to rounding.

3   Capital spending is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2016 CPI for 2016/17 capital spending).

2017 Financial and Economic Review — August 2017

Appendix 2 — Financial Review Supplementary Tables

Table A2.11 Provincial Debt — 2005/06 to 2016/17

	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Average annual
($ millions)	2005/06	2006/07	2007/08	2008/09	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	change
													(per cent)
Taxpayer-supported debt:
Provincial government direct operating	11,343	8,889	7,604	5,744	7,359	6,964	7,813	9,408	10,223	9,280	8,034	4,644	-7.8

Other taxpayer-supported debt (mainly capital):
Education facilities
Post-secondary institutions	2 ,752	3,013	3,422	3,611	3,824	4,092	4,185	4,315	4,386	4,518	4,731	4,984	5.5
Schools	4,860	5,013	5,216	5,522	5,777	6,016	6,407	6,830	7,245	7,600	8,033	8,473	5.2
	7,612	8,026	8,638	9,133	9,601	10,108	10,592	11,145	11,631	12,118	12,764	13,457	5.3
Health facilities	2,635	3,053	3,511	3,936	4,389	4,895	5,293	5,691	6,038	6,522	6,998	7,552	10.0
Highways, ferries and public transit
BC Transit.	80	96	84	94	140	158	183	163	143	123	106	94	1.5
BC Transportation Financing Authority	2,699	3,237	3,948	4,586	5,211	5,785	6,287	7,084	7,912	8,428	9,185	9,981	12.6
Public transit	959	950	958	997	997	997	1,000	1,000	1,000	1,000	1,000	1,000	0.4
Sky Train extension	1,145	1,153	1,153	1,154	1,154	1,155	1,174	1,174	1,174	1,174	1,174	1,174	0.2
	4,883	5,436	6,143	6,831	7,502	8,095	8,644	9,421	10,229	10,725	11,465	12,249	8.7
Other
BC Buildings	246	—	—	—	—	—	—	—	—	—	—	—	n/a
BC Immigration Investment Fund	148	167	256	287	289	347	398	363	440	414	304	217	3.5
BC Pavilion Corporation	—	—	—	—	49	250	383	383	382	381	389	376	n/a
Homeowner Protection Office	110	110	136	150	144	—	—	—	—	—	—	—	n/a
Provincial government general capital	—	—	—	—	294	570	808	1,073	1,372	1,698	1,987	2,288	n/a
Social Housing	189	216	218	286	305	511	674	658	719	715	760	695	12.6
Other	49	40	43	35	36	81	54	40	34	27	26	28	-5.0
	742	533	653	758	1,117	1,759	2,317	2,517	2,947	3,235	3,466	3,604	15.5
Total other taxpayer-supported debt	15,872	17,048	18,945	20,658	22,609	24,857	26,846	28,774	30,845	32,600	34,693	36,862	8.0
Total taxpayer-supported debt	27,215	25,937	26,549	26,402	29,968	31,821	34,659	38,182	41,068	41,880	42,727	41,506	3.9

Self-supported debt:
Commercial Crown corporations and agencies
BC Hydro	6,892	7,144	7,633	9,054	10,792	11,710	12,978	14,167	15,559	16,544	17,928	19,692	10.0
BC Lottery Corporation	—	—	—	—	60	85	90	132	155	140	150	145	n/a
BC Transmission Corporation	30	30	79	70	70	—	—	—	—	—	—	—	n/a
Columbia Power Corporation	—	—	—	—	—	—	—	—	—	300	296	291	n/a
Columbia River power projects	247	236	219	208	196	183	481	475	470	464	459	448	5.6
Post-secondary institutions’ subsidiaries	52	69	130	149	220	173	173	215	198	222	310	340	18.6
Transportation Investment Corp.	—	—	—	20	544	1,148	1,779	2,610	3,209	3,335	3,389	3,430	n/a
Other	21	23	27	30	35	34	33	35	34	35	33	31	3.6
	7,242	7,502	8,088	9,531	11,917	13,333	15,534	17,634	19,625	21,040	22,565	24,377	11.7
Warehouse borrowing program	—	—	—	2,081	—	—	—	—	—	—	—	—	n/a
Total self-supported debt	7,242	7,502	8,088	11,612	11,917	13,333	15,534	17,634	19,625	21,040	22,565	24,377	11.7
Total provincial debt	34,457	33,439	34,637	38,014	41,885	45,154	50,193	55,816	60,693	62,920	65,292	65,883	6.1

2017 Financial and Economic Review — August 2017

Appendix 2 — Financial Review Supplementary Tables

Table A2.12 Provincial Debt Supplementary Information — 2005/06 to 2016/17

	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Average annual
($ millions)	2005/06	2006/07	2007/08	2008/09	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	change
													(per cent)
Per cent of Nominal GDP:[1]
Taxpayer-supported debt:
Provincial government direct operating	6.5	4.7	3.8	2.8	3.8	3.4	3.6	4.2	4.5	3.9	3.2	1.8	-11.1
Education facilities	4.4	4.3	4.4	4.5	4.9	4.9	4.9	5.0	5.1	5.0	5.1	5.1	1.5
Health facilities	1.5	1.6	1.8	1.9	2.2	2.4	2.4	2.6	2.6	2.7	2.8	2.9	6.1
Highways, ferries and public transit	2.8	2.9	3.1	3.3	3.8	3.9	4.0	4.3	4.5	4.5	4.6	4.7	4.8
Other	0.4	0.3	0.3	0.4	0.6	0.9	1.1	1.1	1.3	1.3	1.4	1.4	11.3
Total taxpayer-supported debt	15.6	13.8	13.4	12.9	15.3	15.5	16.0	17.2	17.9	17.4	17.1	15.9	0.2
Self-supported debt:
Commercial Crown corporations & agencies	4.1	4.0	4.1	4.7	6.1	6.5	7.2	8.0	8.6	8.7	9.0	9.3	7.6
Warehouse borrowing program	—	—	—	1.0	—	—	—	—	—	—	—	—	n/a
Total self-supported debt	4.1	4.0	4.1	5.7	6.1	6.5	7.2	8.0	8.6	8.7	9.0	9.3	7.6
Total provincial debt	19.7	17.8	17.5	18.6	21.3	22.0	23.2	25.2	26.5	26.1	26.1	25.2	2.2
Growth rates:
Taxpayer-supported debt:
Provincial government direct operating	-18.8	-21.6	-14.5	-24.5	28.1	-5.4	12.2	20.4	8.7	-9.2	-13.4	-42.2	-6.7
Education facilities	6.9	5.4	7.6	5.7	5.1	5.3	4.8	5.2	4.4	4.2	5.3	5.4	5.4
Health facilities	17.0	15.9	15.0	12.1	11.5	11.5	8.1	7.5	6.1	8.0	7.3	7.9	10.7
Highways, ferries and public transit	5.1	11.3	13.0	11.2	9.8	7.9	6.8	9.0	8.6	4.8	6.9	6.8	8.4
Other	12.4	-28.2	22.5	16.1	47.4	57.5	31.7	8.6	17.1	9.8	7.1	4.0	17.2
Total taxpayer-supported debt	-5.0	-4.7	2.4	-0.6	13.5	6.2	8.9	10.2	7.6	2.0	2.0	-2.9	3.3
Self-supported debt:
Commercial Crown corporations & agencies	0.3	3.6	7.8	17.8	25.0	11.9	16.5	13.5	11.3	7.2	7.2	8.0	10.9
Warehouse borrowing program	—	—	—	—	-100.0	—	—	—	—	—	—	—	n/a
Total self-supported debt	0.3	3.6	7.8	43.6	2.6	11.9	16.5	13.5	11.3	7.2	7.2	8.0	11.1
Total provincial debt	-3.9	-3.0	3.6	9.7	10.2	7.8	11.2	11.2	8.7	3.7	3.8	0.9	5.3
Per capita: [2]
Taxpayer-supported debt:
Provincial government direct operating	2,703	2,096	1,772	1,321	1,668	1,559	1,737	2,069	2,228	1,998	1,712	977	-8.8
Education facilities	1,814	1,892	2,013	2,100	2,177	2,263	2,354	2,451	2,535	2,609	2,720	2,832	4.1
Health facilities	628	720	818	905	995	1,096	1,176	1,252	1,316	1,404	1,491	1,589	8.8
Highways, ferries and public transit	1,164	1,282	1,432	1,571	1,701	1,813	1,921	2,072	2,229	2,309	2,443	2,578	7.5
Other	177	126	152	174	253	394	515	554	642	696	739	758	14.1
Total taxpayer-supported debt	6,486	6,115	6,187	6,070	6,794	7,125	7,703	8,398	8,949	9,016	9,105	8,735	2.7
Self-supported debt:
Commercial Crown corporations & agencies	1,726	1,769	1,885	2,191	2,702	2,985	3,453	3,879	4,276	4,529	4,808	5,130	10.4
Warehouse borrowing program	—	—	—	478	—	—	—	—	—	—	—	—	n/a
Total self-supported debt	1,726	1,769	1,885	2,670	2,702	2,985	3,453	3,879	4,276	4,529	4,808	5,130	10.4
Total provincial debt	8,212	7,883	8,072	8,740	9,496	10,111	11,156	12,277	13,226	13,545	13,913	13,865	4.9
Real Per Capita Provincial Debt 2015 $) [3]	9,286	8,766	8,821	9,355	10,164	10,679	11,510	12,527	13,507	13,693	13,913	13,616	3.5
Growth rate (per cent)	-6.7	-5.6	0.6	6.1	8.7	5.1	7.8	8.8	7.8	1.4	1.6	-2.1	2.8

1         Debt as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2016/17 debt divided by GDP for the 2016 calendar year). As nominal GDP for the calendar year ending in 2016 is not available, the 2016 GDP projected in the February 2017 budget has been used for the fiscal year ended March 31, 2017 for demonstration purposes. Totals may not add due to rounding.

2         Per capita debt is calculated using July 1 population (e.g. 2016/17 debt divided by population on July 1, 2016). Totals may not add due to rounding.

3         Debt is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2016 CPI for 2016/17 debt).

2017 Financial and Economic Review — August 2017

Appendix 2 — Financial Review Supplementary Tables

Table A2.13 Key Provincial Debt Indicators — 2005/06 to 2016/17 1

	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Average annual
	2005/06	2006/07	2007/08	2008/09	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	change
													(per cent)
Debt to revenue (per cent)
Total provincial	74.4	68.8	68.9	77.2	86.5	88.5	94.7	104.1	107.8	106.7	106.0	99.3	2.7
Taxpayer-supported	77.3	69.2	69.0	71.0	82.6	78.8	85.1	93.6	96.4	94.1	91.3	81.8	0.5
Debt per capita ($) [2]
Total provincial	8,212	7,883	8,072	8,740	9,496	10,111	11,156	12,277	13,226	13,545	13,913	13,865	4.9
Taxpayer-supported	6,486	6,115	6,187	6,070	6,794	7,125	7,703	8,398	8,949	9,016	9,105	8,735	2.7
Debt to nominal GDP (per cent) [3]
Total provincial	19.7	17.8	17.5	18.6	21.3	22.0	23.2	25.2	26.5	26.1	26.1	25.2	2.2
Taxpayer-supported	15.6	13.8	13.4	12.9	15.3	15.5	16.0	17.2	17.9	17.4	17.1	15.9	0.2
Interest bite (cents per dollar of revenue) [4]
Total provincial	4.3	4.3	4.0	4.3	4.6	4.2	4.3	4.4	4.3	4.3	4.7	3.8	-1.2
Taxpayer-supported	4.4	4.2	3.9	4.2	4.2	4.0	4.0	3.9	3.7	3.7	4.0	3.2	-2.7
Interest costs ($ millions)
Total provincial	2,007	2,069	2,010	2,138	2,205	2,155	2,300	2,339	2,443	2,529	2,878	2,520	2.1
Taxpayer-supported	1,542	1,570	1,488	1,570	1,534	1,596	1,625	1,600	1,582	1,655	1,891	1,643	0.6
Interest rate (per cent) [5]
Taxpayer-supported	5.5	5.9	5.7	5.9	5.4	5.2	4.9	4.4	4.0	4.0	4.5	3.9	-3.1
Revenue Factor for Key Indicators ($ millions)
Total provincial [6]	46,294	48,628	50,262	49,224	48,438	51,041	53,001	53,637	56,280	58,960	61,589	66,343	3.3
Taxpayer-supported [7]	35,191	37,459	38,477	37,205	36,272	40,391	40,742	40,775	42,612	44,522	46,805	50,735	3.4
Debt ($ millions)
Total provincial	34,457	33,439	34,637	38,014	41,885	45,154	50,193	55,816	60,693	62,920	65,292	65,883	6.1
Taxpayer-supported [8]	27,215	25,937	26,549	26,402	29,968	31,821	34,659	38,182	41,068	41,880	42,727	41,506	3.9
Provincial nominal GDP ($ millions) [9]	174,855	188,219	198,325	204,406	196,250	205,117	216,786	221,414	228,973	240,900	249,981	261,808	3.7
Population (thousands at July 1) [10]	4,196	4,242	4,291	4,349	4,411	4,466	4,499	4,546	4,589	4,645	4,693	4,752	1.1

[1]	Figures for prior years have been restated to conform with the presentation used for 2016/17 and to include the effects of changes in underlying data and statistics.
[2]	The ratio of debt to population (e.g. 2016/17 debt divided by population at July 1, 2016).
[3]

The ratio of debt outstanding at fiscal year end to provincial nominal gross domestic product (GDP) for the calendar year ending in the fiscal year (e.g. 2016/17 debt divided by 2016 nominal GDP). As nominal GDP for the calendar year ending 2016 is not available, the 2016 GDP projected in the February 2017 budget has been used for the fiscal year ended March 31, 2017 for demonstration purposes.

[4]	The ratio of interest costs (less sinking fund interest) to revenue. Figures include capitalized interest expense in order to provide a more comparable measure to outstanding debt.
[5]	Weighted average of all outstanding debt issues.
[6]	Includes revenue of the consolidated revenue fund (excluding dividends from enterprises) plus revenue of all government organizations and enterprises.
[7]	Excludes revenue of government enterprises, but includes dividends from enterprises paid to the consolidated revenue fund.
[8]	Excludes debt of commercial Crown corporations and agencies and funds held under the province’s warehouse borrowing program.
[9]

Nominal GDP for the calendar year ending in the fiscal year (e.g. Nominal GDP for 2016 is used for the fiscal year ended March 31, 2017). As nominal GDP for the calendar year ending 2016 is not available, the 2016 GDP projected in the February 2017 budget has been used for the fiscal year ended March 31, 2017 for demonstration purposes.

[10]	Population at July 1st within the fiscal year (e.g. population at July 1, 2016 is used for the fiscal year ended March 31, 2017).

2017 Financial and Economic Review — August 2017

Appendix 2 — Financial Review Supplementary Tables

Table A2.14 Historical Operating Statement Surplus (Deficit)

				Crown	SUCH			Surplus
				Corporations	Sector &			(Deficit)
	Consolidated Revenue Fund			and	Regional	Other	Surplus	as a Per Cent
($ millions)	Revenue	Expenditure	Balance	Agencies	Authorities	Adjustments	(Deficit) [1]	of GDP
1969/70	1,248	1,244	4	—	—	—	—	0.0
1970/71	1,373	1,274	99	—	—	—	—	1.0
1971/72	1,558	1,474	84	—	—	—	—	0.8
1972/73	1,772	1,675	97	—	—	—	—	0.8
1973/74	2,217	2,071	146	—	—	—	—	0.9
1974/75	2,769	2,779	(10)	—	—	—	—	(0.1)
1975/76	3,124	3,534	(410)	—	—	—	—	(2.1)
1976/77	3,785	3,691	94	—	—	—	—	0.4
1977/78	4,372	4,168	204	—	—	—	—	0.8
1978/79	4,853	4,582	271	—	—	—	—	0.9
1979/80 [1]	5,860	5,318	542	(88)	—	—	454	1.3
1980/81	5,982	6,239	(257)	45	—	—	(212)	(0.5)
1981/82	7,139	7,323	(184)	43	—	—	(141)	(0.3)
1982/83	7,678	8,662	(984)	(257)	—	—	(1,241)	(2.7)
1983/84	8,335	9,347	(1,012)	49	—	—	(963)	(2.0)
1984/85	8,807	9,801	(994)	172	—	—	(822)	(1.6)
1985/86	9,160	10,127	(967)	110	—	—	(857)	(1.6)
1986/87	9,463	10,624	(1,161)	526	—	—	(635)	(1.1)
1987/88	11,007	11,055	(48)	119	—	—	71	0.1
1988/89	12,570	11,834	736	194	—	—	930	1.3
1989/90	13,656	13,200	456	40	—	—	496	0.6
1990/91	14,236	15,010	(774)	107	—	—	(667)	(0.8)
1991/92	14,570	17,101	(2,531)	192	—	—	(2,339)	(2.8)
1992/93	16,172	17,858	(1,686)	210	—	—	(1,476)	(1.7)
1993/94	17,923	18,833	(910)	11	—	—	(899)	(0.9)
1994/95	19,506	19,953	(447)	219	—	—	(228)	(0.2)
1995/96	19,698	20,054	(356)	38	—	—	(318)	(0.3)
1996/97	20,126	20,241	(115)	(270)	—	—	(385)	(0.3)
1997/98	20,216	20,368	(152)	(258)	—	—	(410)	(0.4)
1998/99	20,312	20,526	(214)	(689)	(55)	—	(958)	(0.8)
1999/2000	21,836	22,157	(321)	345	(40)	—	(16)	0.0
2000/01	23,948	22,671	1,277	(171)	138	(52)[3]	1,192	0.9
2001/02	22,987	24,977	(1,990)[2]	(711)[2]	180	1,464 [3]	(1,057)	(0.8)
2002/03	22,205	25,164	(2,959)	(216)	527	—	(2,648)	(1.9)
2003/04	23,408	25,477	(2,069)	347	370	—	(1,352)	(0.9)
2004/05	27,562	26,306	1,256	1,035	394	—	2,685	1.7
2005/06	29,711	27,174	2,537	550	595	(710)[4]	2,972	1.7
2006/07	31,506	28,506	3,000	841	405	(264)[4]	3,982	2.1
2007/08	32,317	30,565	1,752	995	443	(444)[4,5]	2,746	1.4
2008/09	30,926	32,032	(1,106)	975	186	18 [4,5]	73	0.0
2009/10	29,133	32,273	(3,140)	803	525	—	(1,812)	(0.9)
2010/11	32,807	33,577	(770)	(219)	743	—	(246)	(0.1)
2011/12	33,269	34,590	(1,321)	239	840	(1,599)[6]	(1,841)	(0.8)
2012/13	33,363	35,120	(1,757)	95	515	—	(1,147)	(0.5)
2013/14	34,657	34,891	(234)	157	393	—	316	0.1
2014/15	36,802	36,058	744	203	717	—	1,664	0.7
2015/16	38,313	37,717	596	(580)	795	—	811	0.3
2016/17	41,850	39,664	2,186	(197)	748	—	2,737	1.0

1   The provincial government began publishing summary financial statements in 1979/80. Figures for prior years are unavailable. For 1969/70 to 1978/79, the CRF balance is used in place of the summary accounts surplus/(deficit).

2   Does not include the $256 million transfer to the CRF for the wind-up of Forest Renewal BC and Fisheries Renewal BC.

3   Impact of move to joint trusteeship for public service pension plans.

4   Negotiating framework incentive payments.

5   Climate Action Dividend.

6   Onetime HST transition repayment.

2017 Financial and Economic Review — August 2017

Appendix 2 — Financial Review Supplementary Tables

Table A2.15 Historical Provincial Debt Summary 1

	Taxpayer-Supported Debt
	Provincial	Education	Health			Total				Taxpayer-
	Government	Facilities	Facilities	Highways,		Taxpayer-	Self-	Total	Total Debt	Supported
	Direct	Capital	Capital	Ferries and		Supported	Supported	Provincial	as a Per	Debt as a Per
Year	Operating	Financing	Financing	Public Transit	Other [2]	Debt	Debt [3]	Debt	Cent of GDP	Cent of GDP
	(millions)								(per cent)
1969/70	—	338	42	142	100	622	1,661	2,283	24.7	6.7
1970/71	—	362	64	172	99	697	1,808	2,505	25.6	7.1
1971/72	—	380	85	233	95	793	1,948	2,741	24.9	7.2
1972/73	—	408	105	288	87	888	2,062	2,950	23.8	7.2
1973/74	—	425	117	340	145	1,027	2,228	3,255	21.1	6.7
1974/75	—	485	133	386	149	1,153	2,650	3,803	21.3	6.5
1975/76	—	557	178	544	145	1,424	3,144	4,568	23.1	7.2
1976/77	261	658	236	649	188	1,992	3,787	5,779	24.4	8.4
1977/78	261	710	291	656	215	2,133	4,464	6,597	24.9	8.1
1978/79	261	778	334	653	91	2,117	4,838	6,955	23.3	7.1
1979/80	235	836	401	730	195	2,397	5,704	8,101	23.3	6.9
1980/81	209	919	461	729	270	2,588	5,956	8,544	21.6	6.5
1981/82	183	1,067	561	844	291	2,946	7,227	10,173	22.1	6.4
1982/83	883	1,204	660	1,024	894	4,665	7,692	12,357	26.9	10.2
1983/84	1,596	1,321	712	1,392	1,174	6,195	8,440	14,635	30.2	12.8
1984/85	2,476	1,308	717	691	1,276	6,468	9,082	15,550	30.5	12.7
1985/86	3,197	1,276	680	1,034	1,376	7,563	8,990	16,553	30.2	13.8
1986/87	4,802	1,268	681	1,097	812	8,660	8,485	17,145	29.6	14.9
1987/88	5,017	1,278	716	1,192	660	8,863	8,149	17,012	26.6	13.8
1988/89	4,919	1,322	763	1,213	842	9,059	7,396	16,455	23.2	12.8
1989/90	4,209	1,367	837	1,244	1,262	8,919	7,340	16,259	21.0	11.5
1990/91	4,726	1,565	959	1,287	1,281	9,818	7,444	17,262	21.3	12.1
1991/92	6,611	1,939	1,040	1,527	1,431	12,548	7,493	20,041	23.9	15.0
1992/93	8,969	2,426	1,141	1,719	1,641	15,896	7,526	23,422	26.2	17.8
1993/94	10,257	3,054	1,181	1,862	1,627	17,981	7,946	25,927	27.0	18.7
1994/95	10,181	3,631	1,318	2,158	1,749	19,037	8,013	27,050	26.4	18.6
1995/96	10,237	3,990	1,399	2,598	1,695	19,919	8,847	28,766	26.7	18.5
1996/97	11,030	4,230	1,431	3,144	1,440	21,275	8,096	29,371	26.4	19.1
1997/98	11,488	4,352	1,417	3,463	1,431	22,151	8,204	30,355	25.9	18.9
1998/99	11,707	5,023	1,494	3,678	1,330	23,232	8,910	32,142	27.2	19.7
1999/2000	13,295	5,429	1,679	3,527	1,276	25,206	9,232	34,438	27.8	20.3
2000/01	11,578	5,737	2,028	4,234	1,527	25,104	8,684	33,788	25.1	18.6
2001/02	13,319	6,118	2,186	4,685	1,196	27,504	8,578	36,082	26.4	20.1
2002/03	14,957	6,394	2,265	4,835	919	29,370	7,487	36,857	26.0	20.7
2003/04	15,180	6,829	2,343	4,931	717	30,000	7,775	37,775	25.2	20.0
2004/05	13,969	7,122	2,253	4,644	660	28,648	7,221	35,869	22.1	17.7
2005/06	11,343	7,612	2,635	4,883	742	27,215	7,242	34,457	19.7	15.6
2006/07	8,889	8,026	3,053	5,436	533	25,937	7,502	33,439	17.8	13.8
2007/08	7,604	8,638	3,511	6,143	653	26,549	8,088	34,637	17.5	13.4
2008/09	5,744	9,133	3,936	6,831	758	26,402	11,612	38,014	18.6	12.9
2009/10	7,359	9,601	4,389	7,502	1,117	29,968	11,917	41,885	21.3	15.3
2010/11	6,964	10,108	4,895	8,095	1,759	31,821	13,333	45,154	22.0	15.5
2011/12	7,813	10,592	5,293	8,644	2,317	34,659	15,534	50,193	23.2	16.0
2012/13	9,408	11,145	5,691	9,421	2,517	38,182	17,634	55,816	25.2	17.2
2013/14	10,223	11,631	6,038	10,229	2,947	41,068	19,625	60,693	26.5	17.9
2014/15	9,280	12,118	6,522	10,725	3,235	41,880	21,040	62,920	26.1	17.4
2015/16	8,034	12,764	6,998	11,465	3,466	42,727	22,565	65,292	26.1	17.1
2016/17	4,644	13,457	7,552	12,249	3,604	41,506	24,377	65,883	25.2	15.9

1   Provincial debt is prepared in accordance with Generally Accepted Accounting Principles and presented consistent with the Debt Summary Report included in the Public Accounts. Debt is shown net of sinking funds and unamortized discounts, excludes accrued interest, and includes non-guaranteed debt directly incurred by commercial Crown corporations and debt guaranteed by the Province.

2   Includes BC Buildings, BC Housing Management Commission, Provincial Rental Housing Corporation, other taxpayer-supported Crown agencies, and loan guarantee provisions.

3   Includes commercial Crown corporations and agencies and funds held under the province’s warehouse borrowing program.

2017 Financial and Economic Review — August 2017

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